AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of October 4, 2021, is by and among RIVIAN HOLDINGS, LLC, a Delaware limited liability company (the “Borrower Representative”), JPMORGAN CHASE BANK, N.A., as the Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), and the Lenders party hereto. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below (as amended by this Amendment).

WITNESSETH:

WHEREAS, the Borrower Representative, Rivian, LLC, a Delaware limited liability company, Rivian Automotive, LLC, a Delaware limited liability company (each, a “Borrower” and together, the “Borrowers”), the Administrative Agent, and the Lenders from time to time party thereto have entered into the Credit Agreement, dated as of May 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time through the Effective Time referred to below, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested, and the Lenders party hereto (who constitute all Lenders) have agreed to make, certain additional changes to the Existing Credit Agreement in accordance with Section 9.02 of the Existing Credit Agreement on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1. Amendments to Credit Agreement. Effective as of the Effective Time, the Credit Agreement (excluding, except as set forth below, the Schedules and Exhibits thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the single-underlined text (indicated textually in the same manner as the following example: single-underlined text) as set forth in the blackline changed pages attached as Annex I hereto.

SECTION 2. Fees and Expenses. The Borrower Representative shall reimburse the Administrative Agent for its reasonable out of pocket expenses in connection with the negotiation, preparation and execution of this Amendment and the transactions contemplated hereby in accordance with Section 9.03 of the Credit Agreement.

SECTION 3. Effectiveness. This Amendment shall become effective upon (a) receipt by the Administrative Agent of duly executed counterpart signature pages to this Amendment by the Borrowers, the Administrative Agent and Lenders constituting all Lenders and (b) receipt by the Administrative Agent, for the benefit of the Consenting Lenders, of the Amendment Fee (the “Effective Time”).

SECTION 4. Representations and Warranties. On and as of the date hereof, the Borrower Representative hereby confirms, reaffirms and restates that, after giving effect to this Amendment (i) the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects with the same effect as though made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date is true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier is true and correct in all respects) and (ii) no Default or Event of Default shall have occurred and be continuing.

SECTION 5. Loan Documents. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 6. Reference to and Effect on the Credit Agreement and the Loan Documents.

(a) From and after the Effective Time, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment. The Credit Agreement, as amended by this Amendment, and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 7. Governing Law. This Amendment shall be deemed to be a contract made under, and shall be governed by, the laws of the State of New York.

SECTION 8. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic (i.e. “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 9. Electronic Execution. Section 9.06(b) of the Credit Agreement shall apply to the execution of this Amendment mutatis mutandis.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

RIVIAN HOLDINGS, LLC, as the Borrower Representative

By:	/s/ Claire McDonough

Name:	Claire McDonough

Title:	Chief Financial Officer and Treasurer

RIVIAN, LLC, as Borrower

By:	/s/ Claire McDonough

Printed Name:	Claire McDonough

Title:	Chief Financial Officer and Treasurer
RIVIAN AUTOMOTIVE, LLC, as Borrower

By:	/s/ Claire McDonough

Printed Name:	Claire McDonough

Title:	Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Gene Riego de Dios

Name:	Gene Riego de Dios

Title:	Executive Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ May Huang

Name:	May Huang

Title:	Assistant Vice President

[Amendment No. 1 to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Dan Martis

Name:	Dan Martis

Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Phillip Magdaleno

Name:	Phillip Magdaleno

Title:	Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Kindra Mullarky

Name:	Kindra Mullarky

Title:	Senior Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Phillip Tancorra

Name:	Phillip Tancorra

Title:	Vice President phillip.tancorra@db.com 212-250-6576

By:	/s/ Suzan Onal

Name:	Suzan Onal

Title:	Vice President suzan.onal@db.com 212-250-3174

[Amendment No. 1 to Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris

Name:	Donna DeMagistris

Title:	Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marc J. Breier

Name:	Marc J. Breier

Title:	Authorized Signatory

[Amendment No. 1 to Credit Agreement]

Annex 1
Conformed through Amendment No. 1

CREDIT AGREEMENT

dated as of

May 20, 2021

among

RIVIAN HOLDINGS, LLC,
as Borrower Representative
THE BORROWERS PARTY HERETO
THE LENDERS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
_____________

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, GOLDMAN SACHS LENDING PARTNERS LLC and MORGAN STANLEY SENIOR FUNDING, INC.
as Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, GOLDMAN SACHS LENDING PARTNERS LLC, MORGAN STANLEY SENIOR FUNDING, INC., BOFA SECURITIES, INC., DEUTSCHE BANK SECURITIES INC., MIZUHO BANK, LTD. and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Joint Bookrunners

BARCLAYS BANK PLC, GOLDMAN SACHS LENDING PARTNERS LLC and
MORGAN STANLEY SENIOR FUNDING, INC.
as Syndication Agents

and

BANK OF AMERICA, N.A., DEUTSCHE BANK AG NEW YORK BRANCH,
MIZUHO BANK, LTD. and WELLS FARGO BANK, NATIONAL ASSOCIATION
as Documentation Agents

ASSET BASED LENDING
-ii-

TABLE OF CONTENTS
-i-

-ii-

-iii-

SCHEDULES:
Commitment Schedule
Schedule 1.01(a) -- Eligible Real Property
Schedule 1.01(b) -- Subsidiary Guarantors
Schedule 1.01(c) -- Unrestricted Subsidiaries
Schedule 1.01(d) -- Permitted Holders
Schedule 1.01(e) -- Commitment Schedule
Schedule 2.06 -- Existing Letters of Credit
Schedule 3.04 -- Corporate Structure
-iv-

Schedule 3.06 -- Litigation
Schedule 3.07 -- Ownership of Property
Schedule 3.12 -- Taxes
Schedule 3.16 -- Intellectual Property
Schedule 3.17 -- Real Property Interests
Schedule 3.20 -- Security Documents
Schedule 3.22 -- Deposit Accounts; Securities Accounts
Schedule 5.17 -- Post Closing Covenant
Schedule 6.01(b) -- Debt
Schedule 6.01(c) -- Certain Fixed Assets and Equipment
Schedule 6.02 -- Liens
Schedule 6.07 -- Investments
Schedule 6.08 -- Affiliate Transactions
EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – [Reserved]
Exhibit C – Form of Borrowing Base Certificate
Exhibit D-1 – Form of Crossing Liens Intercreditor Agreement
Exhibit D-2 – Form of Junior Lien Intercreditor Agreement
Exhibit E – Compliance Certificate
Exhibit F-1 – U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2 – U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3 – U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4 – U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)

-v-

CREDIT AGREEMENT dated as of May 20, 2021 (as it may be amended or modified from time to time, this “Agreement”) among RIVIAN HOLDINGS, LLC (the “Company”), RIVIAN, LLC (“Rivian LLC”) and RIVIAN AUTOMOTIVE, LLC (“Rivian Automotive”), as Borrowers, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
Article I

Definitions
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABL Collateral” means all Collateral consisting of the following:
(1)Accounts;
(2)Payment Intangibles that constitute credit card receivables;
(3)Inventory;
(4)Instruments, Documents and Chattel Paper evidencing or substituted for the foregoing;
(5)all Deposit Accounts with any bank or other financial institution (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto);
(6)all Securities Accounts with any securities intermediary (including any and all Investment Property held therein or credited thereto) except to the extent that such Investment Property constitute identifiable proceeds of Fixed Assets;
(7)all accessions to, substitutions for and replacements of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and
(8)to the extent not otherwise included, all Proceeds (including without limitation, all insurance proceeds), Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, however, that, any Collateral, regardless of type, received in exchange for ABL Collateral pursuant to an Enforcement Action in accordance with the terms of this Agreement and the Guarantee and Collateral Agreement shall be treated as ABL Collateral under this Agreement, the Security Documents and any Fixed Asset Facility Documents; provided, further, that any Collateral of the type that constitutes ABL Collateral, if received in exchange for Fixed Assets pursuant to an Enforcement Action in accordance with the terms of any Fixed Asset Facility Documents and this Agreement, shall be treated as Fixed Assets under this Agreement, the Security Documents and any Fixed Asset Facility Documents; and, provided, further, however, that “ABL Collateral” shall include proceeds from the disposition of any Fixed Assets permitted by this Agreement and any Fixed Asset Facility Documents to the extent such proceeds would otherwise constitute ABL Collateral and are not required to be applied to the mandatory prepayment of any Fixed Asset Facility Obligations pursuant to the applicable Fixed Asset Facility Documents, unless such proceeds either (a) arise from a disposition of Fixed Assets resulting from any Enforcement Action taken by Fixed Asset Facility Collateral Agent on behalf of the secured parties in respect of such Fixed Asset Facility permitted by this Agreement or (b) are deposited in a segregated cash collateral account with the Fixed Asset Facility Collateral Agent to the extent required by the applicable Fixed Asset Facility Documents. Each capitalized term used in this definition that is not otherwise defined in this Agreement shall have the meaning assigned to such term in Article 9 of the UCC. For the avoidance of doubt, it is understood and agreed that the Secured Parties remain entitled to the benefit of a second priority Lien in any Collateral comprised of Fixed Assets unless a Fixed Asset Release Event has occurred and no Fixed Asset Facility is then outstanding or will contemporaneously be outstanding.
“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Intercreditor Agreement” shall mean an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Discretion (it being understood and agreed that an intercreditor agreement in form and substance substantially the same as the form attached hereto as Exhibit D-1 or Exhibit D-2, as applicable, is satisfactory to the Administrative Agent).
“Acceptable Real Estate Appraisal” has the meaning assigned to such term in the definition of “Eligible Real Property”.
“Accounts” shall mean (a) all “accounts” (as defined in the UCC),  (b) all of the rights of any Loan Party in, to and under all purchase orders for goods, services or other property, (c) all of the rights of any Loan Party to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit) and (d) all monies due to or to become due to any Loan Party under any and all contracts for any of the foregoing (in each case, whether or not yet earned by performance on the part of such Loan Party), including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all Supporting Obligations of any kind given by any Person with respect to all or any of the foregoing.
“Account Debtor” shall mean any Person obligated on an Account.
“Acquired Borrowing Base Component” means:
(a) with respect to any Accounts and Inventory generated by the Borrowers in the ordinary course of business prior to the receipt by the Administrative Agent of the first Report in respect of such Accounts or Inventory, respectively, (i) solely to the extent that (x) with respect to such Accounts, the aggregate amount of such Accounts exceeds $10,000,000 but is less than $75,000,000 and (y) with respect to such Inventory, the aggregate amount of such Inventory exceeds $10,000,000 but is less than $75,000,000, in each case until the date on which the Administrative Agent receives a Report in respect of such Accounts or Inventory, as applicable, showing results reasonably satisfactory to it, the sum of (1) the net book value of such Accounts constituting Eligible Accounts multiplied by 65.0% plus (2) the net book value of such Inventory constituting Eligible Inventory multiplied by 45.0% and (ii) thereafter, $0; provided that, subject to the immediately following proviso, during such period, such Accounts and such Inventory shall constitute Eligible Accounts and Eligible Inventory, respectively, for all purposes under this Agreement other than for purposes of clauses (b) and (c) of the definition of “Borrowing Base”; provided further that, for the avoidance of doubt, this clause (a) shall cease to apply (x) with respect to Accounts, upon receipt by the Administrative Agent of the first Report in respect of Accounts delivered in connected with this Agreement, and shall not apply with respect to any Accounts generated thereafter and (y) with respect to Inventory, upon receipt by the Administrative Agent of the first Report in respect of Inventory delivered in connection with this Agreement, and shall not apply with respect to any Inventory generated thereafter; and
(b) with respect to any permitted acquisition not covered by the foregoing clause (a), (i) until the earlier of (x) the date on which the Administrative Agent receives a Report in respect of the Accounts and Inventory of the target of such acquisition showing results reasonably satisfactory to it and (y) the date that is 120 days after such acquisition, the sum of (1) the net book value of Eligible Accounts acquired in connection with any permitted Investment multiplied by 65.0% plus (2) the net book value of Eligible Inventory acquired in connection with any permitted Investment multiplied by 45.0% and (ii) thereafter, $0; provided that, subject to the immediately following proviso, during such period, such Accounts and such Inventory shall constitute Eligible Accounts and Eligible Inventory, respectively, for all purposes under this Agreement other than for purposes of clauses (b) and (c) of the definition of “Borrowing Base”; provided, further, that the Administrative Agent shall take such actions as are reasonably required to obtain or prepare a Report within 120 days of such acquisition of such Accounts and such Inventory (which Report shall be at the expense of the Company) promptly upon the request of the Company;
provided, further, that, with respect to the foregoing clauses (a) and (b) collectively, if the inclusion of all such Eligible Accounts and Eligible Inventory generated by the Borrowers in the ordinary course of business or acquired pursuant to any permitted acquisition in the Acquired Borrowing Base Component, would, in the aggregate, cause the Borrowing Base calculated on a pro forma basis for such acquisition (the “Post-Acquisition Borrowing Base”) to exceed the Borrowing Base in existence at such time prior to giving effect to such acquisition (the “Pre-Acquisition Borrowing Base”) by more than 10.0%, then the Acquired Borrowing Base Component shall exclude all such Accounts and Inventory to the extent such Accounts and Inventory would cause the Post-Acquisition Borrowing Base to exceed the Pre-Acquisition Borrowing Base by more than 10.0%;
“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and its successors in such capacity.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean with respect to any Person (a) any other Person that directly or indirectly controls such Person and (b) any other Person that is controlled by or is under common control with such controlling Person; provided, for the avoidance of doubt, Amazon is not an Affiliate of Rivian Parent or its subsidiaries so long as Amazon does not own (directly or indirectly) fifty percent (50%) or more of the issued and outstanding Equity Interests of Rivian Parent or any of its subsidiaries.
“Affiliate Subordination Agreement” shall mean the Affiliate Subordination Agreement dated as of the Effective Date, as amended, restated, supplemented or otherwise modified, pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.
“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).
“Aggregate Revolving Commitment” shall mean, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $750,000,000.
“Aggregate Revolving Exposure” shall mean, at any time, the aggregate Revolving Exposure of all the Lenders at such time.
“Agreement Currency” shall have the meaning assigned to such term in Section 9.23.
“Agreement Value” shall mean, for each Swap Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Company, any Borrower or any Restricted Subsidiary would be required to pay if such Swap Agreement were terminated on such date.
“ALTA” shall mean the American Land Title Association.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(c)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Alternative Currencies” means Pounds Sterling, Euro, Canadian Dollars, Australian Dollars, Mexican Pesos, South Korean Won, Norwegian Krone and Danish Krone; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into dollars.
“Amazon” means Amazon Logistics, Inc. and its Affiliates.
“Amazon Contract” means that certain Framework Agreement, dated as of November 15, 2019, by and among Rivian Automotive, LLC and Amazon Logistics, Inc., as amended, restated, supplemented or otherwise modified from time to time.
“Amazon Van” means each delivery vehicle to be delivered to Amazon pursuant to the Amazon Contract.
“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” shall mean, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Revolving Exposure, a percentage based upon its share of the Aggregate Revolving Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above.
“Applicable Rate” shall mean, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “Revolver ABR Spread” or “Revolver Eurodollar Spread”, as the case may be, based upon the Average Quarterly Availability during the most recently ended fiscal quarter of the Company; provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 1 during the period from the Effective Date to, and including, the last day of the calendar quarter ending September 30, 2021:

Average Quarterly Availability	Revolver ABR Spread	Revolver Eurodollar Spread
Category 1 66⅔% of the Aggregate Revolving Commitment	0.25%	1.25%
Category 2 ≤ 66⅔% of the Aggregate Revolving Commitment but 33⅓% of the Aggregate Revolving Commitment	0.50%	1.50%
Category 3 ≤ 33⅓% of the Aggregate Revolving Commitment	0.75%	1.75%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in Average Quarterly Availability shall be effective during the period commencing on and including the first day of each fiscal quarter of the Company and ending on the last day of such fiscal quarter, it being understood and agreed that, for purposes of determining the Applicable Rate on the first day of any fiscal quarter of the Company, the Average Quarterly Availability during the most recently ended fiscal quarter of the Company shall be used. Notwithstanding the foregoing, the Average Quarterly Availability shall be deemed to be in Category 3 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate or related information required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until each such Borrowing Base Certificate and related information is so delivered.
“Appraisal and Field Examination Event” shall mean any of the following: (a) at any time Specified Availability is less than the greater of (i) 15% of the Line Cap and (ii) $75,000,000 for 5 consecutive Business Days, or (b) an Event of Default shall have occurred and be continuing; provided, that (A) to the extent that the Appraisal and Field Examination Event has occurred due to clause (a) of this definition, if the Specified Availability is greater than the applicable amount specified above for at least 20 consecutive calendar days, the Appraisal and Field Examination Event shall no longer be deemed to exist or be continuing until such time as the Specified Availability may again be less than the applicable specified amount and (B) to the extent that the Appraisal and Field Examination Event has occurred due to clause (b) of this definition, if no Event of Default exists for at least 20 consecutive calendar days, the Appraisal and Field Examination Event shall no longer be deemed to exist or be continuing until such time as an Event of Default may occur and be continuing again.
“Appropriate Lender” shall mean, at any time, a Lender that has a Commitment or holds a Loan at such time.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Asset Sale” shall mean any Disposition (by way of merger, casualty, condemnation or otherwise, including a Casualty Event) by the Company, the Borrowers or any of the Restricted Subsidiaries other than (a) Dispositions of ABL Collateral, (b) Dispositions permitted by Section 6.06 (other than Section 6.06(l)) and (c) a Disposition or series of related Dispositions having a value not in excess of $5,000,000.
“Assignment and Assumption” shall mean an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” shall mean, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Availability Period” shall mean the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of all of the Commitments.
“Available Revolving Commitment” shall mean, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (g) of Section 2.14.
“Average Quarterly Availability” shall mean, for any fiscal quarter of the Company, an amount equal to the average daily Availability during such fiscal quarter; provided, that in order to determine Availability on any day for purposes of this definition, each Borrower’s Borrowing Base for such day shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01 as of such day.
“B2C Vehicles” means, collectively, vehicles produced by the Company and its Restricted Subsidiaries for delivery to consumers.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” shall mean each and any of the following bank services provided to any Loan Party or its Restricted Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services and interstate depository network services). Banking Services shall not include any Swap Agreements.
“Banking Services Agreement” shall mean those agreements entered into from time to time by any Loan Party or any of its Restricted Subsidiaries with a Lender or any of its Affiliates in connection with the obtaining of any of the Banking Services.
“Banking Services Obligations” shall mean any and all obligations of the Loan Parties and their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” shall mean all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.
“Bankruptcy Event” shall mean, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” shall mean, initially, the LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (c) or clause (d) of Section 2.14.
“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(9)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(10)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(11)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent (in consultation with the Borrower Representative) in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(12)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent (in consultation with the Borrower Representative) in its reasonable discretion.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower Representative) decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower Representative) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(3)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(4)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(5)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.14(d); or
(6)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(7)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(8)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(9)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” shall mean the Board of Governors of the Federal Reserve System of the U.S.
“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.
“Borrowers” shall mean, collectively and jointly and severally, (a) the Company, Rivian LLC and Rivian Automotive, and (b) any other Restricted Subsidiary of the Company designated as a Borrower by the Borrower Representative by notice in writing to the Administrative Agent, but shall not include any Foreign Subsidiary; provided that, with respect to each Restricted Subsidiary so designated pursuant to this clause (b), (w) the Administrative Agent shall have received a joinder agreement to this Agreement executed by such Restricted Subsidiary in form and substance reasonably satisfactory to the Administrative Agent, (x) to the extent not previously complied with, such Restricted Subsidiary shall comply with the requirements of Section 5.13 mutatis mutandis (it being understood that the documents described in Section 5.13(a) shall be delivered on the effective date of the joinder agreement to the extent not previously delivered), (y) the Administrative Agent shall have received documents of the type described in Section 4.01(a)(ii), 4.01(c) and 4.01(f) dated as of the effective date of the joinder agreement with respect to such Restricted Subsidiary in substantially the same form as such documents that were delivered with respect to the Borrowers on the Effective Date and (z) the Administrative Agent shall have received, at least three (3) days prior to the effective date of such joinder, all documentation and other information regarding such Restricted Subsidiary requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing to the Borrower Representative at least ten (10) days prior to the effective date of such joinder, and (ii) to the extent such Restricted Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) days prior to the effective date of such joinder, any Lender that has requested, in a written notice to the Borrower Representative at least ten (10) days prior to the effective date of such joinder, a Beneficial Ownership Certification in relation to such Restricted Subsidiary shall have received such Beneficial Ownership Certification. Each of the Borrowers are sometimes individually referred to as a “Borrower”.
“Borrower Notice” shall have the meaning assigned to such term in Section 5.13(b)(ii).
“Borrower Representative” has the meaning assigned to such term in Section 11.01.
“Borrowing” shall mean (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Protective Advance and (c) an Overadvance.
“Borrowing Base” shall mean, at any time, the sum of:
(a)90% of the Borrowers’ Eligible Credit Card Receivables at such time, plus

(b)85% of the Borrowers’ Eligible Accounts (other than Eligible Credit Card Receivables) at such time, plus
(c)the lesser of (i) 75% of the Borrowers’ Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis, and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent of the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, plus
(d)prior to the Fixed Asset Release Event, the lesser of (i) 75% of the Borrowers’ Eligible Machinery and Equipment at such time, valued at the lower of cost or market value, and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value identified in the most recent Equipment appraisal ordered by the Administrative Agent of the Borrowers’ Eligible Machinery and Equipment, plus
(e)prior to the Fixed Asset Release Event, the Real Estate Component, plus
(f)100% of Eligible Cash, plus
(g)the Acquired Borrowing Base Component, minus
(h)Reserves;
provided that the maximum amount included as part of the Borrowing Base pursuant to the foregoing clauses (d) and (e) shall not exceed, in the aggregate, (x) at any time prior to the second anniversary of the Effective Date, 50% of the Borrowing Base and (y) from and after the second anniversary of the Effective Date, 35% of the Borrowing Base. The calculations in clause (c) above may be determined on a combined basis for Eligible Inventory or on a category by category basis for Eligible Inventory, as determined by Administrative Agent from time to time in its Permitted Discretion based on its review of any appraisal and/or field examination of such Inventory. The calculations in clause (d) above may be determined on a combined basis for Eligible Machinery and Equipment or on a category by category basis for Eligible Machinery and Equipment, as determined by Administrative Agent from time to time in its Permitted Discretion based on its review of any appraisal of such Equipment. The establishment or increase of any Reserve will be limited to the exercise by the Administrative Agent of its Permitted Discretion, upon at least five Business Days’ prior written notice to the Borrower Representative (which notice will include a reasonably detailed description of the Reserve being established); provided that, upon such notice, the Borrowers will not be permitted to borrow so as to exceed the Borrowing Base after giving effect to such new or modified Reserves. During such five Business Day period, the Administrative Agent will, if requested, discuss any such new or modified Reserve with the Borrower Representative, and the Borrower Representative may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, (A) the amount of any such Reserve will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve and (B) no Reserves will be duplicative of other reserves or items that are otherwise addressed, excluded or already accounted for through eligibility criteria (including collection/advance rates). To the extent any component of the Borrowing Base is denominated in a currency other than dollars, such amount shall be reflected in the Borrowing Base (and reported in the Borrowing Base Certificate) in dollars based on the Dollar Equivalent thereof.
“Borrowing Base Certificate” shall mean a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form that is acceptable to the Administrative Agent in its Permitted Discretion.
“Borrowing Request” shall mean a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that,

when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.
“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other expenditures of the Company and the Restricted Subsidiaries, on a consolidated basis, that are (or are required to be) set forth in a consolidated statement of cash flows of the Company and the Restricted Subsidiaries for such period prepared in accordance with GAAP, but excluding in each case any such expenditures that (i) are made to restore, repair, replace or rebuild property to the condition of such property immediately prior to any Casualty Event, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such Casualty Event, (ii) are financed with the proceeds of any Asset Sale which proceeds do not constitute Net Cash Proceeds, (iii) are made pursuant to a Permitted Acquisition, or (iv) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.
“Capital Lease” of any Person shall mean any lease of any property by such Person as lessee which would, in accordance with GAAP but subject to Section 1.04(b), be required to be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligations” shall mean, at any time, with respect to any Capital Lease, the amount of all obligations of such Person that is capitalized on a balance sheet of such Person prepared in accordance with GAAP but subject to Section 1.04(b).
“Cash-Based Extensions of Credit” shall mean, as of any date, the aggregate amount of Loans and LC Obligations that are outstanding in reliance on the aggregate amount of Eligible Cash included in the Borrowing Base on such date; provided that Loans and LC Obligations shall be deemed to be outstanding in reliance on all other components of the Borrowing Base (other than Eligible Cash) to the extent such components of the Borrowing Base are available on such date prior to being deemed to be outstanding in reliance on Eligible Cash.
“Cash Dominion Event” shall mean any of the following: (a) at any time Specified Availability is less than the greater of (i) 12.5% of the Line Cap and (ii) $52,500,000 for 5 consecutive Business Days, or (b) a Specified ABL Event of Default shall have occurred and be continuing; provided, that (A) to the extent that the Cash Dominion Event has occurred due to clause (a) of this definition, if the Specified Availability is greater than the applicable amount specified above for at least 20 consecutive calendar days, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as the Specified Availability may again be less than the applicable specified amount and (B) to the extent that the Cash Dominion Event has occurred due to clause (b) of this definition, if no Specified ABL Event of Default exists for at least 20 consecutive calendar days, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as an Event of Default may occur and be continuing again.
“Casualty Event” shall mean any event that gives rise to the receipt by any Loan Party of any insurance proceeds or condemnation awards (or any agreement entered into in connection with any right to receive insurance proceeds or any current or potential condemnation proceeding) in respect of any equipment, fixed assets or real property (including any improvements thereon) or other assets the restoration, repairing, replacement or rebuilding of which would constitute a Capital Expenditure to restore, repair, replace or rebuild such equipment, fixed assets, real property or other assets.
A “Change in Control” shall be deemed to have occurred if:
(i)at any time prior to the consummation of a Qualified IPO, the Permitted Holders shall, directly or indirectly, at any time collectively fail to own beneficially, directly or indirectly (or, with respect to the Permitted Holder identified on Schedule 1.01(d)(ii), manage), Voting Stock representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested); or

(j)at any time after the consummation of a Qualified IPO, any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires beneficial ownership of Voting Stock of any direct or indirect parent of the Borrower Representative representing (i) more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such direct or indirect parent entity (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) and (ii) more than the percentage of the aggregate ordinary voting power that is at the time beneficially owned, directly or indirectly (or, with respect to the Permitted Holder identified on Schedule 1.01(d)(ii), managed), by the Permitted Holders, taken together (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested);
(k)Rivian Parent ceases to own (directly or indirectly), beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of the Company;
(l)the Company ceases to own, beneficially and of record, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Interests of each other Borrower; and
(m)a “change of control” or similar event (which, in the case of Permitted Convertible Notes, shall include any “fundamental change”, “make-whole fundamental change” or other similar event risk provision) shall occur as provided in any Permitted Convertible Notes Document or any Permitted Additional Indebtedness Document and in connection with such “change of control” or similar event, the Company shall be obligated to repurchase or offer to repurchase all of the affected Permitted Convertible Notes or Permitted Additional Indebtedness.
“Change in Law” shall mean the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Protective Advances or Overadvances.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean any and all property of a Person in which a Lien is granted or purported to be granted pursuant to the Collateral Documents. For the avoidance of doubt, the Collateral shall exclude the Excluded Assets.
“Collateral Access Agreement” shall mean any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, creditor, warehouseman or other similar Person) in possession of any Collateral or any landlord of any real property where any

Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Collateral Documents” shall mean, collectively, the Guarantee and Collateral Agreement, the Mortgages and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.
“Commingled Inventory” shall mean Inventory of any Borrower that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than a Borrower) at a location owned or leased by any Borrower to the extent that such Inventory of the applicable Borrower is not readily identifiable.
“Commitment” shall mean, with respect to each Lender, the sum of such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Fee Rate” shall mean, for any day, with respect to the commitment fees payable hereunder, a rate per annum equal to 0.25%.
“Commitment Schedule” shall mean the Schedule attached hereto as Schedule 1.01(e).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Company” has the meaning specified therefor in the preamble to this Agreement.
“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit E.
“Compliance Period” shall mean at any time from and after the occurrence of the FCCR Covenant Trigger, Specified Availability is less than the greater of (i) 12.5% of the Line Cap and (ii) $52,500,000 and shall continue for the period until Specified Availability is equal to or greater than the greater of (i) 12.5% of the Line Cap and (ii) $52,500,000 for at least 20 consecutive calendar days.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Debt” means, as of any date of determination, (a) the aggregate principal amount of third party Debt (excluding clause (iii) and (vi) of the definition thereof) of the Company and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis and as reflected on the face of a balance sheet prepared in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with any Investment permitted hereunder), consisting of Debt for borrowed money; provided, that Consolidated Debt will not include Debt in respect of: (i) undrawn letters of credit and bank guarantees and cash collateral related thereto and (ii) any “right of use” leases.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus

(n)without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of
(i)Consolidated Interest Expense for such period determined in accordance with GAAP;
(ii)provision for taxes based on income, profits or capital of the Company and the Restricted Subsidiaries, including federal, state, franchise, excise, international withholding and similar taxes payable by the Company or any of the Restricted Subsidiaries or accrued during such period including any penalties and interest relating to any tax examinations and state taxes in lieu of business fees (including business license fees);
(iii)all amounts attributable to depreciation and amortization for such period;
(iv)without duplication, any cash distributions or payments made by an Unrestricted Subsidiary to the Company or any Restricted Subsidiary during such period in respect of the operating cash flow of such Unrestricted Subsidiary;
(v)an amount equal to the sum of (A) Integration Costs, (B) any net after-tax unusual, extraordinary, infrequent or non-recurring losses, charges or expenses during such period and (C) any fees, expenses or charges (including any amortization or write-off of debt issuance or deferred financing costs, premiums or prepayment penalties) related to any Permitted Acquisition and any other Investment permitted hereunder, any Equity Issuance, any incurrence of Debt permitted under Section 6.01, obtaining an increase in Aggregate Revolving Commitment pursuant to Section 2.09, any waivers in respect of, or amendments or modifications to, this Agreement, any other Loan Document, or any Permitted Additional Indebtedness Document, and any disposition, recapitalization or option buyout in each case, whether or not such transactions have been consummated;
(vi)the amount of (A) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs, which, for the avoidance of doubt, shall include, without limitation, implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up, ramp-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, offices and facilities) including in connection with the Transactions and any Permitted Acquisition or other permitted Investment, and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (B) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (C) recruiting, signing, retention and completion bonuses, and (D) severance, relocation or recruiting; provided, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vi) together with clauses (vii) and (xiv) below shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such addbacks) in any period;
(vii)any losses from abandoned, disposed or discontinued operations; provided, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vii) together with clause (vi) above and clause (xiv) below shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such addbacks) in any period;
(viii)Transaction Costs incurred during such period;
(ix)any other noncash charges, losses or expenses (except to the extent representing a non-cash “straight-line” rent expense under sub-clause (x) below or an accrual or reserve for potential cash items in any future period and excluding any amortization of a prepaid cash item that was paid but not expensed in a previous period);

(x)the non-cash portion of “straight-line” rent expense for such period;
(xi)the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-wholly owned Restricted Subsidiary;
(xii)the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or retention charges (including charges or expenses in respect of incentive plans);
(xiii)adjustments of the type reflected in any quality of earnings report prepared by any of the “Big Four” accounting firms and furnished to the Administrative Agent, in connection with a Permitted Acquisition or other Investment consummated after the Effective Date;
(xiv)the amount of “run rate” cost savings, operating expense reductions and other cost synergies that are projected by the Company in good faith to result from actions taken, committed to be taken or expected to be taken no later than twelve (12) months after the end of such period (which amounts will be determined by the Company in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that, in the good faith judgment of the Company such cost savings are reasonably identifiable, reasonably anticipated to be realized and factually supportable (it being agreed that such determinations need not be made in compliance with Regulation S-X or other applicable securities law); provided, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (xiv) together with clauses (vi) and (vii) above shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such addbacks) in any period; and
(xv)one-time public company registration, listing, compliance, reporting and related expenses; minus
(b)without duplication,
(i)consolidated interest income for such period determined in accordance with GAAP;
(ii)the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense;
(iii)any net after-tax extraordinary or non-recurring gains during such period;
(iv)all non-cash gains during such period for which no cash inflow is foreseeable; and
(v)the amount of any minority interest income attributable to minority interests of third parties in the losses of any non-wholly owned Restricted Subsidiary.
“Consolidated Interest Expense” shall mean, for any period, the aggregate interest expense (including imputed interest expense in respect of Capital Leases), net of interest income, of the Company, the other Borrowers and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Company, the other Borrowers or any Restricted Subsidiary with respect to interest rate Swap Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:
(a)the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary,
(b)the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with any Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by any Borrower or any Restricted Subsidiary,
(c)the income of any Person in which any other Person (other than the Company, the other Borrowers or a Wholly Owned Subsidiary that is a Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company, any other Borrower or a Wholly Owned Subsidiary that is a Restricted Subsidiary by such Person during such period,
(d)any gains or losses attributable to Dispositions out of the ordinary course of business,
(e)the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with Accounting Standards Codification 840 on the definitions and covenants herein, for which GAAP as in effect on the Effective Date shall be applied);
(f)net unrealized gains and losses resulting from obligations under Swap Agreement or other derivative instruments entered into for the purpose of hedging interest rate risk and the application of FASB ASC 815-10;
(g)gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP;
(h)the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP;
(i)any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and
(j)to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption.
“Consolidated Secured Debt” means, as at any date of determination, the aggregate principal amount of Consolidated Debt outstanding on such date that is secured by a Lien on any asset or property of the Company or its Restricted Subsidiaries.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Company and the Restricted Subsidiaries as of the most recently delivered financial statements pursuant to Sections 5.01(a) or (b), as applicable.
“Contractual Obligations” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.
“Controlled Account” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Copyrights” shall mean all rights, title and interests (and all related IP Ancillary Rights) in or relating to copyrights and all mask work, database and design rights (including to the fullest extent arising under any Requirement of Law), whether or not registered or published and all registrations thereof.
“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” shall mean any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 9.22.
“Credit Card Account Receivables” shall mean any receivables due to any Borrower in connection with purchases from and other goods and services provided by such Borrower on the following credit cards or payment process systems: Visa, MasterCard, American Express, Stripe, Shopify, Square and such other credit cards and payment processors as the Administrative Agent shall reasonably approve from time to time, in each case which have been earned by performance by such Borrower but not yet paid to such Borrower by the credit card issuer or the credit card processor, as applicable.
“Credit Party” shall mean the Administrative Agent, the Issuing Bank or any other Lender.
“Customer Deposit Reserve” shall mean a reserve established by the Administrative Agent in connection with customer deposits in respect of motor vehicles that have not been delivered to such customers, as adjusted from time to time by the Administrative Agent in its Permitted Discretion.
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may (in consultation with the Borrower Representative) establish another convention in its reasonable discretion.
“Debt” of a Person shall mean at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) to the extent reflected as a liability on the balance sheet of such Person in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is due more than 6 months after the date of (x) placing the property in service or taking delivery and title thereto or (y) completion of the service rendered, as applicable, (iv) all Capital Lease Obligations of such Person, (v) all obligations of such Person as account party under letters of credit or similar instrument, (vi) net obligations of such Person under Swap Agreements, valued at the Agreement Value thereof to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with GAAP, (vii) all Disqualified Equity Interests of such Person, (viii) all Guarantees of such Person in respect of the Debt described in clauses (i) through (vii) above and (ix) all Debt of the types described in clauses (i) through (vii) above secured by any Lien on any property owned by such Person, whether or not such Debt has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Debt secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person); provided that, notwithstanding the foregoing, Debt will be deemed not to include indebtedness, guarantees or obligations that are (1) trade payables incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person, (2) earn outs, purchase price holdbacks or similar obligations until such obligation has become a liability of such Person on its balance sheet in accordance with GAAP and solely if not paid after becoming due and payable, (3) intercompany liabilities arising in the ordinary course of business, (4) intercompany loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms) and made in the ordinary course of business or consistent with past practice or industry norm and (6) Indebtedness of any direct or indirect parent appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP.
Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Debt with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Debt for purposes of Section 6.01. Guarantees of, or obligations in respect of letters of credit relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included in the determination of such amount of Debt; provided that the incurrence of the Debt represented by such guarantee or letter of credit, as the case may be, was permitted under this Agreement. With respect to any Debt consisting of Disqualified Equity Interests, the principal amount thereof shall be deemed to be the liquidation preference or the maximum fixed repurchase price, as the case may be. For the avoidance of doubt, in no event will Debt include any obligations in respect of any Issuer Option.
“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Designated Event of Default” shall mean any Event of Default under clauses (a), (b) (solely on account of a breach of Section 5.01(j), Section 6.13 or Section 6.14), (f) or (g) of Section 7.01.
“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Company or any Restricted Subsidiary in connection with a Disposition designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of the Borrower Representative setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Disposition” or “Dispose” shall mean the sale, transfer, or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any Property of any Person (including any sale and leaseback transaction, the sale of any Equity Interest owned by such Person and any issuance of Equity Interest by any subsidiary of such Person to any other Person).
“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or, other than with respect to Permitted Convertible Notes, requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days following the Maturity Date at the time of the issuance of such Equity Interest; provided, however, that (i) only the portion of such Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be a Disqualified Equity Interest, (ii) if such Equity Interests are issued to any current or former employees or other service providers or to any plan for the benefit of employees, directors, officers, members of management or consultants (including any equity or incentive compensation or benefit plan) of the Company or its subsidiaries or by any such compensation or plan to such current or former employees, other service providers, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such current or former employee’s, other service provider’s, director’s, officer’s, management member’s or consultant’s termination, death or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests, and (iv) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an initial public offering, “asset sale” or “change of control” occurring prior to such date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 91 days following the Maturity Date at the time of the issuance of such Equity Interest.
“Disqualified Lender” shall mean any (i) competitor of the Company or any of its subsidiaries and (ii) such other Person, in each case of the foregoing clause (i) and (ii), identified in writing to the Administrative Agent prior to the Effective Date, and, in the case of the foregoing clause (i) and (ii), the clearly identifiable (solely on the basis of the similarity of its name) Affiliates of any of the foregoing (other than any Affiliate that is a Bona Fide Debt Fund); provided that, after the Effective Date, the Borrower Representative shall be permitted, upon three Business Days’ prior notice to the Administrative Agent sent to JPMDQ_Contact@jpmorgan.com, to supplement in writing the list of competitors provided for in clause (i) to include additional competitors and/or any Affiliates thereof (other than any Affiliate that is a Bona Fide Debt Fund) and to remove institutions from such list (such list, as so supplemented or modified from time to time, the “Disqualified Institution List”); provided, further, that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be. The Administrative Agent will make available to a Lender, upon the request of such Lender, the Disqualified Institution List.
“Document” has the meaning assigned to such term in Article 9 of the UCC.
“dollars” or “$” refers to lawful money of the U.S.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Early Opt-in Election” shall mean, if the then-current Benchmark is the LIBO Rate, the occurrence of:
(1)a notification by the Administrative Agent to (or the request by the Borrower Representative to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)the joint election by the Administrative Agent and the Borrower Representative to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“ECP” shall mean an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” shall mean any electronic system, including e-mail, e-fax, web portal access for a Borrower, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Accounts” shall mean, at any time, all Accounts owned by a Borrower based on the criteria set forth below. Eligible Accounts shall not include any Account of a Borrower:
(a)which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
(b)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, and (iii) a Lien permitted in this Agreement that is subject to an Acceptable Intercreditor Agreement;
(c)(i) with respect to which is unpaid more than 90 days after the date of the original invoice therefor, or more than 60 days after the original due date therefor or (ii) which has been written off the books of such Borrower or otherwise designated as uncollectible; provided, a Permitted Bank Financing Account shall not be eligible if it is unpaid more than 7 days past the consummation of the related sale;
(d)which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;
(e)which is owing by an Account Debtor who has an Investment Grade Rating to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 20% of the aggregate amount of Eligible Accounts of all Borrowers, or which are owing by any other Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 15% of the aggregate amount of Eligible Accounts of all Borrowers, in each case; provided this clause (e) shall not exclude any Account of Amazon; provided, further, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined based on all of the otherwise Eligible Accounts after giving effect to any eliminations other than this clause (e);
(f)with respect to which any covenant, representation or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached or is not true in a material respect (and all respects to the extent such covenant, representation or warranty is already qualified by materiality);
(g)which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing (provided, the foregoing shall not exclude any Account in respect of the sale of motor vehicles solely because a de minimis portion of such Account relates to future services to be provided in respect of such motor vehicle(s)), (iv) is contingent upon such Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis (except as to bill and hold invoices, if Administrative Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Administrative Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice) or (vi) relates to payments of interest, finance charges or late charges;

(h)for which goods giving rise to such Account have not been received by the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower (provided, the foregoing shall not exclude any Account in respect of the sale of motor vehicles solely because a de minimis portion of such Account relates to future services to be provided in respect of such motor vehicle(s)) or if such Account was invoiced more than once;
(i)with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(j)which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due or (v) ceased operation of its business;
(k)which is owed by any Account Debtor which has sold all or substantially all of its assets;
(l)which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, unless, in any such case, either (x) such Account is backed by a Letter of Credit acceptable to the Administrative Agent in its Permitted Discretion and which is in the possession of, and is directly drawable by, the Administrative Agent or (y) such Account is subject to credit insurance payable to the Administrative Agent issued by an insurer and on terms and in an amount (net of any applicable deductibles) deemed acceptable to the Administrative Agent in its Permitted Discretion; provided that notwithstanding this clause (l), the Borrowing Base may include up to $25,000,000 in the aggregate of (x) Accounts owing from Amazon Affiliates so long as the applicable Amazon Affiliate that is the Account Debtor in respect of such Account maintains its chief executive office in, and is organized under applicable law of, an Eligible European Jurisdiction or Canada and (y) Accounts owing from large multinational corporations reasonably acceptable to the Administrative Agent in its Permitted Discretion so long as (1) such Account Debtor has an Investment Grade Rating, (2) such Account Debtor maintains its chief executive office in, and is organized under applicable law of, an Eligible European Jurisdiction or Canada and (3) each parent entity of such Account Debtor maintains its chief executive office in, and is organized under applicable law of, the U.S., any state of the U.S., the District of Columbia, an Eligible European Jurisdiction or Canada;
(m)which is owed in any currency other than U.S. dollars, Euros, Pounds Sterling, Swiss Francs, Danish Krone, Norwegian Krone, Swedish Krona or Canadian Dollars;
(n)which is owed by (i) any Governmental Authority of any country other than the U.S., (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction, or (iii) any Governmental Authority that is any state government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the state law (if any) that is substantially equivalent to the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction, in each case with respect to the foregoing clauses (i) through (iii), unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent in its Permitted Discretion and which is in the possession of, and is directly drawable by, the Administrative Agent;
(o)which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p)which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(q)which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(r)which is evidenced by any promissory note, chattel paper or instrument;
(s)which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;
(t)with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;
(u)which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board to the extent that such non-compliance adversely affects the collectability of the Accounts;
(v)which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;
(w)which was created on cash on delivery terms;
(x)which is owing by an Account Debtor that is a natural person (it being understood, for the avoidance of doubt, that this clause (x) shall not apply to any Permitted Bank Financing Account); or
(y)which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.
Without duplication of any dilution reserve or eligibility criteria, in determining the amount of an Eligible Account of a Borrower, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account. In addition to and not in limitation of the foregoing, with respect to any Restricted Subsidiary of the Company designated as a Borrower by the Borrower Representative by notice in writing to the Administrative Agent after the Effective Date and any Accounts acquired by the Borrowers after the Effective Date in connection with a Permitted Acquisition or other Investment, no Accounts of such Borrower and no such acquired Accounts shall be an Eligible Account until such time as the Administrative Agent shall have completed a field examination in form and substance satisfactory to it (and the Administrative Agent agrees that it shall use commercially reasonable efforts to undertake such field examination promptly upon receipt by it of the designation notice referred to above; it being understood and agreed that any such field examination with respect to the foregoing shall be at the Borrowers’ expense and shall be in addition to any other field examination permitted to be conducted under this Agreement). Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Cash” shall mean the aggregate amount of unrestricted cash and unrestricted Permitted Investments of the Company and the Restricted Subsidiaries that is in a deposit account located within the United States and is subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties at such time; provided that, at all times from and after (x) a Fixed Asset Release Event or (y) the incurrence of Permitted Additional Secured Indebtedness that is secured by a Lien on the ABL Collateral (which, for the avoidance of doubt, shall be junior to the Lien on such ABL Collateral securing the Obligations), such unrestricted cash and unrestricted Permitted Investments shall only constitute Eligible Cash to the extent it is held in the Exclusive Control Account (it being understood that no cash or Permitted Investments shall be deemed to be “restricted” solely by virtue of being held in the Exclusive Control Account); provided further that, solely for purposes of the definition of “Borrowing Base”, prior to the date on which the Loan Parties have complied with the requirements of Section 4.04(b)(i) and (ii) of the Guarantee and Collateral Agreement (and so long as neither of the events described in the foregoing proviso shall have occurred), Eligible Cash shall include the aggregate amount of Permitted Investments held in the Qualified Cash Equivalents Account.
“Eligible Credit Card Receivables” shall mean, at any time, all Credit Card Account Receivables based on the criteria below and that were earned, and are owned, by a Borrower and represent bona fide amounts due to a Borrower from a credit card processor and/or credit card issuer. Eligible Credit Card Receivables shall not include any Credit Card Account Receivable of a Borrower:
(z)which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
(aa)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, (iii) a Lien permitted in this Agreement that is subject to an Acceptable Intercreditor Agreement or (iv) Permitted Encumbrances contemplated by the processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established or maintained by the Borrowers;
(ab)which was not originated in the ordinary course of business of the applicable Borrower;
(ac)which indicates any Person other than a Borrower as payee or remittance party;
(ad)which Credit Card Account Receivable is not owned by a Borrower or for which a Borrower does not have good or marketable title to such Credit Card Account Receivable;
(ae)which Credit Card Account Receivable does not constitute an “Account” (as defined in the UCC) or which Credit Card Account Receivable has been outstanding more than seven Business Days;
(af)for which the credit card issuer or credit card processor of the applicable credit card with respect to such Credit Card Account Receivable has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of a credit card issuer or credit card processor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due or (v) ceased operation of its business;
(ag)for which the credit card issuer or credit card processor of the applicable credit card with respect to such Credit Card Account Receivable has sold all or substantially all of its assets;
(ah)which is owed in any currency other than U.S. dollars;

(ai)which Credit Card Account Receivable is not a valid, legally enforceable obligation of the applicable credit card issuer with respect thereto;
(aj)with respect to which any covenant, representation or warranty contained in this Agreement or the Guarantee and Collateral Agreement has been breached or is not true in a material respect (and all respects to the extent such covenant, representation or warranty is already qualified by materiality);
(ak)which Credit Card Account Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of such Credit Card Account Receivable or unpaid credit card processor fees;
(al)which Credit Card Account Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;
(am)which the Administrative Agent determines may not be paid by reason of the inability to pay of the credit card issuer or credit card processor of the applicable credit card or which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion; or
(an)for which goods giving rise to such Credit Card Account Receivable have not been received by the Account Debtor or for which the services giving rise to such Credit Card Account Receivable have not been performed by such Borrower (provided, the foregoing shall not exclude any Credit Card Account Receivable in respect of the sale of motor vehicles solely because a de minimis portion of such Credit Card Account Receivable relates to future services to be provided in respect of such motor vehicle(s)) or if such Credit Card Account Receivable was invoiced more than once.
In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Borrower to reduce the amount of such Eligible Credit Card Receivable. In addition to and not in limitation of the foregoing, with respect to any Restricted Subsidiary of the Company designated as a Borrower by the Borrower Representative by notice in writing to the Administrative Agent after the Effective Date and any Credit Card Account Receivables acquired by the Borrowers after the Effective Date in connection with a Permitted Acquisition or other Investment, no Credit Card Account Receivable of such Borrower and no such acquired Credit Card Account Receivables shall be an Eligible Credit Card Receivable until such time as the Administrative Agent shall have completed a field examination in form and substance satisfactory to it (and the Administrative Agent agrees that it shall use commercially reasonable efforts to undertake such field examination promptly upon receipt by it of the designation notice referred to above; it being understood and agreed that any such field examination with respect to the foregoing shall be at the Borrowers’ expense and shall be in addition to any other field examination permitted to be conducted under this Agreement). Any Credit Card Account Receivable that are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.
“Eligible European Jurisdiction” shall mean each of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Ireland, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and England and Wales, provided that the Administrative Agent may, in its Permitted Discretion, remove one or more of the countries comprising the Eligible European Jurisdictions and subsequently add one or more countries back as Eligible European Jurisdictions.
“Eligible In-Transit Inventory” shall mean Inventory owned by a Borrower:
(ao)which is either (i) subject to a negotiable document of title, showing the Administrative Agent (or, with the consent of the Administrative Agent in its Permitted Discretion, the applicable Borrower) as consignee and the Administrative Agent has control over such documents of title (including by delivery of customs broker or freight forwarder agreements in a form and substance reasonably acceptable to the Administrative Agent) or (ii) subject to a Reserve established by the Administrative Agent in its Permitted Discretion;
(ap)which is fully insured in such amounts, with insurance companies and subject to such deductibles as are reasonably satisfactory to the Administrative Agent in its Permitted Discretion (including, without limitation, to the extent applicable, marine cargo insurance);
(aq)which is in-transit (i) in the United States, (ii) to the United States or (iii) from the United States to Canada or an Eligible European Jurisdiction;
(ar)which would meet all of the criteria of “Eligible Inventory” if it were not in transit (solely to a location in the United States that would otherwise be acceptable pursuant to the other clauses of this definition);
(as)which has been identified to the applicable sales contract and title has passed to the applicable Borrower;
(at)which is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory;
(au)which is shipped by a common carrier that is not affiliated with the vendor and has not been acquired from a Person that is (x) currently the subject or target of any Sanctions or (y) a Sanctioned Person; and
(av)which being handled by a customs broker, freight-forwarder or other handler that has delivered a customary lien waiver;
provided that the aggregate amount of Eligible In-Transit Inventory shall not at any time exceed $70,000,000.
“Eligible Inventory” shall mean, at any time, all Inventory owned by a Borrower based on the criteria set forth below. Eligible Inventory shall not include any Inventory:
(aw)which is not subject to a first priority perfected Lien in favor of the Administrative Agent;
(ax)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, and (iii) a Lien permitted in this Agreement that is subject to an Acceptable Intercreditor Agreement;
(ay)which is, in the Administrative Agent’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business;
(az)with respect to which any covenant, representation or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached in any material respect or is not true in any material respect (in each case, and all respects to the extent such covenant, representation or warranty is already qualified by materiality);
(ba)in which any Person other than such Borrower (i) has direct or indirect ownership, interest or title or (ii) is indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have direct or indirect ownership, interest or title;
(bb)spare or replacement parts (not intended for sale), subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return (other than vehicles that have been returned and marked for resale and with respect to which such Borrower shall have completed all internal protocols and met all internal standards for such vehicles to be considered resalable), repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(bc)which is not located in the U.S. or is in transit (other than Eligible In-Transit Inventory);
(bd)which is located in any location leased by such Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to the lease of such facility for up to three (3) months (plus any past due amounts) has been established by the Administrative Agent in its Permitted Discretion;
(be)which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement or (ii) an appropriate Reserve for fees, rents, charges for such warehousing or bailment up to three (3) months (plus any past due amounts) has been established by the Administrative Agent in its Permitted Discretion;
(bf)which is located at an owned location subject to a mortgage or other similar security interest in favor of a creditor other than the Administrative Agent or the junior Permitted Liens under Section 6.02(o) unless either (x) a reasonably satisfactory Collateral Access Agreement has been delivered to the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;
(bg)which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party processor location or outside processor (other than Eligible In-Transit Inventory);
(bh)which is a discontinued product or a component thereof (provided, this clause (l) shall not apply to prior model years so long as such prior model year is not obsolete and is resalable);
(bi)which is the subject of a consignment by such Borrower as consignor unless Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established;
(bj)which contains or bears any intellectual property rights licensed to such Borrower or jointly developed by such Borrower and a third party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor or third party, (ii) violating any contract with such licensor or third party, or (iii) incurring any liability with respect to payment of royalties other than, with respect to intellectual property rights licensed to such Borrower, royalties incurred pursuant to sale of such Inventory under the current licensing agreement; provided that this clause (n) shall not exclude any Inventory so long as (x) such intellectual property can be removed from such Inventory within a period of time that is acceptable to the Administrative Agent in its Permitted Discretion and, after giving effect to such removal, the circumstances described in the foregoing clauses (i) through (iii) would not apply and (y) Reserves reasonably satisfactory to the Administrative Agent may be established with respect thereto;
(bk)which is not reflected in a current perpetual inventory report of such Borrower;
(bl)for which reclamation rights have been asserted by the seller;
(bm)which has been acquired from a Sanctioned Person;
(bn)which is located at a location where the aggregate value of Inventory at such location is less than $500,000;

(bo)consists of apparel, personal accessories and other promotional merchandise items outside of the core business of the Company and its Subsidiaries;
(bp)which is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);
(bq)which is not covered by casualty insurance required by the terms of this Agreement;
(br)which does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;
(bs)which is Commingled Inventory;
(bt)which is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Discretion, restricts the ability of the Administrative Agent to exercise its rights under the Loan Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Discretion;
(bu)consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
(bv)which consists of goods for which a certificate of title has been issued unless a perfected security interest in such goods is granted in favor of the Administrative Agent by making a notation on such certificate of title identifying the Administrative Agent as the secured party and by filing a UCC financing statement in the applicable financing office with respect to the Borrower that owns such goods identifying the Administrative Agent as the secured party, in each case which documents shall be in a form satisfactory to the Administrative Agent;
(bw)which is Inventory in respect of which there is a related Eligible Account; or
(bx)which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.
In addition to and not in limitation of the foregoing, with respect to any Restricted Subsidiary of the Company designated as a Borrower by the Borrower Representative by notice in writing to the Administrative Agent after the Effective Date and any Inventory acquired by the Borrowers after the Effective Date in connection with a Permitted Acquisition or other Investment, no Inventory of such Borrower and no such acquired Inventory shall be an Eligible Inventory until such time as the Administrative Agent shall have completed a field examination and have received an appraisal, in each case, in form and substance satisfactory to it (and the Administrative Agent agrees that it shall use commercially reasonable efforts to undertake such field examination and obtain such appraisal promptly upon receipt by it of the designation notice referred to above; it being understood and agreed that any such field examination and appraisal with respect to the foregoing shall be at the Borrowers’ expense and shall be in addition to any other field examination and appraisal permitted to be conducted under this Agreement). Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.
“Eligible Machinery and Equipment” shall mean at any time, all Equipment owned by a Borrower based on the criteria set forth below. Eligible Machinery and Equipment shall not include any Equipment:
(by)which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(bz)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, and (iii) a Lien permitted in this Agreement that is subject to an Acceptable Intercreditor Agreement;
(ca)which is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;
(cb)which is located in any location leased by such Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to the lease of such facility for up to three (3) months (plus any past due amounts) has been established by the Administrative Agent in its Permitted Discretion;
(cc)which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement or (ii) an appropriate Reserve for fees, rents, charges for such warehousing or bailment up to three (3) months (plus any past due amounts) has been established by the Administrative Agent in its Permitted Discretion;
(cd)which is located at an owned location subject to a mortgage or other similar security interest in favor of a creditor other than the Administrative Agent or the junior Permitted Liens under Section 6.02(o) unless either (x) a reasonably satisfactory Collateral Access Agreement has been delivered to the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;
(ce)which is located at any location that is not owned or leased by such Borrower, except as set forth in clause (e) above;
(cf)which is in transit;
(cg)which is not covered by casualty insurance required by the terms of this Agreement;
(ch)with respect to which any covenant, representation or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached in any material respect or is not true in any material respect (in each case, and all respects to the extent such covenant, representation or warranty is already qualified by materiality);
(ci)which does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;
(cj)which is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Discretion, restricts the ability of the Administrative Agent to exercise its rights under the Loan Documents with respect to such Equipment unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent to exercise its rights with respect to such Equipment or the Administrative Agent has otherwise agreed to allow such Equipment to be eligible in the Administrative Agent’s Permitted Discretion;
(ck)which is located outside of the United States;
(cl)which has been acquired from a Sanctioned Person; or
(cm)which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

In addition to and not in limitation of the foregoing, with respect to any Restricted Subsidiary of the Company designated as a Borrower by the Borrower Representative by notice in writing to the Administrative Agent after the Effective Date and any Equipment acquired by the Borrowers after the Effective Date in connection with a Permitted Acquisition or other Investment, no Equipment of such Borrower and no such acquired Equipment shall be Eligible Machinery and Equipment until such time as the Administrative Agent shall have completed a field examination and have received an appraisal, in each case, in form and substance satisfactory to it (and the Administrative Agent agrees that it shall use commercially reasonable efforts to undertake such field examination and obtain such appraisal promptly upon receipt by it of the designation notice referred to above; it being understood and agreed that any such field examination and appraisal with respect to the foregoing shall be at the Borrowers’ expense and shall be in addition to any other field examination and appraisal permitted to be conducted under this Agreement). Any Equipment that is not Eligible Machinery and Equipment shall nevertheless be part of the Collateral.
“Eligible Real Property” shall mean (x) the real property listed on Schedule 1.01(a) owned by a Borrower or a Loan Party, and (y) any other real property owned by a Borrower or a Loan Party which is acceptable in the Permitted Discretion of the Administrative Agent for inclusion in the Borrowing Base and which Borrower has requested to identify as “Eligible Real Property” by notice to the Administrative Agent, in each case of clauses (x) and (y) which satisfies each of the following criteria:
(i)which is wholly owned in fee simple by a Borrower;
(ii)in respect of which a FIRREA-compliant appraisal prepared by an appraiser, with appropriate credentials, has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent and the Lenders (each, an “Acceptable Real Estate Appraisal”);
(iii)in respect of which a Mortgage is filed and recorded creating a perfected first priority Lien on such real property have been taken (subject to Permitted Encumbrances);
(iv)in respect of which an environmental assessment report has been completed and delivered to the Administrative Agent in form and substance satisfactory to the Administrative Agent and the Lenders and, unless otherwise approved by Administrative Agent, which does not indicate any pending, threatened or existing Environmental Liability or noncompliance with any Environmental Law;
(v)which is adequately protected by fully-paid valid lenders title insurance policy with endorsements and in amounts acceptable to the Administrative Agent in its Permitted Discretion, insuring that the Administrative Agent, for the benefit of the Secured Parties, shall have a perfected first priority Lien on such real property, evidence of which shall have been provided in form and substance satisfactory to the Administrative Agent, which title insurance policy shall not contain a general mechanics lien exception or any listed exceptions, limitations or qualifications other than Permitted Encumbrances;
(vi)a Flood Determination Form and, if any such parcel of real property is shown in such determination or otherwise determined by the Administrative Agent to be in a Special Flood Hazard Area, a Borrower Notice form signed by the Borrower Representative and Evidence of Flood Insurance in compliance with all applicable Flood Laws, has been delivered to the Administrative Agent;
(vii)an ALTA survey has been delivered for which all necessary fees have been paid and which is acceptable to the Title Company for the issuance of the aforementioned title insurance policies, including the survey related endorsements and no survey exception, in a form and substance reasonably acceptable to the Administrative Agent, and which shows all buildings and other improvements, any offsite improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent in its Permitted Discretion;
(viii)in respect of which local counsel for such Borrower or other Loan Party in states in which such real property is located have delivered a letter of opinion with respect to the enforceability of the

Mortgages and any related fixture filings and such other matters incidental thereto in form and substance satisfactory to the Administrative Agent in its Permitted Discretion;
(ix)if required by the Administrative Agent in its Permitted Discretion, in respect of which such Borrower shall have used its commercially reasonable efforts to obtain estoppel certificates executed by all tenants of such real property and such other consents, agreements and confirmations of tenants, lessors and third parties, in each case, as the Administrative Agent may deem necessary or desirable in its Permitted Discretion, together with evidence that all other actions that the Administrative Agent may deem necessary in its Permitted Discretion in order to create perfected first priority Liens on the property described in the Mortgages have been taken; and
(x)in respect of which the Administrative Agent shall have received evidence satisfactory to it that such real property is covered by property and liability insurance that is reasonably satisfactory to the Administrative Agent and, in the case of property insurance, names the Administrative Agent an additional insured and as mortgagee and lender’s loss payee.
Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property unless and until each Lender has received, at least (a) if the applicable real property is not in a “special flood hazard area”, ten (10) Business Days (as the same may be extended pursuant to Section 1.11) or (b) if the applicable real property is in a “special flood hazard area”, forty-five (45) days (as the same may be extended pursuant to Section 1.11) in advance of execution and delivery of such Mortgage, the documents described in clause (vi) above, and Administrative Agent has determined that flood insurance due diligence and flood insurance compliance has been completed to its reasonable satisfaction and has received written confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence and flood insurance compliance relating to the applicable real property to its reasonable satisfaction (such written confirmation not to be unreasonably conditioned, withheld or delayed).
“Enforcement Action” means, with respect to the Obligations or the Fixed Asset Facility Obligations, the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the Loan Documents or the Fixed Asset Facility Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.
“Environmental Laws” shall mean any Requirement of Law relating to pollution or protection of the environment, or human health and safety (as it relates to exposure to harmful or deleterious substances), or the generation, use, handling, transportation, treatment, storage, disposal or Release of harmful or deleterious substances.
“Environmental Liability” shall mean all Liabilities arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of, or the arrangement for such activities with respect to, any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” (a) for purposes of the definition of Eligible Machinery and Equipment and provisions relating to the Borrowing Base, shall mean any “equipment” as such term is defined in Article 9 of the UCC owned by any Borrower, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings and fittings now or hereinafter owned by any Borrower and all additions, all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and (b) for all other purposes, has the meaning assigned to such term in Article 9 of the UCC.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (excluding any agreement for the purchase of the equity interests of a Subsidiary), but excluding, for the avoidance of doubt, any Permitted Convertible Notes.
“Equity Issuance” shall mean any issuance or sale by the Company or the other Borrowers of any Equity Interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code and, for purposes of provisions relating to Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) with respect to a Plan, the failure to satisfy the “minimum funding standard” within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to a Plan, (c) the failure of any Borrower or any ERISA Affiliate to timely make any required contribution to a Multiemployer Plan, (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the imposition of any liability under Title IV of ERISA upon any Borrower or any ERISA Affiliate with respect to the termination of any Plan, (f) the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan, (g) the filing of a notice of intent to terminate, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (h) an event or condition that constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) for which any Borrower or any of the Subsidiaries has or is reasonably expected to have any material liability, (j) the receipt by any Borrower or any ERISA Affiliate of notice from any Multiemployer Plan (1) imposing Withdrawal Liability on any Borrower or any ERISA Affiliate, (2) notifying any Borrower or any ERISA Affiliate that such Multiemployer Plan is, or is expected to be, in “insolvency” pursuant to Section 4245 of ERISA, if applicable or (3) notifying any Borrower or any ERISA Affiliate that such Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA, if applicable), (k) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA, if applicable) or (l) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Plan.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing (other than an ABR Loan or Borrowing), refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Evidence of Flood Insurance” shall have the meaning assigned to such term in Section 5.13(b)(iv).
“Excluded Accounts” shall mean (a) any deposit account in respect of which a Lien is permitted pursuant to Section 6.02(b), (b) deposit accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of any Loan Party or any Restricted Subsidiary, (c) after the occurrence of a Fixed Asset Release Event, any deposit account solely containing proceeds of the sale of Fixed Assets pursuant to, and in accordance with, an Acceptable Intercreditor Agreement, (d) that is a zero balance account, (e) that is located outside of the United States, (f) deposit accounts exclusively used for, and which solely contain, customer deposits in respect of motor vehicles that have not been delivered to such customers and (g) each other deposit account (other than deposit accounts maintained with JPMCB and the Exclusive Control Account and any Controlled Account) with an average monthly balance of less than $2,500,000 for each individual deposit account and less than $12,500,000 in the aggregate for all such deposit accounts. For the avoidance of doubt, in no event shall the Qualified Cash Equivalents Account or the Exclusive Control Account be an Excluded Account.
“Excluded Assets” shall mean (a) Equity Interests of any first tier Foreign Subsidiary or Foreign Holdco, in excess of 66% of all of the issued and outstanding Equity Interests of such Foreign Subsidiary or Foreign Holdco entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) and Equity Interests of any Subsidiary of a Foreign Subsidiary or Foreign Holdco, (b) assets of any Foreign Subsidiary or any Subsidiary which would require registration under the laws of a jurisdiction, (c) Excluded Accounts, (d) all Intellectual Property (excluding any proceeds of Intellectual Property generated from the sale of Inventory containing such Intellectual Property), (e) all leasehold interests in Real Estate or any fee owned Real Estate that is not a Material Real Property or Eligible Real Property, (f) motor vehicles and other assets subject to certificates of title and Letter of Credit Rights (as defined in the UCC) (in each case, other than (x) to the extent a security interest in such rights can be perfected by filing of financing statements or analogous notice filings in appropriate form in the applicable jurisdiction under the Uniform Commercial Code or analogous law of such jurisdiction and (y) motor vehicles that are included in Eligible Inventory), (g) commercial tort claims with an individual value of less than $10,000,000, (h) Equity Interests in (x) an Unrestricted Subsidiary or (y) any Person (other than a Wholly Owned Subsidiary) to the extent not permitted by the terms of such Person’s organizational or joint venture documents or applicable law; provided, that, such Equity Interests shall cease to be Excluded Assets at such time as such prohibition ceases to be in effect, (i) any rights or interests in any agreement, lease, permit, license, charter or license agreement, if under the terms thereof or applicable law with respect thereto, the valid grant of a security interest or Lien therein to the Administrative Agent would constitute or result in a breach, termination or default under such agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that this clause (i) shall in no way be construed (x) to apply if any such prohibition is unenforceable under Section 9-406, 9-407 or 9-408 of the UCC or other applicable law or (y) so as to limit, impair or otherwise affect the Administrative Agent’s unconditional continuing security interests in and Liens upon any rights or interests of any Loan Party in or to monies due or to become due under any such agreement, lease, permit, license, charter or license agreement, (j) any property or assets the pledge of which or the security interests or Lien thereon would require any governmental consent, approval, license or authorization that has not been obtained, (k) such other property or assets as reasonably determined by the Administrative Agent and the Company, the burden or cost or other consequence (including material adverse tax consequences) of providing a security interest in such property or asset outweighs the benefit to the Secured Parties. Notwithstanding the foregoing, in no event shall “Excluded Assets” include any assets that are subject to a Lien securing any Permitted Additional Secured Indebtedness. For the avoidance of doubt, in no event shall the Qualified Cash Equivalents Account or the Exclusive Control Account be an Excluded Asset.
“Excluded Subsidiary” shall mean any subsidiary of the Company:
(xi)that is not a Wholly Owned Subsidiary;
(xii)that is an Immaterial Subsidiary;
(xiii)that is prohibited from providing a Guarantee in respect of the Obligations by (x) any provision of any agreement, instrument or other undertaking to which such subsidiary is a party or by which it or any of its assets or property is bound existing on the date such Person became a subsidiary;

provided that such provision is not entered into for the purpose of qualifying as an “Excluded Subsidiary” under this Agreement or (y) applicable law;
(xiv)that would require the consent, approval, license or authorization of any third party in order to provide a Guarantee in respect of the Obligations pursuant to any agreement, instrument or other undertaking referred to in clause (iii)(x) above or applicable law (in each case, to the extent such consent, approval, license or authorization has not been received);
(xv)that is a Foreign Holdco;
(xvi)that is a Foreign Subsidiary or a Domestic Subsidiary of a Foreign Subsidiary;
(xvii)that is newly formed for the purpose of consummating a merger transaction pursuant to an acquisition permitted by this Agreement, which Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it substantially contemporaneously with the closing of such merger transaction (it being understood that any surviving Subsidiary of such merger transaction shall not constitute an Excluded Subsidiary under this clause (vii));
(xviii)to the extent the provision a Guarantee by such subsidiary in respect of the Obligations would reasonably be expected to result in material adverse tax consequences to Rivian Parent, the Company or any of its Restricted Subsidiaries as reasonably determined by the Borrower Representative in good faith in consultation with the Administrative Agent;
(xix)that is an Unrestricted Subsidiary;
(xx)that does not own any assets (other than de minimis assets) that are not Intellectual Property, so long as such subsidiary is not an obligor in respect of any Permitted Additional Indebtedness; or
(xxi)with respect to which, as reasonably determined by the Administrative Agent and the Borrower Representative, the burden or cost or other consequences (including material adverse tax consequences) of providing a Guarantee outweighs the benefits to the Secured Parties;
provided that the Borrower Representative, in its sole discretion, may cause any Restricted Subsidiary that is a Domestic Subsidiary that qualifies as an Excluded Subsidiary under clauses (i) through (xi) above to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” and similar requirements of the Administrative Agent and the requirements of Section 5.13 as if such Subsidiary were required to comply with such Section) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Borrower Representative elects, in its sole discretion, to designate such Persons as an Excluded Subsidiary).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender,

U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any withholding Taxes imposed under FATCA.
“Exclusive Control Account” means a deposit account maintained with the Administrative Agent and located within the United States that is subject to (a) a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties and (b) a control agreement granting the Administrative Agent non-springing control over such account.
“Exclusive Control Period” shall mean the first day on which Eligible Cash is required pursuant to the definition thereof to be held (and is actually held) in the Exclusive Control Account and each day thereafter.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements and implementing such Sections of the Code.
“FCA” has the meaning assigned to such term in Section 1.08.
“FCCR Covenant Trigger” shall mean the first date after the Effective Date on which the Fixed Charge Coverage Ratio is greater than 1.0 to 1.0 for two consecutive fiscal quarters, in each case on a trailing four fiscal quarter basis as of the end of the last quarter for which financial statements have most recently been delivered or are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b).
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, controller, vice president – tax and treasury or any manager with similar responsibilities of such Person.
“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.
“Fiscal Year” shall mean, with respect to the Company and the Restricted Subsidiaries, a fiscal year ending on December 31 of each calendar year.
“Fixed Asset Facility” means any Debt that is permitted to be incurred and permitted to be secured by first priority Liens on the Fixed Assets pursuant to Section 6.01(s) and Section 6.02(o).
“Fixed Asset Facility Collateral Agent” shall mean, with respect to any Fixed Asset Facility, the collateral agent for the secured parties in respect of such Fixed Asset Facility.

“Fixed Asset Facility Documents” shall mean, with respect to any Fixed Asset Facility, the definitive documentation governing such Fixed Asset Facility.
“Fixed Asset Facility Obligations” shall mean, with respect to any Fixed Asset Facility, the “Obligations” (or equivalent term) as defined in the applicable Fixed Asset Facility Documents.
“Fixed Asset Release Event” means the satisfaction of each of the following conditions:
(a)no Default or Event of Default shall have occurred and be continuing as of such date or would result therefrom;
(b)the Administrative Agent shall have received an updated appraisal of the Borrowers’ Inventory and an updated field examination in each case from a firm satisfactory to the Administrative Agent in its Permitted Discretion, which appraisal and field examination shall be satisfactory to the Administrative Agent in its Permitted Discretion;
(c)Specified Availability for each day in the 90-day period prior to such action and on the date of such Fixed Asset Release Event shall not be less than 35% of the Line Cap then in effect, on a pro forma basis after giving effect to such Fixed Asset Release Event;
(d)the portion of the Borrowing Base calculated on a pro forma basis that is comprised of Eligible Cash shall be less than 50%;
(e)the Operational Metric Trigger Date shall have occurred; and
(f)the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative (i) requesting, on behalf of the Borrowers, either (x) if no Fixed Asset Facility is then outstanding or will contemporaneously be outstanding, the release of the Fixed Assets or (y) if a Fixed Asset Facility is then outstanding or will contemporaneously be outstanding, the subordination of the Liens on the Fixed Assets to the Liens securing such Fixed Asset Facility pursuant to the terms of an Acceptable Intercreditor Agreement and (ii) certifying that each of the conditions set forth in the foregoing clauses (a) through (e) have been satisfied on the date thereof, together with reasonably detailed calculations demonstrating satisfaction of the conditions set forth in the foregoing clauses (c) and (d).
“Fixed Assets” means all assets other than ABL Collateral.
“Fixed Charge Coverage Ratio” shall mean, with respect to Loan Parties and their Restricted Subsidiaries on a consolidated basis, for any applicable period, the ratio of (a) Consolidated EBITDA for such period, minus Unfinanced Capital Expenditures, to (b) Fixed Charges for such period.
“Fixed Charges” shall mean, as to Loan Parties and their Restricted Subsidiaries determined on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Consolidated Interest Expense that was paid or payable in cash during such period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Money Borrowed (other than intercompany debt), and the principal component of Debt with respect to Capital Leases (but excluding, for purposes of the foregoing clauses (a) and (b), (i) any non-cash interest or deferred financing costs, (ii) any amortization or write-down of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees, (iv) penalties and interest related to taxes, (v) any imputed interest as a result of purchase accounting and (vi) the payment or Satisfaction of Conversion Obligation of any Permitted Convertible Notes at their final maturity date or upon conversion thereof), in each case paid or payable in cash during such period (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Debt under Capital Leases), plus (c) all taxes paid or required to be paid during such period in cash, plus (d) all Restricted Distributions paid in cash (other than those made to a Loan Party or otherwise eliminated in consolidation).
“Flood Determination Form” shall have the meaning assigned to such term in Section 5.13(b)(i).

“Flood Laws” has the meaning assigned to such term in Section 8.10.
“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate.
“Foreign Holdco” shall mean any direct or indirect subsidiary of the Company, substantially all of the assets of which consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries.
“Foreign Lender” shall mean (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Subsidiary” shall mean any Subsidiary which is not a Domestic Subsidiary.
“Funding Account” has the meaning assigned to such term in Section 4.01(g).
“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time (except as otherwise expressly provided herein).
“Government Official” shall have the meaning assigned to such term in Section 3.21.
“Governmental Authority” shall mean the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment of such Debt or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Debt).
The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Debt in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated as of the Effective Date, as amended, restated, supplemented or otherwise modified, among the Company, the other Borrowers, the Restricted Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties.
“Guarantors” shall mean the Subsidiary Guarantors.
“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances,

chlorofluorocarbons and all other ozone depleting substances, and (b) any other chemical, material, pollutant, contaminant, substance or waste that is prohibited or regulated by or pursuant to any Environmental Law (including microbial matter, mycotoxins, mold and mold spores).
“Immaterial Subsidiary” shall mean any Restricted Subsidiary that, together with its subsidiaries that are Restricted Subsidiaries and every other Immaterial Subsidiary, (i) did not, as of the most recently ended Test Period, have total assets with a value in excess of 5.0% of Consolidated Total Assets and (ii) did not, during the most recently ended Test Period, have revenues in excess of 5.0% of the consolidated total revenues of the Company and its Subsidiaries for such period (and the Borrower Representative will designate in writing to the Administrative Agent from time to time the Restricted Subsidiaries that will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitations).
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(c).
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Integration Costs” shall mean non-recurring integration costs incurred in connection with any Permitted Acquisition or similar Investment.
“Intellectual Property” shall mean all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses and any other intellectual property rights (and all IP Ancillary Rights related thereto) to the fullest extent arising under any Requirement of Law.
“Interest Election Request” shall mean a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.
“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower Representative may elect, or to the extent available (as determined by each Appropriate Lender) to all Appropriate Lenders, less than one month (in which case the Interest Period shall end on the day designated by the Borrower Representative); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internet Domain Name” shall mean all rights, title and interests (and all related IP Ancillary Rights) in or relating to internet domain names (including to the fullest extent arising under any Requirement of Law), together with all goodwill associated therewith.
“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Inventory” has the meaning given to such term in Article 9 of the UCC.
“Investment Grade Rating” shall mean, with respect to any Account Debtor, that the long-term senior unsecured publicly held debt rating or corporate family rating of such Account Debtor is equal to or higher than Baa3 (or its equivalent) by Moody’s or BBB (or its equivalent) by S&P.
“Investments” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees the Debt of such Person or (c) the purchase or other acquisition (in one transaction or series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.07:
(g)“Investments” shall include the portion (proportionate to the Company’s direct or indirect Equity Interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the Company at the time that such subsidiary is designated an Unrestricted Subsidiary; and
(h)any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.
“IP Ancillary Rights” shall mean, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property, and, in each case, all rights to obtain or enforce any other IP Ancillary Right.
“IP License” shall mean all licenses granting any right to exploit any Intellectual Property.
“IRS” shall mean the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuer Option” shall mean (a) any Note Hedge Option and (b) any Upper Strike Warrant.
“Issuing Bank” shall mean in its capacity as the issuer of Letters of Credit hereunder, each of (i) JPMCB and, to the extent JPMCB is no longer the Administrative Agent hereunder, any successor Administrative Agent, (ii) Barclays Bank PLC, (iii) Goldman Sachs Lending Partners LLC, (iv) Morgan Stanley Senior Funding, Inc. and (v) and any other Lender that agrees to act as an Issuing Bank. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or all Issuing Banks, as the context may require. Unless separately agreed between the applicable Issuing Bank and the applicable Borrower, (x) Barclays Bank PLC, Goldman Sachs Lending Partners LLC and Morgan Stanley Senior Funding, Inc. and their respective Affiliates shall only be required to issue (and maintain) standby letters of credit and (y) Morgan Stanley Senior Funding, Inc. and its Affiliates shall not be required to issue (or maintain) Letters of Credit denominated in South Korean Won.
“Issuing Bank Sublimits” means (a) $37,500,000, in the case of each of JPMCB, Barclays Bank PLC, Goldman Sachs Lending Partners LLC and Morgan Stanley Senior Funding, Inc. and (b) with respect to any other Issuing Bank, such amount as shall be designated to the Administrative Agent and the Borrower Representative in writing by such Issuing Bank. The Issuing Bank Sublimit of any Issuing Bank may be increased or decreased by the mutual written agreement of the Borrowers and the affected Issuing Bank (and notified to the Administrative Agent).
“Joint Lead Arrangers” shall mean JPMCB, Barclays Bank PLC, Goldman Sachs Lending Partners LLC and Morgan Stanley Senior Funding, Inc., each in their capacity as a joint lead arranger and joint bookrunner hereunder.
“JPMCB” shall mean JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Judgment Currency” shall have the meaning assigned to such term in Section 9.23.
“Junior Financing” shall mean (i) any Debt that is contractually subordinated in right of payment and (ii) any Debt that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations (it being agreed that a Fixed Asset Facility shall not constitute Junior Financing so long as such Fixed Asset Facility is secured by a Lien on Fixed Assets that is senior to the Lien on such Fixed Assets securing the Obligations), in each case, of the Loan Parties or any Restricted Subsidiary.
“Junior Financing Documentation” shall mean any documentation governing the Junior Financing.
“Jurisdictional Requirements” shall have the meaning assigned to such term in Section 6.05(a).
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” shall mean any payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by, or on behalf of, the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.
“LCT Election” shall have the meaning assigned to such term in Section 1.05.
“LCT Test Date” shall have the meaning assigned to such term in Section 1.05.
“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).
“Lenders” shall mean the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank.
“Letters of Credit” shall mean the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” shall mean any one of them or each of them singularly, as the context may require.
“Liabilities” shall mean all claims (including intraparty claims), actions, suits, judgments, orders, demands, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate” shall mean, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBOR” has the meaning assigned to such term in Section 1.08.
“Licensed Intellectual Property” shall mean all Intellectual Property owned by a third party and licensed or sublicensed to a Loan Party.
“Lien” shall mean, with respect to any asset, any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Loan Documents, the Company, the other Borrowers or any of their respective subsidiaries shall be deemed to own, subject to a Lien, any asset which any of them has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement (other than non-exclusive licenses) relating to such asset. Notwithstanding the foregoing, in no event will an operating lease or agreement to sell be deemed to constitute a Lien.
“Limited Condition Eligible Transaction” shall mean (a) any Investment or acquisition by the Borrower or one or more of the Restricted Subsidiaries, including by way of merger or amalgamation, of any assets, business or Person permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment permitted under this Agreement of Debt requiring the giving of advance irrevocable notice of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
“Limited Condition Transaction” shall mean any Limited Condition Eligible Transaction with respect to which the Borrower Representative has made an LCT Election.
“Line Cap” shall mean the lesser of (a) the Borrowing Base and (b) the Aggregate Revolving Commitment.

“Liquidity” shall mean on any date of determination, an amount equal to the aggregate amount of unrestricted cash and unrestricted Permitted Investments of the Company and the Restricted Subsidiaries (which, for the avoidance of doubt, shall include Permitted Investments in the Qualified Cash Equivalents Account and cash and Permitted Investments in the Exclusive Control Account).
“Loan Documents” shall mean, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, any Acceptable Intercreditor Agreement, and all other agreements, instruments, documents and certificates, including those identified in Section 4.01, executed by or on behalf of any Loan Party, and delivered to, or in favor of, the Administrative Agent or any Lender and required pursuant to the foregoing. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. For the avoidance of doubt, Loan Documents shall not include Banking Services Agreements.
“Loan Parties” shall mean, collectively, the Company, the other Borrowers, the Subsidiary Guarantors and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.
“Loans” shall mean the loans and advances made by the Lenders pursuant to this Agreement, including Overadvances and Protective Advances.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean (a) a material adverse effect on the financial condition, results of operations, business or Properties of the Company and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Company, the other Borrowers and the other Loan Parties, taken as a whole, to perform any of their respective obligations under the Loan Documents, taken as a whole, or the legality, validity or enforceability against the Loan Parties of the Loan Documents to which they are a party, taken as a whole or (c) a material adverse effect on the rights and remedies of or benefits available to the Administrative Agent and the Lenders under the Loan Documents (taken as a whole).
“Material Debt” shall mean Money Borrowed of any one or more of the Loan Parties or any of their respective Subsidiaries in an aggregate principal amount exceeding $100,000,000; provided that in no event shall any of the following be Material Debt: (a) Debt under a Loan Document, (b) Capital Leases, (d) intercompany Debt (including Debt owed to Rivian Parent) and (e) Debt under any Swap Agreements.
“Material IP” means any Intellectual Property that is material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.
“Material IP Subsidiary” means each Subsidiary that owns, directly or indirectly through one or more of its subsidiaries, any Material IP.
“Material Real Property” shall mean any owned Real Estate located in the United States having a fair market value of $100,000,000 or greater (per property).
“Material Subsidiary” shall mean any Restricted Subsidiary other than an Immaterial Subsidiary.
“Maturity Date” shall mean May 20, 2025 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“MIRE Event” means if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).
“Money Borrowed” shall mean (a) Debt for borrowed money arising from the lending of money by any third party to any Loan Party or any of their respective Subsidiaries, (b) Debt, whether or not in any such case arising from the lending by any third party of money to any Loan Party or any of their respective Subsidiaries, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property, (c) reimbursement obligations with respect to letters of credit or guaranties of letters of credit, and (d) without duplication to any Debt under clauses (a), (b) or (c) hereof, Debt of any Loan Party or any of their respective Subsidiaries under any guarantee of obligations that would constitute Debt for Money Borrowed under clauses (a), (b) or (c) hereof, if owed directly by any Loan Party or any of their respective Subsidiaries.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Properties” shall mean all Material Real Property with respect to which a Mortgage is delivered pursuant to the terms hereof and shall include all Eligible Real Property.
“Mortgages” shall mean the mortgages, deeds of trust, deeds to secure debt, assignments of leases and rents and other security documents (including any assignment, amendment, amendment and restatement or similar modification of any existing mortgage) delivered pursuant to the terms hereof, in each case, reasonably acceptable to the Administrative Agent and the Borrower Representative.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA and in respect of which the Borrowers makes or is obligated to make contributions, or with respect to which Borrower has liability under Section 4212(c) of ERISA (including on account of any ERISA Affiliate).
“Net Cash Proceeds” shall mean, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a Casualty Event, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event and restoration costs following a Casualty Event and out-of-pocket costs incurred in connection therewith, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event (including principal amount, premium or penalty, if any, interest and breakage costs) and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative) and (iv) without duplication of the foregoing, in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv) attributable to minority interests and not available for distribution to or for the account of the Company or a wholly owned Restricted Subsidiary as a result thereof).
“Net Orderly Liquidation Value” shall mean, with respect to Inventory or Equipment (or in each case any category thereof) of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser acceptable to the Administrative Agent in its Permitted Discretion, net of all costs of liquidation thereof.

“NFIP” shall have the meaning assigned to such term in Section 5.13(b)(ii).
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Note Hedge Option” shall mean any hedging agreement (including, but not limited to, any bond hedge transaction, call option, transaction, or capped call transaction), with respect to Permitted Stock, purchased by Rivian Parent (with respect to Permitted Convertible Notes issued by Rivian Parent) or the Company (with respect to Permitted Convertible Notes issued by the Company) in connection with the issuance of Permitted Convertible Notes, (whether such transaction is settled in shares of Permitted Stock, the cash value of such shares or a combination thereof).
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” shall mean all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof. For the avoidance of doubt, in no event will Obligations include any obligations in respect of any Issuer Option.
“Operational Metric Trigger Date” means the 45th day following the first date on which both of the following conditions have occurred: (a) the delivery of 14,000 Amazon Vans to Amazon pursuant to the Amazon Contract and (b) the delivery of 30,000 B2C Vehicles to consumers.
“Organizational Documents” shall mean (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Equity Interests (other than options and warrants) of a Person, or, in each case, the equivalent in any applicable jurisdiction.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overadvance” has the meaning assigned to such term in Section 2.05(b).
“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Owned Intellectual Property” shall mean all Intellectual Property owned by a Loan Party.
“Paid in Full” or “Payment in Full” shall mean, (a) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a back-up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 103% of the LC Exposure as of the date of such payment), (c) the indefeasible payment in full in cash of the accrued and unpaid fees, (e) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than (x) Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement, (y) Banking Services Obligations and (z) Swap Agreement Obligations), together with accrued and unpaid interest thereon and (e) the termination of all Commitments.
“Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(d).
“Patent” shall mean all rights, title and interests (and all related IP Ancillary Rights) in or relating to letters patents and design letters patents (including to the fullest extent arising under any Requirement of Law).
“Payment” has the meaning assigned to such term in Section 8.11.
“Payment Conditions” shall mean, and will be deemed to be satisfied with respect to any particular action as to which the satisfaction of the Payment Conditions is being determined if after giving effect to the taking of such action:
(i)with respect to Investments:
(i)no Default or Event of Default has occurred and is continuing,
(ii)Specified Availability for each day in the 30-day period prior to such action and on the date of such proposed action is equal to or greater than the greater of (x) 15% of the Line Cap then in effect and (y) $75,000,000, on a pro forma basis, and
(iii)the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a pro forma basis after giving effect to the subject action; provided that compliance with the Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Specified

Availability for each day in the 30-day period prior to such action and on the date of such proposed action is equal to or greater than the greater of (i) 20% of the Line Cap then in effect and (ii) $112,500,000, on a pro forma basis; and
(b)with respect to Restricted Distributions and the repayment, redemption, purchase, defeasance or other satisfaction of any Permitted Convertible Notes or any Junior Financing:
(i)no Default or Event of Default has occurred and is continuing,
(ii)Specified Availability for each day in the 30-day period prior to such action and on the date of such proposed action is equal to or greater than the greater of (i) 20% of the Line Cap then in effect and (ii) $112,500,000, on a pro forma basis, and
(iii)the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a pro forma basis after giving effect to the subject action.
“Payment Notice” has the meaning assigned to such term in Section 8.11.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.
“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.07(f).
“Permitted Additional Indebtedness” shall mean Permitted Additional Unsecured Indebtedness and Permitted Additional Secured Indebtedness.
“Permitted Additional Indebtedness Documents” shall mean Permitted Additional Unsecured Indebtedness Documents and Permitted Additional Secured Indebtedness Documents.
“Permitted Additional Secured Indebtedness” has the meaning assigned to such term in Section 6.01(s).
“Permitted Additional Secured Indebtedness Documents” shall mean on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty, security agreement, pledge agreement, mortgage, other security document and other document relating to the incurrence or issuance of any Permitted Additional Secured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Permitted Additional Unsecured Indebtedness” has the meaning assigned to such term in Section 6.01(s).
“Permitted Additional Unsecured Indebtedness Documents” shall mean, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty and other document relating to the incurrence or issuance of any Permitted Additional Unsecured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Permitted Bank Financing” shall mean a transaction in which (a) a bank or other financial institution finances the purchase of a motor vehicle by a customer from a Borrower or purchases the Account of a customer that finances the purchase of a motor vehicle, (b) such bank or other financial institution becomes the Account Debtor in respect of the relevant Account (such Account, a “Permitted Bank Financing Account”), (c) such Account is the valid, legally enforceable obligation of such bank or other financial institution and (d) such bank or other financial institution has no recourse to the Company or its Subsidiaries if the customer fails to pay the bank or other financial institution in respect of financing such purchase; provided that, upon the reasonable request of the Administrative Agent, the Borrowers shall provide supporting documentation demonstrating each of the foregoing requirements.
“Permitted Bank Financing Account” has the meaning provided in the definition of Permitted Bank Financing.
“Permitted Common Stock” shall mean (a) with respect to Permitted Convertible Notes issued by Rivian Parent, authorized shares of common stock of Rivian Parent and (b) with respect to Permitted Convertible Notes issued by the Company, authorized shares of common stock of the Company.
“Permitted Contest” shall mean a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that any enforcement action by the holder of the obligation that is the subject of such contest is effectively stayed during such challenge.
“Permitted Convertible Notes” shall mean (a) unsecured convertible senior securities of Rivian Parent that are Guaranteed by any Loan Party pursuant to, and containing the requirements of, Section 6.01(s) or Section 6.01(t), as applicable, which unsecured convertible senior securities are convertible into Equity Interests of Rivian Parent, cash or a combination of cash and Equity Interests of Rivian Parent and (b) unsecured convertible senior securities of the Company issued pursuant to, and containing the requirements of, Section 6.01(s) or Section 6.01(t), as applicable, which unsecured convertible senior securities are convertible into Equity Interests of the Company, cash or a combination of cash and Equity Interests of the Company.
“Permitted Convertible Notes Documents” shall mean any Permitted Convertible Notes and any Permitted Convertible Notes Indenture.
“Permitted Convertible Notes Indenture” shall mean each indenture (or similar document) pursuant to which any Permitted Convertible Notes are issued.
“Permitted Discretion” shall mean a determination made by the Administrative Agent in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment. When Permitted Discretion relates to the establishment of Reserves after the Effective Date or the imposition of additional exclusionary criteria after the Effective Date, it shall require that (a) such establishment or imposition be based on (i) the results of any field examination or appraisal performed after the Effective Date, or (ii) an analysis of facts or events first occurring or first discovered by the Administrative Agent after the Effective Date or that are different from the facts or events occurring and known to the Administrative Agent on the Effective Date, unless the Borrower Representative and the Administrative Agent otherwise agree in writing, (b) the contributing factors to the imposition of any Reserves shall not duplicate (i) the exclusionary criteria set forth in the definitions of Eligible Accounts, Eligible Cash, Eligible Credit Card Receivables, Eligible Inventory, Eligible Machinery and Equipment or Eligible Real Property, as applicable (and vice versa) or (ii) any reserves deducted in computing book value, and (c) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.
“Permitted Encumbrances” shall mean:
(a)Liens imposed by law and other non-consensual Liens, in each case, for taxes, assessments or other governmental charges or levies (i) not at the time delinquent or (ii) the subject of a Permitted Contest;
(b)carriers’, warehousemen’s, mechanics’, landlords’ mortgagee’s, materialmen’s, repairmen’s, vendor’s and other similar Liens and agricultural and similar Liens, in each case, imposed by law or otherwise non-consensual, arising in the ordinary course of business, and which are securing obligations which are not overdue by more than thirty (30) days or which are the subject of a Permitted Contest;
(c)pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security or similar laws or regulations;
(d)judgments and other similar Liens in respect of judgments, orders for the payment of money or other court proceedings that do not constitute an Event of Default under clause (k) of Section 7.01;
(e)(i) easements, zoning restrictions, licenses, rights-of-way, site plan agreements, development agreements, cross easement or reciprocal agreements, and other non-monetary encumbrances on real property that do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of any Borrower or any Subsidiary (taken as a whole) or the operation of such real property for its intended purpose or (ii) title defects or irregularities with respect to Real Estate which are of a minor nature and which in the aggregate do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of any Borrower or any Subsidiary or the operation of such real property for its intended purpose;
(f)ground leases in respect of Real Estate on which facilities or equipment owned or leased by the Company or any of the Restricted Subsidiaries are located;
(g)Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(h)licenses and sublicenses, and grants and permits, including in respect of Intellectual Property and software, granted by the Company or any Restricted Subsidiary and leases and subleases (by the Company or any Restricted Subsidiary as lessor or sublessor) to third parties, in each case in the ordinary course of business and not interfering in any material respect with the business of the Company and the Restricted Subsidiaries, taken as a whole; provided, however, unless approved by the Administrative Agent, such leases shall (i) not grant to the lessee any options to purchase or rights of first refusal or first offer to purchase, (ii) shall be subordinate to the applicable Mortgage unless the Administrative Agent elects, at its sole option, to subordinate the Mortgage to such lease and (iii) provide that the lessee thereunder shall recognize and attorn to any person succeeding in the interest of the mortgagor upon foreclosure of the Mortgage (or deed in lieu thereof);
(i)with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property, with or without consent of the lessee; provided, that with respect to mortgages by ground lessor or owner of the leased property, such Borrower or other Loan Party, as the case may be, shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement, in a form reasonably acceptable to the Administrative Agent, from the mortgagees of such ground lessor or owner; and
(j)with respect to Credit Card Account Receivables, Liens in favor of a credit card processor or a payment processor arising in the ordinary course of business under any processor agreement.
“Permitted Holders” shall mean (i) the holders of the outstanding Equity Interests of Rivian Parent as of the Effective Date that are identified in Schedule 1.01(d)(i) and their Affiliates and (ii) the entity identified on Schedule 1.01(d)(ii) that manages funds and accounts that own outstanding Equity Interests of Rivian Parent (it being understood that such entity shall only be a Permitted Holder with respect to funds or accounts for which it has sole decision making control as to investments).
“Permitted Investments” shall mean:

(k)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(l)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;
(m)investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or then equivalent grade) by Moody’s or “A-1” (or then equivalent grade) by S&P;
(n)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
(o)investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
(p)other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
“Permitted Lien” shall mean a Lien permitted by Section 6.02.
“Permitted Refinancing” shall mean Debt constituting a refinancing or extension of Debt permitted under Section 6.01 hereunder that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended plus an amount equal to accrued and unpaid interest and any premium thereon paid in connection with such refinancing or extension and other reasonable amounts paid and fees and expenses reasonably incurred, in connection therewith, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Debt being refinanced or extended, (c) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended, and is not secured by a Lien having higher priority than the Lien securing the Debt being refinanced or extended, (d) the obligors of which shall not include any Person that is not at the time of such refinancing an obligor of the Debt being refinanced or extended, (e) is subordinated to the Obligations to at least the same extent as the Debt being refinanced or extended and (f) is otherwise on terms no less favorable to the Loan Parties, taken as a whole, than those of the Debt being refinanced or extended.
“Permitted Stock” shall mean Permitted Common Stock and Qualified Preferred Stock.
“Person” shall mean any natural person, corporation, business, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledged Collateral” shall have the meaning set forth in the Guarantee and Collateral Agreement.
“Post-Acquisition Borrowing Base” has the meaning assigned to such term in the definition of “Acquired Borrowing Base Component”.
“Pre-Acquisition Borrowing Base” has the meaning assigned to such term in the definition of “Acquired Borrowing Base Component”.
“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock, but shall exclude any Permitted Convertible Notes.
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeds” has the meaning assigned to such term in Article 9 of the UCC.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Company’s status (or any relevant parent of the Company’s status) as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.22.
“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not a Disqualified Equity Interest.
“Qualified Cash Equivalents Account” means uncertificated shares constituting Permitted Investments registered in the name of the Company, which Permitted Investments are issued by Affiliates of the Administrative Agent and located within the United States, and the account reflecting the Company’s ownership of such shares, in each case that is subject to (a) a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties and (b) a control agreement that is reasonably acceptable to the Administrative Agent; provided that the Administrative Agent’s control shall be triggered upon (i) the occurrence of and during the continuation of an Event of

Default, (ii) delivery to the Administrative Agent of a Qualified Cash Withdrawal Notice or (iii) the initiation by the Company or any of its Subsidiaries of a withdrawal or transfer of Permitted Investments from the Qualified Cash Equivalents Account if such withdrawal or transfer would cause the amount in the Qualified Cash Equivalents Account after giving effect to such withdrawal or transfer to be less than the Cash-Based Extensions of Credit then outstanding, in each case with respect to clause (ii) and clause (iii), until the Cash-Based Extensions of Credit shall have been prepaid (or, with respect to LC Obligations, cash collateralized) by an amount such that the Cash-Based Extensions of Credit do not exceed the amount in the Qualified Cash Equivalents Account after giving effect to such withdrawal or transfer. For the avoidance of doubt, the Qualified Cash Equivalents Account shall be limited to Permitted Investments, and shall not contain or be comprised of cash or be a deposit account.
“Qualified Cash Withdrawal Notice” has the meaning assigned to such term in Section 2.10(h).
“Qualified IPO” shall mean an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) of the Equity Interests of the Company or any direct or indirect parent thereof which generates Net Cash Proceeds that are contributed as cash common equity to the Borrowers of at least $100,000,000.
“Qualified Preferred Stock” shall mean (a) with respect to Permitted Convertible Notes issued by Rivian Parent, any Preferred Equity of Rivian Parent that constitutes Qualified Capital Stock and (b) with respect to Permitted Convertible Notes issued by the Company, any Preferred Equity of the Company that constitutes Qualified Capital Stock, in each case, so long as the terms of any such Preferred Equity (and the terms of any Equity Interests into which such Preferred Equity is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (x) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement and (y) do not contain any covenants (other than periodic reporting requirements) that are more restrictive, taken as a whole, than the covenants contained in this Agreement (as reasonably determined by the Company in good faith).
“Re-Load” has the meaning set forth in the definition of “Real Estate Component”.
“Re-Load Election” has the meaning set forth in the definition of “Real Estate Component”.
“Real Estate” shall mean any real property owned, leased or subleased by any Loan Party or any subsidiary of any Loan Party.
“Real Estate Component” shall mean an amount equal to 50% of the fair market value of the Borrowers’ Eligible Real Property as set forth in each applicable Acceptable Real Estate Appraisal at the time such Eligible Real Property is first added to the Borrowing Base (or, subject to the conditions set forth herein in connection with any Re-Load or pursuant to the last sentence of this definition, as set forth in each applicable Acceptable Real Estate Appraisal obtained in connection with the Borrower Representative’s most recent Re-Load Election or pursuant to the last sentence of this definition, as applicable); provided, however, that for each parcel of Eligible Real Property that is included in the Borrowing Base, the Availability generated with respect to such parcel of Eligible Real Property shall be reduced on a monthly basis, commencing on the first Business Day of the month immediately following the first date such Eligible Real Property is first added to the Borrowing Base (or, subject to the conditions set forth herein in connection with any Re-Load, commencing on the first Business Day of the month immediately following any Re-Load) and on the first Business Day of each month thereafter, by an amount equal to 1/180 of the original amount of Availability generated by such parcel of Eligible Real Property as of the first date such parcel of Eligible Real Property was added to the Borrowing Base (or, subject to the conditions set forth herein in connection with any Re-Load, as of the date of any Re-Load); provided, further, for the avoidance of doubt, no Real Estate will constitute Eligible Real Property until the applicable Borrower has complied with the provisions of the definition of Eligible Real Property.
Notwithstanding the foregoing, on up to two occasions after the Effective Date, the Borrower Representative may elect (a “Re-Load Election”) to have all (but not less than all) Eligible Real Property at the time of such Re-Load Election to be re-appraised at the Borrowers’ expense. Upon the Administrative Agent’s receipt and review of Acceptable Real Estate Appraisals and environmental reports requested by the Administrative Agent and acceptable to the Administrative Agent and the Lenders for each parcel of Eligible Real Property in connection with a Re-Load Election made in accordance with this paragraph, the Real Estate Component shall be recalculated to give effect to such Acceptable Real Estate Appraisals (including giving effect to such Acceptable Real Estate Appraisal notwithstanding that the fair market value of any such Eligible Real Property in any such appraisal may be less than the fair market value of such Eligible Real Property in the most recently completed Acceptable Real Estate Appraisals) (such recalculation, a “Re-Load”).
Notwithstanding the foregoing, the Administrative Agent may conduct (or have conducted) appraisals of any or all of the Eligible Real Property at Borrowers’ expense at any time after the occurrence of a Default, and if the fair market value of any such Eligible Real Property in any such appraisal is less than the fair market value of such Eligible Real Property in the most recently completed Acceptable Real Estate Appraisal, then such new appraisal shall be utilized for purposes of calculation of the “Real Estate Component”.
“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance” or “refinance” shall mean, in respect of any indebtedness, to refinance, replace, defease, refund or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for, such indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors. “Refinanced” or “refinanced” and “Refinancing” or “refinancing” shall have correlative meanings.
“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.03(l).
“Register” has the meaning assigned to such term in Section 9.04(b).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the environment or within any equipment, fixture, building or structure.
“Relevant Governmental Body” shall mean the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or, in each case, any successor thereto.
“Report” shall mean reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations, audits or environmental or other reports pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative

Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent subject to Lenders’ confidentiality obligations hereunder.
“Required Lenders” shall mean, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time; provided that, as long as there are only two Lenders, Required Lenders shall mean both Lenders.
“Requirement of Law” shall mean, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves that the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect:
(1)the impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Base in accordance with the Loan Documents;
(2)claims and liabilities that will need to be satisfied, or will dilute the amounts received by holders of Loans, in connection with the realization upon such Collateral; or
(3)criteria, events, conditions, contingencies or risks that adversely affect any component of the Borrowing Base, the Collateral included therein or the validity or enforceability of the Loan Documents or any material remedies of the Administrative Agent, each Issuing Bank and each Lender under the Loan Documents with respect to such Collateral.
Notwithstanding the foregoing, Reserves may include any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for Swap Agreement Obligations, the Customer Deposit Reserve, volatility reserves, reserves for any outstanding trade payables of the Loan Parties which have been unpaid for more than 90 days after the due date therefor (other than trade payables being contested or disputed by any Loan Party in good faith), reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts of the Borrowers for any period to the aggregate dollar amount of sales of the Borrowers for such period) calculated by the Administrative Agent for any period that is or is reasonably anticipated to be greater than five percent, reserves in connection with the accounts payable balance owed to third-party vendors where Inventory of the Borrowers is physically located with such vendor, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Liens on any Accounts or Inventory of a Loan Party on account of priming agricultural related liens or trusts, reserves for contingent liabilities of any Loan Party, reserves relating to Environmental Liabilities in respect of Eligible Real Property included in the Borrowing Base, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for currency exchange (including, without limitation, in connection with any component of the Borrowing Base that is denominated in a foreign currency), and reserves for taxes, fees, assessments, and other governmental charges with respect to the Collateral or any Loan Party. Solely with respect to assets that exist on the Effective Date and with respect to which the Administrative Agent has received the results of an appraisal on or prior to the Effective Date, with respect to facts or events known to the Administrative Agent prior to the Effective Date, the Administrative Agent may impose new or increased Reserves only to reflect a change in circumstances, events, conditions, contingencies or risks in respect of such facts or events.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean with respect to any Person, such Person’s chief executive officer, president, chief operating officer, chief financial officer or other Financial Officer, manager or other officer having substantially the same authority and responsibility with respect to the matters at hand (or having substantially the same knowledge of the contents of the certificate, document or other document being delivered).
“Restricted Distribution” shall mean as to any Person (i) any dividend or other distribution on any Equity Interest in such Person (except those payable solely in its equity interests of the same class), (ii) any payment by such Person (except those payable solely by issuance of common stock of such Person) on account of the purchase, redemption, retirement, defeasance, surrender or acquisition of any Equity Interests in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person or (iii) the payment of cash interest on Permitted Convertible Notes. For the avoidance of doubt, no Satisfaction of Conversion Obligation of Permitted Convertible Notes up to the principal amount of such Permitted Convertible Notes, nor the purchase, sale or performance of obligations under any Issuer Option, shall constitute a Restricted Distribution.
“Restricted Subsidiary” shall mean, collectively, any existing or future direct or indirect subsidiary of the Company, other than any Unrestricted Subsidiary but including, at all times, the Borrowers.
“Revaluation Date” shall mean, with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (iv) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Overadvances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.
“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and LC Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time, plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.
“Revolving Lender” shall mean, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” shall mean a Loan made pursuant to Section 2.01(a).
“Rivian Automotive” has the meaning assigned to such term in the preamble to this Agreement.
“Rivian LLC” has the meaning assigned to such term in the preamble to this Agreement.
“Rivian Parent” shall mean Rivian Automotive Inc.
“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property, equipment or capital assets owned by a Loan Party or other property customarily included in such transactions.
“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (which, as of the Effective Date, shall include Cuba, Iran, North Korea, the Crimea Region of Ukraine and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Satisfaction of Conversion Obligation” shall mean any settlement upon conversion of Permitted Convertible Notes consisting of Permitted Stock, cash or a combination of cash and Permitted Stock.
“SEC” shall mean the Securities and Exchange Commission of the U.S.
“Secured Leverage Ratio” means, with respect to any period, the ratio of (a) Consolidated Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Company for such Test Period.
“Secured Obligations” shall mean all Obligations, together with (a) all Banking Services Obligations owing to one or more Lenders or their respective Affiliates and (b) all Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.
“Secured Parties” shall mean (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and permitted assigns of each of the foregoing.
“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, with respect to any Person on any date of determination, (a) the fair value and the present saleable value of any and all property of such Person and its subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of such Person and its subsidiaries, on a consolidated basis, as they become absolute and mature, (b) such Person and its subsidiaries, on a consolidated basis, are able to pay their debts (including contingent and subordinated liabilities) as they become absolute and mature, (c) such Person and its subsidiaries do not intend to, nor believes that they will, incur debts that would be beyond their ability to pay as such debts mature and (d) such Person and its subsidiaries, on a consolidated basis, are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would constitute unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Special Flood Hazard Area” shall mean an area that the Federal Emergency Management Agency’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Specified ABL Event of Default” shall mean any Event of Default under clauses (a), (b)(i), (b)(ii) (solely with respect to Sections 2.10(h), 6.13, 6.14 and 6.17 and Section 4.04(b)(i), (ii) and (iii) of the Guarantee and Collateral Agreement), (d) (solely with respect to the representation and warranty made in respect of a Borrowing Base Certificate), (f) or (g) of Section 7.01.
“Specified Availability” means, the sum of (a) Availability at such time plus (b) Suppressed Availability (which shall not be less than zero) at such time.
“Specified Event of Default” shall mean any Event of Default under clauses (a), (f) or (g) of Section 7.01.
“Specified Transaction” shall mean the Transactions, any Investment that results in a Person becoming a Restricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Borrower Representative or any Disposition (or discontinuance), or acquisition, of a business unit, line of business or division by the Company, any other Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise and cost savings initiatives of the type described in clause (a)(xi) of the definition of the term “Consolidated EBITDA”.
“Springing Control Period” shall mean each day prior to the commencement of the Exclusive Control Period.
“Statements” has the meaning assigned to such term in Section 2.18(g).
“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of the Company.
“Subsidiary Guarantor” shall mean each Subsidiary that is listed on Schedule 1.01(b), and each other Subsidiary (other than a Borrower) that is or becomes a party to the Guarantee and Collateral Agreement.
“Supported QFC” has the meaning assigned to such term in Section 9.22.
“Supporting Obligations” shall have the meaning given in the UCC.
“Suppressed Availability” means an amount, if positive, by which the Borrowing Base (excluding Eligible Cash) exceeds the aggregate Revolving Commitments; provided, for the purposes of calculating Specified Availability, Suppressed Availability shall not exceed 5.0% of the aggregate Revolving Commitments at such time.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement. For the avoidance of doubt, in no event will Swap Agreements include any Issuer Option or obligation in respect thereof.
“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder. For the avoidance of doubt, in no event will Swap Obligations include any Issuer Option or obligation in respect thereof.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrower Representative of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” shall mean the determination by the Administrative Agent (in consultation with the Borrower Representative) that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.

“Test Period” shall have the meaning assigned to such term in Section 1.06(b).
“Title Company” shall have the meaning assigned to such term in Section 5.13(b)(ix).
“Total Leverage Ratio” means, with respect to any period, the ratio of (a) Consolidated Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Company for such Test Period.
“Trade Secret” shall mean all rights, title and interests (and all related IP Ancillary Rights) in or relating to trade secrets (including to the fullest extent arising under any Requirement of Law).
“Trademark” shall mean all rights, title and interests (and all related IP Ancillary Rights) in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers (including to the fullest extent arising under any Requirement of Law), together with all goodwill associated therewith, all registrations and recordations thereof.
“Transaction Costs” shall mean all fees, costs and expenses incurred in connection with the Transactions.
“Transactions” shall mean the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the ABR.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Financial Institutions” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Debt (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).
“Unliquidated Obligations” shall mean, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Subsidiary” shall mean (a) as of the Effective Date, each subsidiary of the Company listed on Schedule 1.01(c), (b) any subsidiary of the Company designated by the Company as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Effective Date and (c) any subsidiary of an Unrestricted Subsidiary; provided, that (i) notwithstanding the foregoing clauses (a), (b) and (c), in no event shall any Borrower, any Material IP Subsidiary, or any subsidiary that owns any Equity Interest of any Borrower, any Restricted Subsidiary or any Material IP Subsidiary, in each case, be an Unrestricted Subsidiary and (ii) subject to the provisions of Section 5.14, any subsidiary that is redesignated as a Restricted Subsidiary shall cease to be an Unrestricted Subsidiary.
“Upper Strike Warrant” shall mean any call option, warrant or right to purchase (or substantially equivalent derivative transaction) with respect to Permitted Stock sold by Rivian Parent in connection with the issuance of Permitted Convertible Notes by Rivian Parent or the Company (whether such option, warrant, right to purchase (or similar transaction) is settled in shares, cash or a combination thereof).
“U.S.” shall mean the United States of America.
“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.22.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Voting Stock” shall mean, as of any date, the Equity Interests of any Person that are at the time entitled to appoint or to vote (without regard to the occurrence of any contingency) in the election of the board of directors, board of managers or other equivalent governing body of such Person (or, if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity).
“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent and, for U.S. federal income tax purposes only, any other withholding agent.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar

Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04Accounting Terms; GAAP.
(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Effective Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
(b)Lease Treatment. Notwithstanding anything to the contrary contained in Section 1.02(a) above or the definition of “Capital Lease Obligations”, only those leases that would constitute capital leases prior to the implementation of ASC 842 shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).
Section 1.05Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Debt in connection therewith (other than the borrowing of Loans or the issuance of Letters of Credit)), for purposes of (a) determining compliance with any provision of this Agreement that requires the calculation of the Fixed Charge Coverage Ratio, (b) testing availability under baskets set forth in this Agreement (other than any Availability or Specified Availability threshold applicable to such baskets) or (c) determining the accuracy of representations and warranties and/or whether a Default or Event of

Default shall have occurred and be continuing (other than with respect to Section 4.02), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into, in the case of a Limited Condition Eligible Transaction described in clause (a) of the definition thereof, or the date on which irrevocable notice of the applicable repayment or redemption of Debt is delivered, in the case of a Limited Condition Eligible Transaction described in clause (b) of the definition thereof (in each case, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Debt or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four consecutive fiscal quarters ending on or prior to the LCT Test Date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 5.01(a) or (b)), the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or requirement with respect to the accuracy of representations and warranties or absence of Defaults or Events of Default, such ratio, basket or requirement shall be deemed to have been complied with; provided, with respect to any provision that requires minimum Availability or Specified Availability, compliance with such Availability or Specified Availability test shall be made at the time any Limited Condition Transaction is consummated instead of on the LCT Test Date. If the Borrower has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Debt or Liens and the use of proceeds thereof) have been consummated.
Section 1.06Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, all financial ratios and tests shall be calculated in the manner prescribed by this Section 1.06.
(b)In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Debt included in the calculation of any financial test or ratio (other than Debt incurred or repaid under any revolving credit facility unless such Debt has been permanently repaid and has not been replaced but including the Debt issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any financial ratio or test is being calculated), subsequent to the end of the period of four consecutive fiscal quarters (the “Test Period”) for which any financial test or ratio is being calculated but prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial test or ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Debt and the application of the proceeds of such Debt, as if the same had occurred on the last day of the applicable Test Period.
(c)For purposes of calculating any financial test or ratio, Specified Transactions that have been made by the Company or any Restricted Subsidiary during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section, the then applicable financial test or ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period. If since the beginning of such Test Period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, then such ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable Test Period. If any Debt bears a floating rate of interest and is being given pro forma effect, for purposes of determining the pro forma Fixed Charge Coverage Ratio, the interest on such Debt shall be calculated as if the rate in effect on the date of determination has been the applicable rate for the entire Test Period, and interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable Test Period.
(d)The pro forma calculations permitted or required to be made by the Company or any Restricted Subsidiary pursuant to this Agreement shall include only those adjustments that are (i) permitted or required by Regulation S-X under the Securities Act of 1933, as amended or (ii) permissible by the definition of Consolidated EBITDA.
Section 1.07Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.08Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.14(c) and (d) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower Representative, pursuant to Section 2.14(f), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(c) or (d), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(e)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
Section 1.09Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
Section 1.10Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
(b)Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
Section 2.11MIRE Event. No MIRE Event may be closed until the date that is (a) if there are no Mortgaged Properties located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area,” ten Business Days or (b) if there are any Mortgaged Properties located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area,” 30 days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed “life of loan” standard flood hazard determination with respect to such Mortgaged Property from a third party vendor; (ii) if such Mortgaged Property is located in a “special flood hazard area”, (A) a notification to the Borrower of that fact and (if applicable) notification to the Borrower that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower of such notice and (C) a notice about special flood hazard area status and flood disaster assistance executed by the Borrower; and (iii) evidence of flood insurance in amount sufficient to comply with the Flood Laws and otherwise reasonably satisfactory to the Administrative Agent; provided that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction; and provided further that any obligations any Loan Party may have to grant a Mortgage within the applicable time period shall be extended for so long as is required to ensure compliance with the requirements set forth in this Section 1.11.
Article II

The Credits
Section 2.01Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base; provided, the Administrative Agent may, in its sole discretion, make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
Section 2.02Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance and any Overadvance shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.
(b)Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, not later than (a) in the case of a Eurodollar Borrowing, 1:00 p.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, 1:00 p.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., Chicago time, on the date of such proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the name of the applicable Borrower(s);
(ii)the aggregate amount of the requested Revolving Borrowing and a breakdown of the separate wires comprising such Borrowing;
(iii)the date of such Revolving Borrowing, which shall be a Business Day;
(iv)whether such Revolving Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(v)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. For the avoidance of doubt, each Borrower agrees that during a Springing Control Period it shall not submit a Borrowing Request on any date that a Qualified Cash Withdrawal Notice is or will be delivered, and if any Borrowing Request is delivered on any date during a Springing Control Period that a Qualified Cash Withdrawal Notice is or will be delivered such Borrowing Request shall be disregarded.
Section 2.04Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Secured Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate principal amount of Protective Advances outstanding at any time, together with the aggregate principal amount of Overadvances outstanding at such time, shall not at any time exceed 10% of the Line Cap; provided, further, that the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The making of a Protective Advance on one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
(b)Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
Section 2.05Overadvances.
(a)[Reserved.]
(b)Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), on behalf of the Revolving Lenders, (x) make Revolving Loans to the Borrowers, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); or (y) deem the amount of Revolving Loans outstanding to the Borrowers that are in excess of Availability to be Overadvances; provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount, together with the aggregate principal amount of Protective Advances outstanding at such time, not to exceed at any time 10% of the Line Cap, and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Lenders may at any time, via written notice of the same, revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
(c)Upon the making of an Overadvance (whether before or after the occurrence of a Default and regardless of whether a settlement has been requested with respect to such Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Overadvance.
Section 2.06Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower denominated in dollars and Alternative Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated or indemnified for hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented. Notwithstanding the foregoing, it is hereby acknowledged and agreed by the parties hereto that as of the

Effective Date, all Existing Letters of Credit listed on Schedule 2.06 shall be deemed to be issued pursuant to the terms of this Agreement.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit through Electronic System, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of, but in any event no less than (x) three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension of a Letter of Credit denominated in dollars or (y) five (5) Business Days prior to the requested date of issuance, amendment, renewal or extension of a Letter of Credit denominated in Alternative Currencies) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $300,000,000, (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment, and (iii) the Aggregate Revolving Exposure shall not exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b). For the avoidance of doubt, each Borrower agrees that during a Springing Control Period it shall not submit a request for the issuance, amendment, renewal or extension of a Letter of Credit on any date that a Qualified Cash Withdrawal Notice is or will be delivered, and if any such request is delivered on any date during a Springing Control Period that a Qualified Cash Withdrawal Notice is or will be delivered such request shall be disregarded.
(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after the then-current expiration date at the time of such extension) and (ii) the date that is five Business Days prior to the Maturity Date (or such later date as to which the Administrative Agent may agree).
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of the Dollar Equivalent of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving

Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 2:00 p.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 2:00 p.m., Chicago time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, (x) if such LC Disbursement is denominated in dollars, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount or (y) if such LC Disbursement is denominated in an Alternative Currency, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing denominated in dollars in an amount equal to the Dollar Equivalent of such Alternative Currency, and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally. None of the Administrative Agent, the Revolving Lenders, the Issuing Bank or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile or email) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Replacement or Resignation of Issuing Banks. An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent (such consent not to be unreasonably withheld or delayed), the replaced Issuing Bank and the successor Issuing Bank. An Issuing Bank may resign at any time by giving 30 days’ notice to the Borrower and the Administrative Agent. The Administrative Agent shall notify the Revolving Lenders of any such replacement or resignation of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced or retiring Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor. After the replacement or resignation of an Issuing Bank hereunder, the replaced or retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives written notice from the Administrative Agent or the Required Lenders if such notice is received prior to 2:00 p.m. Chicago time, or otherwise on the next succeeding Business Day, demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.
(k)LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
(l)Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. The parties hereby acknowledge and agree that the Existing Letters of Credit shall not be renewed or extended.
Section 2.07Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.08Interest Elections. (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Overadvances or Protective Advances, which may not be converted or continued.
(b)To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.
(c)Each telephonic and written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:
(i)the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.09Termination and Reduction of Commitments; Increase in Revolving Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.
(b)The Borrowers may at any time terminate the Revolving Commitments upon the Payment in Full of the Secured Obligations.
(c)The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000, (ii) no such reduction shall reduce the Aggregate Revolving Commitment below $100,000,000 (unless in connection with a termination of the Revolving Commitments in accordance with Section 2.09(b)) and (iii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base.
(d)The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other indebtedness or any other event, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(e)The Borrowers shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of 4 such requests, (iii) after giving effect thereto, the sum of all additional Commitments obtained pursuant to this Section 2.09(e) does not exceed the greater of (x) $250,000,000 and (y) the amount by which the Borrowing Base (excluding, for this purpose, all Eligible Cash) exceeds the Aggregate Revolving Commitment in effect at such time; provided that in no event shall the Aggregate Revolving Commitment after giving effect to such additional Commitments exceed $1,500,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender to the extent otherwise required to do so pursuant to Section 9.04(b)(i), such approvals not to be unreasonably withheld or delayed and (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder. For the avoidance of doubt, (x) the terms applicable to any increased or additional Revolving Commitments shall be identical to the terms applicable to the existing Revolving Commitments and such increased or additional Revolving Commitments shall constitute part of the same tranche as the existing Revolving Commitments and (y) any increased or additional Revolving Commitments shall not be guaranteed by any Person other than a Loan Party and shall not be secured by any assets other than the Collateral. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f)Any amendment hereto for such an increase or addition under paragraph (e) of this Section shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (2) no Event of Default exists, and (ii) legal opinions and documents substantially consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.
(g)On the effective date of any such increase or addition under paragraph (e) of this Section, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any such increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.
Section 2.10Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and written demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and written demand by the Administrative Agent.
(b)At all times that full cash dominion is in effect pursuant to Section 4.04(b) of the Guarantee and Collateral Agreement, on each Business Day, the Administrative Agent shall apply all funds credited to each Controlled Account, the Exclusive Control Account and the Qualified Cash Equivalents Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans and to cash collateralize outstanding LC Exposure.
(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(f)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
(g)If the Administrative Agent notifies the Borrower at any time that the aggregate amount of all Loans and the Dollar Equivalent of all LC Obligations at such time exceeds an amount equal to 100% of the Line Cap then in effect, then, upon receipt of such notice (or, if such excess amount is solely as a result of the fluctuation of foreign currency rates, one Business Day after receipt of such notice), the Borrowers shall prepay Loans and/or cash collateralize Letters of Credit in accordance with Section 2.06(j), in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Line Cap then in effect.
(h)If at any time Cash-Based Extensions of Credit are outstanding and during a Springing Control Period the Company or any of its Subsidiaries initiates a withdrawal or transfer of Permitted Investments from the Qualified Cash Equivalents Account, the Borrowers shall immediately prepay Loans and/or cash collateralize Letters of Credit in accordance with Section 2.06(j), in an aggregate amount equal to the amount necessary to cause the Cash-Based Extensions of Credit (after giving effect to such prepayment and, if applicable, cash collateralization) not to exceed the amount in the Qualified Cash Equivalents Account after giving effect to such withdrawal or transfer; provided that the Borrowers shall prepay any outstanding Loans that are Cash-Based Extensions of Credit prior to cash collateralizing Letters of Credit that are Cash-Based Extensions of Credit. ~~The~~During a Springing Control Period, the Company shall provide prior written notice to the Administrative Agent of any withdrawal or transfer of Permitted Investments from the Qualified Cash Equivalents Account that would result in the amount in the Qualified Cash Equivalents Account being less than the aggregate amount of Cash-Based Extensions of Credit then outstanding, which notice shall be delivered no later than 11:00 A.M., Chicago time, on the Business Day prior to such withdrawal or transfer and shall specify the amount that will be in the Qualified Cash Equivalents Account after giving effect to such withdrawal or transfer (such notice, a “Qualified Cash Withdrawal Notice”).
Section 2.11Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.
(b)Except to the extent such excess arises from Protective Advances permitted under Section 2.04 or Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (A) the Aggregate Revolving Commitment and (B) the Borrowing Base, the Borrowers shall prepay the Revolving Loans and/or LC Exposure or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate amount equal to such excess.

(c)[Reserved].
(d)The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by facsimile) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than noon, Chicago time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
Section 2.12Fees. (a) The Borrowers agree to pay to the Administrative Agent for the ratable account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the fifteenth calendar day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed, (including the first day but excluding the last day).
(b)The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the Dollar Equivalent of the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum (or such lower amount as may be agreed by the Issuing Bank and the Borrower Representative) on the Dollar Equivalent of the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the fifteenth calendar day of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.13Interest.
(a)The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Rate.
(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Each Protective Advance and each Overadvance shall bear interest at the ABR plus the Applicable Rate for Revolving Loans plus 2%.
(d)Notwithstanding the foregoing, upon the occurrence and during the continuation of a Designated Event of Default, the Administrative Agent or the Required Lenders may, at their option, by written notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
(e)Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14Alternate Rate of Interest; Illegality. (a) Subject to clauses (c), (d), (e), (f), (g) and (h) of this Section 2.14, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
(b)If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers will also pay accrued interest on the amount so prepaid or converted.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(d)Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (d) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower Representative a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.
(e)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(f)The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (g) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14 (subject to consultation with the Borrower Representative, to the extent expressly required hereby), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion (in consultation with the Borrower Representative) and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(g)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(h)Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Section 2.15Increased Costs. (a) If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative accompanied by a certificate setting forth in reasonable detail any amount or amounts and upon such delivery of such items, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower

Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 2.17Withholding of Taxes; Gross-Up.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) and 2.17(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance

Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).
(i)Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA and the term “Lender” includes any Issuing Bank.

Section 2.18Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Chicago time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars (with respect to any Letters of Credit issued in Alternative Currencies, based on the Dollar Equivalent thereof).
(b)Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), or (B) amounts to be applied from the Controlled Accounts, the Exclusive Control Account and the Qualified Cash Equivalents Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements, to pay any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, in each case (with respect to Banking Services Obligations and Swap Agreement Obligations) for which Reserves have been established, and to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure to be held as cash collateral for such Obligations, ratably, seventh, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and to the extent not paid pursuant to clause sixth above, and eighth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c)At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the

Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d)If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.
(g)The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statements; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.
Section 2.19Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) any Lender requests compensation under Section 2.15, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) if the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 2.20Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure and to exceed its Revolving Commitment;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within two (2) Business Days following notice by the Administrative Agent cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrowers and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
Section 2.22Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Restricted Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements (or with respect to any Banking Services or Swap Agreements existing as of the Effective Date, promptly after the Effective Date), written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Restricted Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b) and which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.
Section 2.23Joint and Several Liability of Borrowers.
(a)Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Secured Obligations.
(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Secured Obligations (including any Secured Obligations arising under this Section 2.23), it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.
(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Secured Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Secured Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Secured Obligations until such time as all of the Secured Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.
(d)The Secured Obligations of each Borrower under the provisions of this Section 2.23 constitute the absolute and unconditional, full recourse Secured Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.23(d)) or any other circumstances whatsoever.

(e)Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Secured Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Administrative Agent or Lenders under or in respect of any of the Secured Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any Secured Party’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any Secured Party, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any Secured Party, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Secured Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Secured Obligations, the acceptance of any payment of any of the Secured Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Administrative Agent or Lenders in respect of any of the Secured Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Secured Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Secured Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.23 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Secured Obligations under this Section 2.23, it being the intention of each Borrower that, so long as any of the Secured Obligations hereunder remain unsatisfied, the Secured Obligations of each Borrower under this Section 2.23 shall not be discharged except by performance and then only to the extent of such performance. The Secured Obligations of each Borrower under this Section 2.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Secured Party. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Secured Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Secured Obligations to the extent of such payment. Administrative Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Administrative Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Administrative Agent, any other Secured Party may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Secured Obligations have been paid.

(f)Each Borrower represents and warrants to Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Secured Obligations. Each Borrower further represents and warrants to Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Secured Obligations.
(g)The provisions of this Section 2.23 are made for the benefit of Administrative Agent, each Secured Party and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Administrative Agent, any Secured Party, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Secured Obligations hereunder or to elect any other remedy. The provisions of this Section 2.23 shall remain in effect until all of the Secured Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Secured Obligations, is rescinded or must otherwise be restored or returned by Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.23 will forthwith be reinstated in effect, as though such payment had not been made.
(h)Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.23, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Administrative Agent or any other Secured Party against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Secured Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Secured Party are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Secured Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Secured Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Secured Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Administrative Agent, for the benefit of the Secured Parties, and shall forthwith be paid to Administrative Agent to be credited and applied to the Secured Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Secured Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Secured Obligations, if all or any portion of the Secured Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.
(i)Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Secured Obligations are secured by Real Estate located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Estate by trustee sale or any other reason impairing such Borrower’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Secured Obligations have been paid in full:
(i)all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;
(ii)all rights and defenses that the Borrowers may have because the Secured Obligations are secured by Real Property located in California, meaning, among other things, that:  (A) Administrative Agent and the other Secured Parties may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Administrative Agent, on behalf of the Secured Parties, forecloses on any Real Estate pledged by any Loan Party, (1) the amount of the Secured Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Secured Parties may collect from the Loan Parties even if, by foreclosing on the Real Estate, Administrative Agent or the other Secured Parties have destroyed or impaired any right the Borrowers may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Secured Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and
(iii)all rights and defenses arising out of an election of remedies by Administrative Agent and the other Secured Parties, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Secured Obligations, has destroyed the Borrowers’ rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.
Section 2.24Interrelated Businesses. The Company and the other Borrowers hereby represent and warrant to Administrative Agent and Lenders that (a) Loan Parties and their respective Restricted Subsidiaries make up a related organization of various entities constituting a single economic and business enterprise so that Loan Parties and their respective Restricted Subsidiaries share an identity of interests such that any benefit received by any Loan Party or any Subsidiary of any Loan Party benefits each other Loan Party and each other Subsidiary of Loan Parties; certain of Loan Parties and their respective Restricted Subsidiaries render services to or for the benefit of other Loan Parties and Restricted Subsidiaries, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties and Restricted Subsidiaries (including, inter alia, the payment by Loan Parties and Restricted Subsidiaries of creditors of the other Loan Parties and Restricted Subsidiaries and guarantees by Loan Parties and Restricted Subsidiaries of indebtedness of the other Loan Parties and Restricted Subsidiaries and provide administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties and Restricted Subsidiaries), and Loan Parties and their Restricted Subsidiaries have centralized accounting and legal service, common officers and directors and are identified to creditors as a single economic and business enterprise.
Article III

Representations and Warranties.
Each of the Company and the other Borrowers represents and warrants to the Lenders that:
Section 3.01Existence and Power. Each Loan Party is duly organized, validly existing and in good standing (to the extent the concept of “good standing” is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to be in good standing or have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect. Each Loan Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
Section 3.02Organization and Governmental Authorization; No Contravention. The Transactions, including the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, (a) are within the powers of each Loan Party, (b) have been duly authorized by all necessary action pursuant to the Organizational Documents of each Loan Party, (c) require no further action by or in respect of, or filing with, any governmental body, agency or official (except (i) those as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, including recordation of the Mortgages, the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office), (d) do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of the Organizational Documents of any Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect and (e) do not result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Borrower or any other Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.
Section 3.03Binding Effect. This Agreement has been executed and delivered by the Company and the other Borrowers and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered will constitute, a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
Section 3.04Corporate Structure. The authorized equity securities of each of the Loan Parties as of the Effective Date is as set forth on Schedule 3.04. All issued and outstanding equity securities of each of the Loan Parties are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than those in favor of the Administrative Agent for the benefit of the Secured Parties, those in favor of the collateral agent in respect of Permitted Additional Secured Indebtedness for the benefit of the secured parties under the applicable Permitted Additional Secured Indebtedness Documents and any inchoate tax Liens and any Permitted Liens, and such equity securities were issued in compliance in all material respects with all applicable state, federal and foreign laws concerning the issuance of securities. The identity of the holders of the equity securities of the Loan Parties, the percentage of their ownership of the equity securities of the Loan Parties and a description of the options and warrants outstanding with respect thereto as of the Effective Date is set forth on Schedule 3.04. As of the Effective Date, no shares of the capital stock or other equity securities of the Loan Parties, other than those described above, are issued and outstanding. Except as set forth on Schedule 3.04, as of the Effective Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any equity securities of any such entity.
Section 3.05Financial Statements; No Material Adverse Effect. (a) the Company has heretofore furnished to the Administrative Agent the audited consolidated balance sheet of Rivian Parent as of December 31, 2020, and the related consolidated statements of operations, members’ equity and cash flows for the Fiscal Year then ended, reported on by Deloitte. Such financial statements fairly present in all material respects, in conformity with GAAP, the consolidated financial position of Rivian Parent and its consolidated subsidiaries as of such dates and their consolidated results of operations, changes in members’ equity and cash flows for such periods subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.
(b)Since December 31, 2020, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.06Litigation. Except as set forth in Schedule 3.06, there is no action, suit or proceeding pending against, or to Borrowers’ knowledge affecting, any Loan Party, before any Governmental Authority as to which there is a reasonable probability of an adverse decision and in which any such adverse decision could reasonably be expected to have a Material Adverse Effect.
Section 3.07Ownership of Property. As of the Effective Date, except as set forth on Schedule 3.07, the Company, the other Borrowers and each of the Restricted Subsidiaries has good, valid and marketable title to, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) material to the operation of its business, including the Mortgaged Properties (except as sold or otherwise disposed of in the ordinary course of business).
Section 3.08Labor Matters. As of the Effective Date, there are no strikes, organized work slowdowns, lockouts, organized work stoppages or picketing pending or, to Borrowers’ knowledge, threatened against the Company or any of the Restricted Subsidiaries, in each case, that would reasonably be expected to have a Material Adverse Effect. As of the Effective Date, no claim, complaint, charge or investigation by a governmental entity for violation by the Company or any of the Restricted Subsidiaries with respect to hours worked and payments made to the employees of any such Person or violation of the Fair Labor Standards Act or any other applicable law dealing with such matters has been made or initiated, in each case, that would reasonably be expected to have a Material Adverse Effect.
Section 3.09Investment Company Act. No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.10Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, Regulation U or Regulation X.
Section 3.11Compliance With Laws. Each Loan Party is in compliance with all Requirements of Law, except for Requirements of Law the non-compliance with which would not reasonably be expected to have a Material Adverse Effect.
Section 3.12Taxes. Each Loan party has filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 3.13Compliance with ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  all Plans comply in form and in operation with their terms and the current applications of ERISA and the Code and the regulations and published interpretations thereunder, (b) no ERISA Event has occurred or is reasonably expected to occur, and (c) the present value of all projected benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accrued benefits.
Section 3.14Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary, any of their respective directors or officers or, to the knowledge of such Loan Party or such Subsidiary, employees, or (b) to the knowledge of any Loan Party, any agent of any Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a

Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
Section 3.15Compliance with Environmental Requirements; No Hazardous Materials. Except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (a) each Loan Party and its subsidiaries and their facilities and operations are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits, licenses or approvals required by any applicable Environmental Law, (b) no Loan Party and no subsidiary of any Loan Party is party to, and no Loan Party and no subsidiary of any Loan Party and no Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased or subleased by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Loan Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability relating to such Loan Party’s compliance with Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Loan Party or any subsidiary of any Loan Party and, to the knowledge of any Loan Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property as a result of Loan Parties’ operations, (d) no Loan Party and no subsidiary of any Loan Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any current or former Real Estate or any other location, including any third party disposal site, that has resulted or could reasonably be expected to result in an Environmental Liability of such Loan Party or subsidiary of a Loan Party, (e) all Real Estate currently or, to the knowledge of any Loan Party, previously owned, leased or subleased by or for any Loan Party and each subsidiary of each Loan Party is free of contamination by any Hazardous Materials and (f) no Loan Party and no subsidiary of any Loan Party knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, which would reasonably be expected to result in an Environmental Liability of such Loan Party or subsidiary of a Loan Party.
Section 3.16Intellectual Property; Data Security. (a) Each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is necessary to the conduct of such Loan Party’s business, taken as a whole, as currently conducted except for such Intellectual Property the failure of which to own or license or otherwise have the right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)(i) The Owned Intellectual Property, Licensed Intellectual Property and the conduct and operations of the business of each Loan Party and each Restricted Subsidiary as currently conducted does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person, (ii) except as set forth on Schedule 3.16, no other Person has contested in writing any right, title or interest of such Loan Party or any Restricted Subsidiary of such Loan Party in, or relating to, any Intellectual Property and (iii) each Loan Party is the owner of its Owned Intellectual Property free and clear of any Lien other than any Permitted Liens, other than, in the case of (i), (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)With respect to each Loan Party (i) none of the Owned Intellectual Property and, to the knowledge of such Loan Party, none of the Licensed Intellectual Property has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of such Loan Party, all such Owned Intellectual Property and, to the knowledge of such Loan Party, all of the Licensed Intellectual Property is valid and enforceable, and (ii) there exist no restrictions on the disclosure, use, license or transfer of any Owned Intellectual Property or, to the knowledge of such Loan Party, of any Licensed Intellectual Property, other than, in the case of (i) or (ii) above, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)Each Loan Party has taken all actions reasonably necessary to maintain and protect its rights in its Owned Intellectual Property and Licensed Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use, other than, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)Each Loan Party has taken commercially reasonable actions to protect and maintain the security, integrity and continuous operation of its material software and systems (and the data stored therein or processed thereby), and there has been no breach, violation or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person.
Section 3.17Real Property Interests. Except for the fee ownership and leasehold interests set forth in the Perfection Certificate, no Loan Party has, as of the Effective Date, any fee ownership or leasehold interest in any Real Estate.
Section 3.18Solvency. The Company and the Restricted Subsidiaries, taken as a whole, on a consolidated basis, are Solvent (a) immediately after the consummation of the Transactions to occur on the Effective Date, including the making of the Loans and the use of the proceeds thereof, and (b) before and after giving effect to each Loan made and each Letter of Credit issued after the date hereof.
Section 3.19Full Disclosure. (a) None of the written information (financial or otherwise) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the consummation of the transactions contemplated by the Loan Documents (as modified or supplemented by any other information so furnished) when taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken as a whole in light of the circumstances under which such statements were made. All financial projections delivered to the Administrative Agent and the Lenders have been prepared on the basis of the assumptions stated therein, which assumptions were believed by the Borrowers at the time such projections were prepared and at the time such projections were delivered to the Lenders to be fair in light of the then current business conditions; provided, however, that the Borrowers can give no assurance that such projections will be attained (it being recognized by the Lenders and the Administrative Agent that actual results may vary significantly from any such projected results).
(b)As of the Effective Date, to the best knowledge of any Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
Section 3.20Security Documents. (a) The Guarantee and Collateral Agreement creates in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described in the Guarantee and Collateral Agreement and the proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (i) upon the taking of possession or control by the Administrative Agent of any Pledged Collateral, the Liens created under the Guarantee and Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in all Pledged Collateral, in each case prior and superior in right to any adverse claim of any other Person and (ii) when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3.20, the Liens created under the Guarantee and Collateral Agreement will, to the extent that a security interest therein may be perfected by filing pursuant to the UCC, constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.
(b)Each of the Mortgages, when executed and delivered, is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the applicable county records, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any adverse claim of any other Person (other than with respect to Permitted Encumbrances), as security for the Secured Obligations.
Section 3.21Foreign Corrupt Practices Act. Each of the Company, the Restricted Subsidiaries and, to the knowledge of each of the Company and the Restricted Subsidiaries, their respective directors,

officers, agents, employees, and any person acting for or on behalf of the Company or any Restricted Subsidiary, has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable antibribery or anticorruption law, and it and they have not made, offered, promised, or authorized, and will not make, offer, promise, or authorize, whether directly or indirectly, any payment, of anything of value to: (a) an executive, official, employee or agent of a governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (each of (a), (b), (c) and (d) above, a “Government Official”); while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (x) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (y) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (z) securing an improper advantage; in each case, in order to obtain, retain, or direct business.
Section 3.22Deposit Accounts, Securities Accounts, Etc. Other than accounts constituting Excluded Assets, no Loan Party has any deposit accounts or securities accounts other than (x) accounts permitted to be opened under the Loan Documents and (y) as of the Effective Date, the accounts set forth in Schedule 3.22. As of the Effective Date, the purpose and type of each such account is specified on Schedule 3.22.
Section 3.23Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Article IV

Conditions.
Section 4.01Effective Date. The obligations of the Lenders to make initial Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received:
(i)(x)    this Agreement executed by each party hereto;
(y)    the Guarantee and Collateral Agreement executed by each Loan Party; and
(z)    a control agreement granting the Administrative Agent springing control over the Qualified Cash Equivalents Account executed by the Company, the Administrative Agent and DST Asset Manager Solutions, Inc., as transfer agent, and acknowledged by JPMorgan Trust I And JPMorgan Trust II, in each case, either as (A) a counterpart of such document signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent that such party has signed a counterpart of such document (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page); and
(ii)a legal opinion of Latham & Watkins, LLP, as counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)Financial Statements and Projections. The Lenders shall have received audited consolidated financial statements of Rivian Parent for the 2019 and 2020 fiscal years of Rivian Parent.
(c)Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary or manager, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) attaching the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.
(d)No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of each Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date.
(e)Fees. Substantially simultaneously with the Effective Date, the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented in writing (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
(f)Perfection Certificate. The Administrative Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Effective Date and duly executed by a Responsible Officer of the Company.
(g)Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(h)Solvency. The Administrative Agent shall have received a certificate signed by a Financial Officer dated the Effective Date that the Company and the Restricted Subsidiaries, taken as a whole, on a consolidated basis are Solvent immediately after the consummation of the Transactions to occur on the Effective Date, including the making of the Loans and the use of the proceeds thereof.
(i)Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, which calculates the Borrowing Base as of April 30, 2021 (it being agreed, for the avoidance of doubt, such Borrowing Base Certificate will include calculations only as to clauses (d) and (f) as of such date).
(j)Filings, Registrations and Recordings. Except as set forth in Schedule 5.17, each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(k)Insurance. Except as set forth in Schedule 5.17, the Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.04 hereof.

(l)Appraisal. The Administrative Agent shall have received an appraisal of the Borrowers’ Equipment from a firm satisfactory to the Administrative Agent in its Permitted Discretion, and which appraisal shall be satisfactory to the Administrative Agent in its Permitted Discretion.
(m)Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.
(n)USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, at least three (3) days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Effective Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.
Section 4.02Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.
(d)~~No~~During a Springing Control Period, no Qualified Cash Withdrawal Notice shall ~~be~~ have been delivered, unless the prepayment (and, if applicable, cash collateralization) required by Section 2.10(h) in relation to such Qualified Cash Withdrawal Notice shall have been completed.
(e)The Borrower shall certify (i) compliance with Section 6.14 and (ii) during a Springing Control Period, with respect to any Cash-Based Extension of Credit, that the aggregate amount in the Qualified Cash Equivalents Account as of such date is at least equal to the aggregate amount of such Cash-Based Extension of Credit together with all other Cash-Based Extensions of Credit then outstanding.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c), (d) and (e) of this Section.

Article V

Affirmative Covenants
Each of the Company and the other Borrowers covenants and agrees with each Lender that until all of the Secured Obligations have been Paid in Full, each of the Company and the other Borrowers will, and will cause each of the Restricted Subsidiaries to:
Section 5.01Financial Statements and Other Reports. In the case of the Company and the other Borrowers, maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to the Lenders hereunder, and will deliver to the Administrative Agent which shall furnish to each Lender:
(a)as soon as practicable and in any event within (x) prior to a Qualified IPO and prior to the fiscal quarter ending March 31, 2022, 90 days (y) prior to a Qualified IPO and from and after the fiscal quarter ending March 31, 2022, 60 days and (z) after a Qualified IPO, 45 days, in each case after the end of each of the first three fiscal quarters of each Fiscal Year of Rivian Parent (commencing with the fiscal quarter ended March 31, 2021), setting forth in each case in comparative form figures for the corresponding periods of the previous Fiscal Year (which requirement to set forth comparative form figures shall commence with the fiscal quarter ended March 31, 2022), (i) a consolidated balance sheet of Rivian Parent as at the end of such quarter and the related income statement and statement of cash flows and (ii) commencing with the fiscal quarter ending June 30, 2021, a consolidated balance sheet of the Company and its consolidated subsidiaries and the related income statement (which shall be certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a standalone basis), in each case, for such quarter, and for the portion of the Fiscal Year ended at the end of such quarter, and prior to a Qualified IPO and commencing with the fiscal quarter ending March 31, 2022, along with a management discussion and analysis of the Company and its subsidiaries for such quarter, all in reasonable detail and certified by a Financial Officer as fairly presenting in all material respects the financial condition and results of operations of Rivian Parent and its subsidiaries and as having been prepared in accordance with GAAP, subject to changes resulting from audit and other year-end adjustments and the absence of footnote disclosures;
(b)as soon as available and in any event within (x) prior to a Qualified IPO, 120 days and (y) after a Qualified IPO, 90 days after the end of each Fiscal Year of Rivian Parent (commencing with the Fiscal Year ended December 31, 2021), setting forth in each case in comparative form figures for the previous Fiscal Year, (i) a consolidated and consolidating balance sheet of Rivian Parent and its consolidated subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, members’ equity and cash flows for such Fiscal Year, certified by Deloitte or other independent public accountants of nationally recognized standing or reasonably acceptable to the Administrative Agent and shall not be subject to any qualification as to Rivian Parent’s ability to continue as a “going concern” or scope of the audit, other than any such qualification resulting from or relating to (A) an actual or potential breach of a financial covenant hereunder or under any Permitted Additional Indebtedness Document, (B) an upcoming maturity date of Debt occurring within 12 months of such audit or (C) activities, operations, financial results or liabilities of Unrestricted Subsidiaries and (ii) an unaudited consolidated balance sheet of the Company as of the end of such Fiscal Year and its consolidated subsidiaries and the related income statement, which shall be certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a standalone basis;
(c)if any Unrestricted Subsidiary exists, concurrently with each delivery of financial statements under Section 5.01(a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to Section 5.01(a) or (b) above, as applicable) prepared on the basis of consolidating the accounts of the Company and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Company, together with an explanation of reconciliation adjustments in reasonable detail;

(d)together with each delivery of financial statements pursuant to Sections 5.01(a) and 5.01(b) a Compliance Certificate in the form of Exhibit E (which shall set forth reasonably detailed calculations of Liquidity, Consolidated EBITDA and the Fixed Charge Coverage Ratio (whether or not a Compliance Period is then in effect)); provided that, (x) with respect to any period prior to the occurrence of the FCCR Covenant Trigger, if for such period the Fixed Charge Coverage Ratio would be less than zero, then the Compliance Certificate may certify that the Fixed Charge Coverage Ratio is less than zero in lieu of reasonably detailed calculations of the Fixed Charge Coverage Ratio for such period and (y) with respect to any period after the occurrence of the FCCR Covenant Trigger, the Compliance Certificate shall not include a calculation of Liquidity; provided further that, with respect to the fiscal quarter end upon which the FCCR Covenant Trigger occurs, the Compliance Certificate for such fiscal quarter shall certify that the FCCR Covenant Trigger has occurred;
(e)promptly upon their becoming available, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;
(f)promptly upon any Responsible Officer of the Company or any of the Restricted Subsidiaries obtaining knowledge thereof, notice of (i) the existence of any Event of Default or Default or (ii) the institution of any litigation or arbitration which could reasonably be expected to have a Material Adverse Effect in the reasonable judgment of such Responsible Officer or (iii) the occurrence of any other event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(g)except to the extent such activities could not reasonably be expected in the reasonable judgment of such Responsible Officer to result in a Material Adverse Effect, promptly upon any Responsible Officer of the Company or any of the Restricted Subsidiaries obtaining knowledge of any complaint, order, citation, notice, request for information or other written communication from any Person alleging any Environmental Liability of the Company or any Restricted Subsidiary, a certificate of a Responsible Officer specifying the nature and estimated Liability of any such matter, or specifying the notice given or action taken by such holder or Person, and what action the applicable Loan Party has taken, is taking or proposes to take with respect thereto;
(h)on or before the required date for delivery of financial statements pursuant to Sections 5.01(a) and 5.01(b), a written certification from a Responsible Officer of the Borrower Representative which describes, in such detail as the Administrative Agent shall reasonably require, with respect to each Loan Party during such fiscal quarter, acquisitions of interests in Material Real Property;
(i)on or prior to the date financial statements are delivered pursuant to clause (b) above, the Borrowers’ and the Company’, as applicable, annual operating plans, including income statements, balance sheets and cash flow projections for the following fiscal year, all of which shall be in a format reasonably consistent with the projections provided to the Lenders prior to the Effective Date; provided that this paragraph (i) shall only apply until the later of (x) consummation of a Qualified IPO and (y) the delivery of the documents required pursuant to this paragraph (i) with respect to the fiscal year ending 2022;
(j)within 20 days after the end of each month (or, if such day is not a Business Day, the immediately succeeding Business Day) or, during any Cash Dominion Event, within 3 Business Days after the end of each week, a Borrowing Base Certificate, as at the end of such month or week, as applicable, duly certified by a Financial Officer of the Borrower Representative; provided, that, to the extent not otherwise previously received by Administrative Agent, after the end of any Cash Dominion Event, Borrower Representative shall promptly deliver (but in any event within 20 days after the end of such Cash Dominion Event) a Borrowing Base Certificate as at the last day of the most recent month ended prior to the end of such Cash Dominion Event; provided, further, that (x) at any time after the Effective Date the Borrower Representative may deliver one or more updated Borrowing Base Certificates at any time for the sole purpose of adding Eligible Real Property to the Borrowing Base and (y) the Borrower Representative may elect to deliver a Borrowing Base Certificate more frequently than otherwise required in this clause (j), which increased frequency shall last for at least 60 consecutive calendar days following the initial delivery thereof (it being understood, for the avoidance of doubt, that nothing in this proviso shall limit any of the foregoing requirements of this clause (j)); provided further that, prior to the occurrence of the FCCR Covenant Trigger, each Borrowing Base Certificate shall be accompanied by a reasonably detailed calculation of Liquidity duly certified by a Financial Officer of the Borrower Representative;
(k)as soon as available but in any event within 30 days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent (provided that such information relating to Equipment shall only be required prior to the occurrence of a Fixed Asset Release Event):
(i)a detailed aging of the Borrowers’ Accounts, including all invoices aged by invoice date (with an indication of payment terms by invoice), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name and balance due for each Account Debtor;
(ii)a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent, by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate;
(iii)a schedule detailing the Borrowers’ Equipment acquired or disposed of since the previous schedule delivered to the Administrative Agent pursuant to this Section 5.01(k)(iii), in form satisfactory to the Administrative Agent, by location (showing Equipment in transit and any Equipment located with a third party under any consignment, bailee arrangement, or warehouse agreement), which Equipment shall be valued at the lower of cost or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate;
(iv)a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts, Eligible Cash, Eligible Credit Card Receivables, Eligible Inventory and Eligible Machinery and Equipment, such worksheets detailing the Accounts, Credit Card Receivables, Inventory and Equipment excluded from Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and Eligible Machinery and Equipment, respectively, and the reason for such exclusion;
(v)a reconciliation of the Borrowers’ Accounts, Inventory and Equipment between (A) the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i), (ii) and (iii) above, and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i), (ii) and (iii) above and the Borrowing Base Certificate delivered pursuant to clause (j) above as of such date;
(vi)a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement; and
(vii)    a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;
(l)(i) upon request by the Administrative Agent (it being understood and agreed that no such request may require any such field examinations more frequently than once in any period of 12 consecutive calendar months except that (A) during an Appraisal and Field Examination Event, and (B) during the continuance of an Event of Default, the Administrative Agent may require in its Permitted Discretion additional field examinations at the Borrowers’ expense), a field examination with respect to the Loan Parties’ Accounts, (ii) upon request by the Administrative Agent (it being understood and agreed that no such request may require any such appraisal more frequently than once in any period of 12 consecutive calendar months except that (A) during an Appraisal and Field Examination Event, the

Administrative Agent may require in its Permitted Discretion one (1) additional appraisal of Inventory and one (1) additional appraisal of Equipment, and (B) during the continuance of an Event of Default, the Administrative Agent may require in its Permitted Discretion additional appraisals at the Borrowers’ expense), an appraisal of the Inventory of the Loan Parties and an appraisal of the Equipment of the Loan Parties (which, for the avoidance of doubt shall be two separate appraisals), in each case which appraisal is conducted by an independent appraiser selected or approved by the Administrative Agent, conducted in such a manner and methodology and of such a scope as is reasonably acceptable to the Administrative Agent; the results of which are reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and Lenders are expressly permitted to rely, and (iii) such other reports as to each Borrower’s and each of its respective Restricted Subsidiaries’ accounts payable and other Collateral as the Administrative Agent shall reasonably request from time to time (it being understood that if any of the records or reports of the accounts payable or Collateral are prepared by an accounting service or other agent, the Borrowers hereby authorize such service or agent to deliver such records, reports and related documents to the Administrative Agent, for distribution to the Lenders);
(m)with reasonable promptness, copies of any material notices (other than operational notices) or reports provided pursuant to any Permitted Additional Indebtedness Document not otherwise provided to the Administrative Agent under this Section 5.01;
(n)promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; and
(o)with reasonable promptness, such other information and data with respect to the operations, business affairs and financial condition of any Loan Party or Restricted Subsidiary as from time to time may be reasonably requested by the Administrative Agent.
Section 5.02Maintenance of Existence
. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
Section 5.03Payment and Performance of Obligations. Pay and discharge, and cause each Restricted Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including Tax liabilities, except (i) where the same may be the subject of a Permitted Contest and (ii) for such obligations and/or liabilities the nonpayment or nondischarge of which would not reasonably be expected to have a Material Adverse Effect.
Section 5.04Maintenance of Property; Insurance.
(a)Keep all Mortgaged Property and all other property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except where such failure could not reasonably be expected to have a Material Adverse Effect.
(b)Except when the failure to do so has not resulted in, or would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, maintain physical damage insurance on all real and personal property on an all risk basis, covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and public liability insurance in each case in amounts and to the extent and of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses operating in similar locations. All such insurance shall be provided by insurers with A.M. Best Rating of at least A- VII. The Administrative Agent acknowledges and agrees that the insurance carried by the Loan Parties and in effect and the insurers thereof on the Effective Date are acceptable.
(c)Within the applicable time period set forth in Schedule 5.17, unless otherwise agreed to by Administrative Agent in its sole discretion, (i) cause the Administrative Agent to be named as an additional insured on liability policies and as mortgagee and lender’s loss payee on property policies, in each case required to be maintained pursuant to this Section 5.04 (other than, from and after the occurrence of a Fixed Asset Release Event, any business interruption insurance, for which the Fixed Asset Facility Collateral Agent shall be named as additional insured on liability policies and as assignee or loss payee on property policies) pursuant to endorsements reasonably acceptable to the Administrative Agent and (ii) deliver to the Administrative Agent a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage in place as of each such policy’s effective date, and that such policies will include waiver of subrogation for additional insureds on liability policies and loss payees on property policies.
(d)Promptly deliver to the Administrative Agent, within 30 Business Days of receipt of notice from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the Effective Date, and notice of any cancellation or non-renewal of coverage by a Loan Party.
(e)In the event the Borrowers fail to provide the Administrative Agent with evidence of the insurance coverage required by this Agreement, the Administrative Agent may, upon not less than 10 Business Days’ prior written notice to the Borrowers (or such lesser notice as may constitute the number of days until the cancellation of any insurance shall become effective) purchase insurance at Borrowers’ reasonable expense to protect the Administrative Agent’s interests in the Collateral, so long as the Borrowers shall not be a co-insurer with respect to any such coverage. This insurance may, but need not, protect Borrowers’ interests. The coverage purchased by the Administrative Agent may not pay any claim made by any Loan Party or any claim that is made against a Loan Party in connection with the Collateral. The Borrowers may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with reasonably satisfactory evidence that the Borrowers have obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance for the Collateral, the Borrowers will be responsible for the reasonable costs of that insurance, including interest and other reasonably related charges imposed by the Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations and shall be deemed an advance by the Administrative Agent hereunder. The costs of the insurance may be more than the cost of insurance a Loan Party is able to obtain on its own.
(f)If at any time the improvement(s) located on any Mortgaged Property is located in a Special Flood Hazard Area, obtain and thereafter maintain flood insurance in an amount no less than as required to ensure compliance with the NFIP as set forth in the Flood Laws and otherwise in form and substance reasonably acceptable to the Administrative Agent and each Lender. Following the date of inclusion of any Mortgaged Properties in the Collateral for which flood insurance would be required as set forth above, promptly upon the request of the Administrative Agent or any Lender, the Borrower Representative shall deliver to the Administrative Agent or such Lender evidence of compliance and annual renewals of the flood insurance policy or annual renewals of a force-placed flood insurance policy. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrowers shall cause to be delivered to the Administrative Agent a Flood Determination Form for any Mortgaged Property, and Borrower Notice and Evidence of Flood Insurance for any Mortgaged Property, for which flood insurance would be required as set forth above.
Section 5.05Compliance with Laws. Comply with all Requirements of Law (including Environmental Laws and ERISA and the rules and regulations thereunder), except for such non-compliance which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.06Inspection of Property, Books and Records. Keep proper books of record and account in accordance with sound business practice in which true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities; and permit, at the sole cost of the Company or any applicable Restricted Subsidiary, representatives of the Administrative Agent and, if an Event of Default has occurred and is continuing, of any Lender that accompanies the Administrative Agent to visit and inspect during normal business hours (but, absent an

Event of Default, no more frequently than once per Fiscal Year) any of its properties (including to conduct a field examination), to examine and make abstracts or copies from any of its books and records, to conduct a collateral audit and analysis of their respective accounts and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants as often as may reasonably be desired, in each case, at such reasonable times during normal business hours and as often as may be reasonably desired but subject to any restrictions in leases, upon reasonable advance notice to the Company; provided, field examinations and collateral audits shall be permitted only set forth in Section 5.01(l) hereof. Notwithstanding anything to the contrary in this Section, neither the Company nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or any discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product. The Administrative Agent shall give the Company the opportunity to participate in any discussions with the Borrower’s independent public accountants.
Section 5.07Use of Proceeds.
(a)     All Loans made or Letters of Credit provided to or for the benefit of the Borrowers pursuant to the provisions hereof shall be used by the Borrowers only for general operating, working capital, to fund Permitted Acquisitions, other Investments, Restricted Distributions and other general corporate purposes of the Loan Parties and their subsidiaries not otherwise prohibited by the terms hereof.
(b)    No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.08Lenders’ Meetings. (i) With respect to each fiscal quarter ending during 2021, once per fiscal quarter and (ii) thereafter, promptly upon request of the Administrative Agent (but, with respect to this clause (ii), absent an Event of Default, no more frequently than once per Fiscal Year and during an Event of Default, no more frequently than once per fiscal quarter), the Borrower Representative will conduct a meeting of the Administrative Agent and the Lenders to discuss the financial condition of the Company and the Restricted Subsidiaries at which shall be present a Responsible Officer and such officers of the Loan Parties as may be reasonably requested to attend by the Administrative Agent or any Lender, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting. Such meetings may be held telephonically.
Section 5.09[Reserved].
Section 5.10Environmental Reports. If a Default shall have occurred and be continuing for more than 20 days without the Company or any Subsidiary commencing activities reasonably likely to cure such Default (or if such a Default is reasonably anticipated by the Administrative Agent), at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 30 days after such request, at the expense of the Loan Parties, environmental site assessment and compliance review reports prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent indicating the presence or absence of Hazardous Materials and/or compliance issues and the estimated cost of any related remedial action and/or compliance measures.
Section 5.11[Reserved].
Section 5.12Further Assurances. Subject to Section 5.13, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Administrative Agent or the Required Lenders

may from time to time reasonably request in order to carry out the provisions of the Loan Documents and the transactions contemplated thereby, including all such actions to (a) establish, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens or, in the case of Eligible Real Property, Permitted Encumbrances) in favor of the Administrative Agent for the benefit of the Secured Parties on the Collateral (including Collateral acquired after the Effective Date), including on any and all assets of each Loan Party, whether now owned or hereafter acquired and (b) grant, continue and affirm each Guarantee made by a Loan Party in respect of the Obligations.
Section 5.13Covenant to Guarantee Obligations and Give Security
(a)Upon (x) the formation or acquisition by any Loan Party of any new direct or indirect Domestic Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary), (y) the redesignation in accordance with Section 5.15 of any existing direct or indirect wholly-owned Domestic Subsidiary that is an Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), or (z) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, the Company shall, as soon as reasonably practicable and in any case on or prior to the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b) as applicable for the fiscal quarter in which such Subsidiary was formed, acquired, designated or ceased to be an Excluded Subsidiary, as applicable (or in each case, such later date to which the Administrative Agent may agree in its sole direction):
(i)cause such Restricted Subsidiary to become a party to the Guarantee and Collateral Agreement as a Subsidiary Guarantor by executing and delivering (or joining pursuant to a joinder agreement acceptable to the Administrative Agent) a Supplement (as defined in the Guarantee and Collateral Agreement);
(ii)cause such Restricted Subsidiary to deliver any and all certificates representing Equity Interests directly owned by such Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, to the extent required by the Guarantee and Collateral Agreement, instruments, if any, evidencing the intercompany debt held by such Subsidiary, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer; provided that the requirements of this Section 5.13(a)(ii) shall (x) be limited, in the case of Equity Interests of any Foreign Subsidiary or any Foreign Holdco, that is directly owned by the Borrowers or any Domestic Subsidiary, to 100% of the non-voting Equity Interests of such Foreign Subsidiary (if any) or Foreign Holdco and 66% of the voting Equity Interests of such Foreign Subsidiary or Foreign Holdco and (y) shall exclude any Equity Interest that constitutes Excluded Assets; and
(iii)(A) take and cause such Subsidiary to take whatever reasonable action (including the filing of Uniform Commercial Code financing statements (or comparable documents or instruments under other applicable law), and delivery of certificates evidencing stock and membership interests) as may be necessary in the reasonable opinion of the Administrative Agent to grant in favor of the Administrative Agent valid and subsisting Liens on the properties of such Subsidiary in accordance with, and to the extent required by, the Collateral Documents; and (B) if requested, as soon as reasonably practicable after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of customary legal opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties (or, where customary in the applicable jurisdiction, the Administrative Agent) reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 5.13 as the Administrative Agent may reasonably request.
(b)Prior to the occurrence of a Fixed Asset Release Event, upon the acquisition of a fee interest in any Material Real Property (other than Eligible Real Property) by the Borrowers or any Guarantor or the acquisition by the Borrowers or any Guarantor of a Restricted Subsidiary (that is required to or that becomes a Guarantor) that owns the fee interest in any Material Real Property, such Borrower or such Guarantor, as the case may be, shall give notice thereof to the Administrative Agent and shall, if reasonably requested by the Administrative Agent or the Required Lenders, cause such Material Real Property to be subjected to a Lien securing the Secured Obligations and will take, or cause such Borrower or such Subsidiary Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien as soon as reasonably practicable and in any event within 120 days after such request (or such longer period as the Administrative Agent may agree in its reasonable discretion) by delivering to the Administrative Agent:
(i)a completed standard life of loan flood hazard determination form (a “Flood Determination Form”) to the extent not obtained by the Administrative Agent;
(ii)if the improvement(s) located on a Material Real Property is located in a Special Flood Hazard Area, a notification to the Borrower Representative (“Borrower Notice”) and (if applicable) notification to the Borrower Representative that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which the property is located does not participate in the NFIP;
(iii)documentation, if available, evidencing the Borrowers’ receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. mail, or overnight delivery);
(iv)if the Borrower Notice is required to be given and flood insurance is available in the community in which the improved Material Real Property is located, a copy of one of the following: the flood insurance policy, the Borrowers’ application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”);
(v)a Mortgage, duly executed and delivered, in form for recording in the recording office of each jurisdiction where such Material Real Property is located, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be required to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, which Mortgage and other instruments shall be effective to create and/or maintain a Lien on such Material Real Property, subject to no Liens other than Permitted Liens;
(vi)evidence of insurance as required by Section 5.04;
(vii)UCC, judgment and tax Lien searches (in each case to the extent the same exists in the relevant jurisdiction) with respect to the applicable Loan Party that owns such Material Real Property;
(viii)evidence reasonably acceptable to Administrative Agent of payment by the applicable Loan Party (or of arrangements for such payment satisfactory to the Administrative Agent) of all title insurance premiums, search and examination charges, mortgage, filing and recording taxes, fees and related charges required for the recording of the Mortgages and issuance of the title insurance policies referred to in clause (ix) below;
(ix)a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (A) in a form reasonably approved by the Administrative Agent insuring the Lien of the Mortgage encumbering such Material Real Property as a valid Lien, (B) in an amount at least equal to the fair market value of such Material Real Property as reasonably determined by the Borrower Representative and acceptable to the Administrative Agent, (C) issued by a nationally recognized title company selected by Borrower Representative and reasonably acceptable to the Administrative Agent (the “Title Company”), (D) that includes (1) such coinsurance and reinsurance (with provisions for direct access) as shall be reasonably acceptable to Administrative Agent and (2) such customary and commercially reasonable endorsements or affirmative insurance as required by the Administrative Agent and available for reasonable cost in the applicable jurisdiction and (E) that contains no exceptions to title other than Permitted Liens; provided that the applicable Loan Party shall deliver to the Title Company such affidavits and indemnities as shall be reasonably required to induce the Title Company to issue the policy or policies (or commitment) contemplated in this paragraph;

(x)(A) copies of any existing surveys relating to such Material Real Property and (B) with respect to each Material Real Property, a new American Land Title Association/National Society of Professional Surveyors (ALTA/NSPS) form of survey by a duly registered and licensed land surveyor for which all necessary fees have been paid dated a date reasonably acceptable to the Administrative Agent, certified to the Administrative Agent and the Title Company in a manner reasonably satisfactory to the Administrative Agent and the Title Company and reasonably acceptable to the Administrative Agent; provided, however, that the Borrowers shall not be required to deliver a new survey pursuant to this Section 5.13(b)(x)(B) if the Borrowers shall deliver no change affidavits together with the existing surveys referenced in Section 5.13(b)(x)(A) and the Title Company shall issue the policies of title insurance referenced in Section 5.13(b)(ix) and such policies of title insurance will delete the standard survey exception and include full coverage (and survey-related endorsements) with respect to survey-related matters; and
(xi)an opinion of local counsel in states in which such Material Real Property is located, with respect to the enforceability and validity of the Mortgages applicable to such Material Real Property, subject to customary qualifications and limitations, in form and substance reasonably satisfactory to the Administrative Agent.
(c)If at any time after the occurrence of a Fixed Asset Release Event any Borrower or any other Loan Party enters into a Fixed Asset Facility, the Company shall (A) take and cause each applicable Subsidiary to take whatever reasonable action (including the filing of Uniform Commercial Code financing statements (or comparable documents or instruments under other applicable law), delivery of certificates evidencing stock and membership interests, and delivery of Mortgages and other documents and the taking of such actions as described in the foregoing Section 5.13(b)) as may be necessary to grant in favor of the Administrative Agent valid and subsisting second priority Liens on the Fixed Assets of such Subsidiary that secures such Fixed Asset Facility; and (B) if requested, as soon as reasonably practicable after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of customary legal opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties (or, where customary in the applicable jurisdiction, the Administrative Agent) reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 5.13(c) as the Administrative Agent may reasonably request.
(d)Notwithstanding anything to the contrary in this Section 5.13, no Mortgage shall be executed and delivered with respect to any real property unless and until the Administrative Agent has received written confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence and flood insurance compliance relating to the applicable real property to its reasonable satisfaction (such written confirmation not to be unreasonably conditioned, withheld or delayed).
Section 5.14Designation of Subsidiaries. The Company may at any time after the Effective Date (x) designate any subsidiary as an Unrestricted Subsidiary or (y) redesignate any subsidiary that was an Unrestricted Subsidiary on the Effective Date or that was designated as an Unrestricted Subsidiary at the time of the formation or acquisition of such Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after any such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Loan Parties shall be in compliance with the financial covenants set forth in Section 6.13 or Section 6.14, as applicable, determined on a pro forma basis (A) with respect to Section 6.13, as of the last day of the most recently ended four fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, and (B) with respect to Section 6.14, as of the date thereof, (iii) no Subsidiary of the Company may be designated as an Unrestricted Subsidiary for purposes of this Agreement if it is a “Restricted Subsidiary” for the purpose of any other Material Debt of the Company or any of the Restricted Subsidiaries, and (iv) in no event shall any Borrower, any Material IP Subsidiary, or any subsidiary that owns any Equity Interest of any Borrower, any Restricted Subsidiary or any Material IP Subsidiary, in each case, be designated as an Unrestricted Subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Company (or its relevant Restricted Subsidiary) therein at the date of designation in an amount equal to the book value of the Company’s (or such Restricted Subsidiary’s) Investment therein. On the date of redesignation of any Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to the amount (if positive) equal to (a) the “Investment” of the Company in such subsidiary at the time of such redesignation, less (b) the fair market value (as determined in good faith by the Company) of the net assets of such subsidiary at the time of such redesignation.
Section 5.15Depository Banks. Each Borrower and each Restricted Subsidiary will maintain a Lender as its principal (but not exclusive) depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts (other than the Exclusive Control Account, which for the avoidance of doubt, shall be maintained with the Administrative Agent) for the conduct of its business.
Section 5.16[Reserved]
Section 5.17Post-Closing Covenant. Each Loan Party, as applicable, shall execute and deliver and complete the tasks set forth on Schedule 5.17 attached hereto, in each case within the time limit specified on such Schedule (or such later times as the Administrative Agent may agree to in its sole discretion).
Article VI

Negative Covenants
Each of the Company and the other Borrowers covenants and agrees with each Lender that until all of the Secured Obligations have been Paid in Full, neither the Company nor the Borrowers will, nor will they cause or permit any Restricted Subsidiary, directly or indirectly, to:
Section 6.01Debt. Incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:
(a)Debt incurred or created hereunder and under the other Loan Documents (including Debt created under Section 2.09);
(b)Debt outstanding on (or made pursuant to binding commitments existing on) the Effective Date as set forth on Schedule 6.01(b) and Permitted Refinancings thereof;
(c)(i) Debt incurred or assumed by the Company or any of the Restricted Subsidiaries for the purpose of financing (except with respect to the equipment and fixed assets set forth on Schedule 6.01(c), within 180 days of the applicable acquisition, lease, construction or improvement) all or any part of the cost of acquiring, leasing, constructing or improving any equipment or fixed asset (including through Capital Leases) (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) and (ii) Permitted Refinancings thereof; provided that the aggregate principal amount at any time outstanding of Debt incurred pursuant to this paragraph (c) shall not exceed $125,000,000;
(d)intercompany Debt among the Company and its Subsidiaries; provided that (x) upon request of the Administrative Agent any such Debt owed to a Loan Party shall be evidenced by a promissory note pledged and delivered to the Administrative Agent as additional security for the Obligations, together with an appropriate allonge or note power, (y) with respect to any such Debt owed by a Loan Party to a Subsidiary that is not a Loan Party, such Debt shall be subordinated in right of payment to the Obligations pursuant to the Affiliate Subordination Agreement, and (z) any corresponding Investment shall be permitted by Sections 6.07(c), (r) or (t);
(e)Debt of Subsidiaries that are not Loan Parties in an aggregate principal amount outstanding at any time not to exceed the Dollar equivalent of $150,000,000;
(f)Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(g)(i) Debt assumed in connection with Permitted Acquisitions; provided, that, (x) such Debt was not incurred in contemplation of such Permitted Acquisition, (y) both immediately prior and after giving effect to any Debt incurred pursuant to this clause (g), no Event of Default shall have occurred and be continuing and (z) the Company and the Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.13 or Section 6.14, as applicable, determined on a pro forma basis (A) with respect to Section 6.13, as of the last day of the most recently ended four fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, and (B) with respect to Section 6.14, as of the date thereof, and (ii) any Permitted Refinancing thereof;
(h)[reserved];
(i)Debt representing deferred compensation, severance and health and retirement benefits or the equivalent thereof to employees, directors, management and consultants of the Company or the Restricted Subsidiaries incurred in the ordinary course of business;
(j)Debt consisting of obligations with respect to indemnification, the adjustment of the purchase price (including customary earnouts) or similar adjustments incurred in connection with a Permitted Acquisition or any other Investment or Disposition expressly permitted hereunder;
(k)(i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within 5 Business Days of its incurrence and (ii) Debt in respect of credit card processing agreements, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts and in the ordinary course of business; provided that any such Debt (x) (other than credit card processing agreements or similar arrangements) is owed to the financial institutions providing such arrangements (or any Affiliate thereof) and (y) is extinguished within 30 days of its incurrence;
(l)Debt incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments, in each case, issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits (including with respect to immediate family members of employees, directors or members of management) or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims or obligations referred to in paragraph (m) below, letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of Real Estate under which such Person is lessee, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from Governmental Authorities, and any refund, replacement, refinancing or defeasance of any of the foregoing;
(m)obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees and similar obligations provided by the Company or any of the Restricted Subsidiaries, in each case, issued or created in the ordinary course of business and consistent with past practice;
(n)Debt arising under Swap Agreements not incurred for purposes of speculation;
(o)Debt consisting of the accretion of original issue discount with respect to Permitted Convertible Notes;
(p)Guarantees of Debt of the Company or any Subsidiary, which Debt is otherwise permitted hereunder; provided that (x) if such Debt is subordinated to the Obligations, such guarantee shall be subordinated to the same extent and (y) no such Guarantee by a Loan Party shall be permitted under this paragraph (p) of Debt of a subsidiary that is not a Loan Party, other than Guarantees constituting an Investment permitted under Section 6.07;

(q)Debt owing to current or former officers, directors, managers, consultants or employees of the Company or immediate family members to finance the purchase or redemption of Equity Interests of the Company (or any direct or indirect parent of the Company) permitted by Section 6.03(a) and Permitted Refinancings thereof;
(r)Debt of the Company or any Restricted Subsidiary owing to any joint venture (regardless of the form of legal entity) that is not a subsidiary arising in the ordinary course of business of the Company and its subsidiaries in connection with the cash management operations (including with respect to intercompany self-insurance arrangements); and
(s)Debt of any Loan Party (including Permitted Convertible Notes), if at the time of issuance or incurrence thereof:
(i)no Default or Event of Default then exists or would result therefrom;
(ii)such Debt does not have a scheduled maturity earlier than 91 days after the Maturity Date in effect at the time of issuance or incurrence of such Debt (other than an earlier maturity date for customary fundamental change, make-whole fundamental change, change of control or other similar event risk provisions or customary bridge financings which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a maturity date earlier than 91 days after the Maturity Date), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for Satisfaction of Conversion Obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (ii);
(iii)such Debt does not have any mandatory redemption, prepayment, amortization, sinking fund or similar obligations prior to the Maturity Date (other than pursuant to (x) fundamental change, make-whole fundamental change, change of control or other similar event risk provisions and, in the case of term loans or senior notes that are not convertible into Equity Interests only, customary asset sale (or casualty or condemnation event), extraordinary receipts and/or (solely in the case of term loans) excess cash flow offer or repayment provisions and, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Debt permitted hereunder which meets the requirements of this clause and customary asset sale (or casualty or condemnation event) repayment provisions, and (y) in the case of term loans, nominal amortization requirements not to exceed 1% per annum of the initial aggregate principal amount of such Debt), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for Satisfaction of Conversion Obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (iii);
(iv)the covenants and events of default set forth in the applicable definitive documentation for such Debt are not more materially restrictive, taken as a whole, than the covenants and events of default set forth in this Agreement (as determined by the Company in good faith), except for (x) provisions applicable only to periods after the Maturity Date in effect at the time of effectiveness of the applicable definitive documentation for such Debt, (y) provisions related to any equity provisions of such Debt or (z) terms that are customary market terms for Debt of such type as reasonably determined by the Borrower Representative;
(v)to the extent such Debt is subordinated, the terms of such Debt provide for customary payment or lien subordination, as applicable, to the Obligations as reasonably determined by the Administrative Agent in good faith;
(vi)which Debt:
(A)may be unsecured; or
(B)secured; provided that if such Debt is secured:

(1)prior to the Fixed Asset Release Event, to the extent such Debt is secured by assets of the Company and its Subsidiaries constituting Collateral, the Lien on such Collateral securing such Debt shall be junior to the Lien on such Collateral securing the Obligations;
(2) after the Fixed Asset Release Event, (i) to the extent such Debt is secured by assets of the Company and its Subsidiaries constituting ABL Collateral, the Lien on such ABL Collateral securing such Debt shall be junior to the Lien on such ABL Collateral securing the Obligations and (ii) to the extent such Debt is secured by assets of the Company and its Subsidiaries constituting Fixed Assets, the Obligations shall be secured by a Lien on such Fixed Assets, which Lien may be junior to the Lien on such Fixed Assets securing such Debt;
(3)if secured by a Lien on ABL Collateral or Fixed Assets, at the time of the entering into of any such Debt, an Acceptable Intercreditor Agreement shall have been entered into and shall be in full force and effect and the Loan Parties shall have complied with their obligations under Section 5.13(c), which shall provide, (I) in connection with any Debt (other than, after the Fixed Asset Release Event, a Fixed Asset Facility), inter alia, that the Administrative Agent, for the benefit of the Secured Parties, shall retain a first priority lien on all Collateral or (II) in connection with any Fixed Asset Facility entered into after the Fixed Asset Release Event, inter alia, that the Administrative Agent, for the benefit of the Secured Parties, shall retain a first priority lien on all ABL Collateral and shall have a second priority lien on the Fixed Assets securing such Fixed Asset Facility;
(4)prior to the Fixed Asset Release Event, such Debt shall not be secured by any Intellectual Property or by the Equity Interests of any Subsidiary the assets of which are comprised primarily of Intellectual Property; provided that if after the Fixed Asset Release Event such Debt is secured by any Intellectual Property or by the Equity Interests of any Subsidiary the assets of which are comprised primarily of Intellectual Property, the Obligations shall be secured by a Lien on such Intellectual Property and Equity Interests, which Lien may be junior to the Lien on such Intellectual Property and Equity Interests securing such Debt; and
(5)the aggregate principal amount of all such secured Debt shall not exceed the greater of (A) $2,000,000,000 at any time outstanding and (B) an amount such that after giving pro forma effect to the incurrence of such Debt, the Secured Leverage Ratio is equal to or less than 1.50 to 1.00.
(C)may be guaranteed on a like basis by the other Loan Parties; and
(vii)such Debt shall be in an aggregate principal amount not to exceed the greater of (A) $5,000,000,000 at any time outstanding and (B) an amount such that after giving pro forma effect to the incurrence of such Debt, the Total Leverage Ratio is equal to or less than 4.00 to 1.00.
(all unsecured Debt incurred or issued under this clause (s) is referred to as “Permitted Additional Unsecured Indebtedness” and all secured Debt incurred or issued under this clause (s) is referred to as “Permitted Additional Secured Indebtedness”);
(t)Permitted Convertible Notes issued by the Company (which may be guaranteed on a like basis by the other Loan Parties), and Guarantees by any Loan Party of Permitted Convertible Notes issued by Rivian Parent, in each case if at the time of issuance or incurrence thereof:
(i)no Default or Event of Default then exists or would result therefrom;
(ii)such Permitted Convertible Notes do not have a scheduled maturity earlier than 91 days after the Maturity Date in effect at the time of issuance or incurrence of such

Permitted Convertible Notes (other than an earlier maturity date for customary fundamental change, make-whole fundamental change, change of control or other similar event risk provisions or customary bridge financings which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a maturity date earlier than 91 days after the Maturity Date), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for Satisfaction of Conversion Obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (ii);
(iii)such Permitted Convertible Notes do not have any mandatory redemption, prepayment, amortization, sinking fund or similar obligations prior to the Maturity Date (other than pursuant to fundamental change, make-whole fundamental change, change of control or other similar event risk provisions and, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Permitted Convertible Notes permitted hereunder which meets the requirements of this clause and customary asset sale (or casualty or condemnation event) repayment provisions), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for Satisfaction of Conversion Obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (iii);
(iv)the covenants and events of default set forth in the applicable definitive documentation for such Permitted Convertible Notes are no more restrictive, taken as a whole, than the covenants and events of default set forth in this Agreement (as determined by the Company in good faith), except for (x) provisions applicable only to periods after the Maturity Date in effect at the time of effectiveness of the applicable definitive documentation for such Permitted Convertible Notes and (y) provisions related to any equity provisions of such Permitted Convertible Notes;
(v)to the extent such Permitted Convertible Notes are subordinated, the terms of such Permitted Convertible Notes provide for customary payment subordination to the Obligations as reasonably determined by the Administrative Agent in good faith; and
(vi)such Permitted Convertible Notes shall be in an aggregate principal amount not to exceed $3,000,000,000 at any time outstanding.
Section 6.02Liens. Create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)Liens created by the Collateral Documents;
(b)Liens on cash or deposits granted in favor of the issuing bank of a letter of credit issued pursuant to Section 6.01(l);
(c)Liens existing on the Effective Date as set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Effective Date and Permitted Refinancing thereof and shall not subsequently apply to any other property or assets of the Company or any Restricted Subsidiary other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed or refinanced by Debt otherwise permitted under Section 6.01 and (ii) proceeds and products thereof; it being understood and agreed that individual financings by any lender may be cross-collateralized to other financings provided by such lender or its Affiliates;
(d)any Lien on any asset (other than Eligible Real Property) securing Debt permitted under Section 6.01(c) incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset; provided that, except with respect to the equipment and fixed assets set forth on Schedule 6.01(c), such Lien attaches to such asset concurrently with or within 180 days after the acquisition, development or construction thereof; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender or its Affiliates;

(e)Liens constituting Permitted Encumbrances;
(f)Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code, in each case on items in the course of collection;
(g)Liens (i) (including the right of set-off) in favor of a bank or other depositary institution or securities intermediary arising as a matter of law encumbering deposits or securities, (ii) on deposits of cash in favor of banks or another depository institution created in the ordinary course of business in connection with the establishment of depository relations with such bank or depository institution and not in connection with the issuance of Debt, (iii) on securities contained in a securities account in favor of a securities intermediary which lien secures fees, indemnities, and other obligations owed to the securities intermediary arising in the ordinary course of business in connection with the establishment of such securities account with such securities intermediary and not, for the avoidance of doubt, in connection with the issuance of Debt, margin loans or other securities financing, (iv) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, including with respect to credit card chargebacks and similar obligations or (v) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business;
(h)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(i)Liens on earnest money deposits of cash or Permitted Investments in connection with any Permitted Acquisition;
(j)Liens on property or assets of Subsidiaries that are not Loan Parties securing Debt of Subsidiaries that are not Loan Parties that is permitted pursuant to Section 6.01(e);
(k)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business;
(l)any interest or title of a lessor, sublessor, licensor or sublicensor under any lease (other than a Capital Lease), sublease, license or sublicense entered into in the ordinary course of business by the Company or any Restricted Subsidiary;
(m)(i) pledges and deposits made in the ordinary course of business in compliance with workers compensation, health, disability or other employee benefits or property and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary;
(n)ground leases in respect of Real Estate other than Material Real Property and Eligible Real Property;
(o)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (including, for the avoidance of doubt, Liens securing Debt permitted by Section 6.01(g) to the extent such Liens extend only to the assets that are the subject of the underlying Permitted Acquisition), in each case after the Effective Date, and any Permitted Refinancing thereof; provided that (x) such Lien was not incurred in contemplation of such Person becoming a Restricted Subsidiary, (y) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subject to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (z) the Debt secured thereby (or, as applicable, any Permitted Refinancing thereof) is permitted under Section 6.01;
(p)Liens on Collateral securing Permitted Additional Secured Indebtedness, not to exceed at any time outstanding the greater of (x) $2,000,000,000 and (y) an amount such that after giving pro forma effect to the incurrence of such Permitted Additional Secured Indebtedness, the Secured Leverage Ratio does not exceed 1.50 to 1.00 and subject to the requirements of Section 6.01(s), so long as an Acceptable Intercreditor Agreement is in full force and effect and (x) prior to a Fixed Asset Release Event, any Liens on Collateral securing such Permitted Additional Secured Indebtedness are junior to the Liens of the Administrative Agent on such Collateral and (y) after a Fixed Asset Release Event, any Liens on ABL Collateral are junior to the Liens of the Administrative Agent on such ABL Collateral;
(q)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(r)Liens of record (but not securing any Debt) existing on the Effective Date on any Real Property (other than Eligible Real Property) not otherwise permitted under this Section 6.02;
(s)Liens on Accounts and related assets subject to sales or assignments permitted pursuant to, and in accordance with, Section 6.06(q); and
(t)Liens on assets other than ABL Collateral securing Debt or other obligations in an aggregate principal amount as of the date of incurrence not to exceed $50,000,000.
Section 6.03Restricted Distributions. Declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit any Restricted Subsidiary from making dividends or distributions, directly or indirectly, to the Persons who hold the Equity Interests in such Restricted Subsidiary on a ratable basis and shall not restrict or prohibit dividends or distributions, directly or indirectly, from the Company to Rivian Parent at such times and in such amounts as are necessary to permit the following:
(a)the Company may pay (or make Restricted Distribution to allow Rivian Parent to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Rivian Parent held by any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Company, any Subsidiary, or Rivian Parent upon such person’s death, disability, retirement or termination of employment or pursuant to the terms of any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, shareholder or partnership agreement) with any employee, director, consultant or distributor of the Company, Rivian Parent or any of its Subsidiaries; provided, the aggregate Restricted Distributions made pursuant to this Section 6.03(a) after the Effective Date shall not exceed: (i) $25,000,000; plus (ii) an amount not to exceed the cash proceeds of key man life insurance policies received by the Company or the Restricted Subsidiaries after the Effective Date.
(b)payments to Rivian Parent in such amounts as are necessary or appropriate to pay, without duplication, (i) administrative expenses and other corporate overhead costs and expenses (including, but not limited to, reasonable directors fees, employee compensation and benefits, customary indemnity payments and payroll, social security or similar taxes) payable by Rivian Parent, (ii) nominal expenses to maintain the limited corporate existence of Rivian Parent, (iii) premiums and other charges necessary to maintain the insurance required under the terms of this Agreement and other commercially reasonable insurance acquired and maintained by Rivian Parent in the ordinary course of business, including director and officer, employment practices and other similar liability insurance, (iv) Public Company Costs, (v) the payment of business related expenses which are incurred by Rivian Parent in the ordinary course of business, and (vi) the proceeds of which will be used to pay customary salary, bonus and other benefits payable to officers and employees of Rivian Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(c)[reserved];
(d)Restricted Distributions, the proceeds of which shall be used by the Company to make (or to make a payment to any direct or indirect parent of the Company to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 6.03 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Company (or any authorized committee thereof));
(e)the Company may enter into, purchase, settle, perform (including the payment of any premium with respect to), repurchase, terminate or unwind any Issuer Option;
(f)Restricted Distributions to the Company to finance any Investment permitted to be made pursuant to Section 6.07; provided that (i) such Restricted Distribution shall be made substantially concurrently with the closing or consummation of such Investment and (ii) with respect to any such Investment (other than an Investment in the Equity Interests of an Unrestricted Subsidiary), the Company shall, immediately following the closing or consummation thereof, cause (A) substantially all property acquired (whether assets or Equity Interests) to be contributed to a Borrower or a Subsidiary Guarantor (or a Person that will become a Subsidiary Guarantor upon receipt of such contribution) or (B) the merger (to the extent permitted in Section 6.05) of the Person formed or acquired into a Borrower or a Subsidiary Guarantor;
(g)repurchases of Equity Interests in the Company (or any direct or indirect parent company of the Company), or any of its subsidiaries, deemed to occur upon “cashless” exercise of stock options or warrants;
(h)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company and its subsidiaries may make Restricted Distributions in an aggregate amount that does not exceed the sum of (i) $25,000,000 and (ii) additional amounts so long as the Payment Conditions are satisfied immediately after giving effect to such Restricted Distribution;
(i)Restricted Distributions the proceeds of which are to pay cash interest that is required pursuant to any Permitted Convertible Notes;
(j)Restricted Distributions the proceeds of which shall be used by the Company or any direct or indirect parent thereof to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering not prohibited by this Agreement (in the case of any such parent or indirect parent, only to the extent such parent or indirect parent does not hold material assets other than those relating to the Company and its subsidiaries);
(k)to the extent constituting Restricted Distributions, transactions expressly permitted by Section 6.05 and Section 6.07;
(l)(i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Equity Interests or any Equity Interests sold to a subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”) and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a subsidiary of the Company) of Refunding Capital Stock;
(m)in respect of any taxable period for which the Company and/or any of its subsidiaries are members of a consolidated, combined, unitary or similar Tax group for United states federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect owner is the common parent, including a group in which the Company is disregarded for U.S. federal income tax purposes from its parent (a “Tax Group”), any Restricted Subsidiary may make cash distributions to their direct or indirect owners and the Company may make cash distributions to Rivian Parent, in respect of any such tax period (including an estimated tax period) in an amount necessary to enable the parent of such Tax Group to pay the portion of any consolidated, combined, unitary or similar income Tax liabilities of such group that are attributable to the taxable income of the Company and/or its applicable subsidiaries for such tax period; provided that the amount of any such payments pursuant to this clause (m) shall not exceed the amount of such Taxes that the Company and/or its applicable subsidiaries would have paid had the Company and/or each such subsidiary, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate group); and
(n)in any event and notwithstanding anything to the contrary contained in this Agreement, to the extent any Loan Party is permitted to make a Restricted Distribution to Rivian Parent for any of the foregoing purposes, such Loan Party may, alternatively, make any such payment directly to the applicable obligee or payee of Rivian Parent on its behalf, and such payment shall be treated, for all purposes of this Agreement and the other Loan Documents, as a permitted Restricted Distribution.
Section 6.04Restrictive Agreements. (I) Enter into or assume any written agreement prohibiting the creation or assumption of any Lien upon the properties or assets of the Loan Parties to secure the Obligations, whether now owned or hereafter acquired or (II) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to: (i) pay or make Restricted Distributions to the Company or any Restricted Subsidiary; (ii) pay any Debt owed to the Company or any Restricted Subsidiary; (iii) make loans or advances to the Company or any Restricted Subsidiary; or (iv) transfer any of its property or assets to the Company or any Restricted Subsidiary, except for:
(a)Liens or restrictions set forth in the Loan Documents and other agreements governing Debt incurred under Section 6.01(c), 6.01(g) and 6.01(h) (but only to the extent such restrictions relate to the Property financed by such Debt);
(b)contractual encumbrances or restrictions in effect on the Effective Date, including in respect of Swap Agreements;
(c)contracts or agreements for the Disposition of any assets, or all of the Equity Interests, of any Subsidiary, but only to the extent such restrictions relate to the assets and Equity Interests (and assets of the applicable Subsidiary) to be sold;
(d)restrictions requiring minimum reserves of cash or other deposits or minimum net worth requirements imposed by customers under contracts entered into in the ordinary course of business;
(e)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(f)negative pledges and restrictions on Liens in favor of any holder of Debt permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by or the subject of such Debt or securing such Debt;
(g)customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific assets subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.04;
(h)customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and related to such joint ventures;
(i)customary provisions contained in leases, subleases, licenses, and other similar agreements entered into in the ordinary course of business and related to the assets subject to such agreements;

(j)with respect to the restrictions in clause (II) above, any restrictions imposed by any agreement relating to Debt incurred pursuant to Section 6.01 entered into after the Effective Date if such restrictions are not materially more restrictive, taken as a whole, in the good faith judgment of the Company, than (A) the restrictions contained in the Loan Documents or (B) in the case of Debt incurred in connection with a Permitted Refinancing, the restrictions that are in effect on the Effective Date pursuant to such Debt to be Refinanced;
(k)with respect to the restrictions in clause (I) above, and restrictions imposed by any Permitted Additional Secured Indebtedness Document if such restrictions are not materially more restrictive, taken as a whole, in the good faith judgment of the Company, than the restrictions contained in the Loan Documents; or
(l)any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, no more restrictive in any material respect with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 6.05Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that:
(a)any Subsidiary may merge, dissolve, liquidate or consolidate with or into (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction so long as such Borrower remains organized under the laws of any state of the United States or the District of Columbia (the “Jurisdictional Requirements”)); provided that such Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and shall have complied with the requirements of the proviso to clause (b) of the definition of “Borrower” or (ii) any one or more other Subsidiaries; provided that when any Subsidiary that is a Loan Party is merging, dissolving, liquidating or consolidating with or into another Subsidiary, (w) a Loan Party or a Person that upon consummation of such transaction becomes a Loan Party shall be the continuing or surviving Person, (x) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 6.07 and any Debt corresponding to such Investment must be permitted by Section 6.01, (y) to the extent constituting a Disposition, such Disposition must be permitted by Section 6.06 and (z) such Loan Party shall have complied with any applicable requirements of Section 5.13;
(b)(i) any Restricted Subsidiary that is not a Loan Party may merge, dissolve, liquidate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary (other than the Borrowers) may liquidate, dissolve or (if such change does not adversely affect the priority of the Liens securing the Obligations) change its legal form if the Borrower Representative determines in good faith that such action is in the best interests of the applicable Borrower or such Restricted Subsidiary or the business of the Company and the Restricted Subsidiaries taken as a whole; and
(c)any Borrower or any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.07, including a Permitted Acquisition; provided that (x) the continuing or surviving Person shall be a Borrower or a Subsidiary, which together with each of its subsidiaries, shall have complied with all applicable requirements of Section 5.13 and (y) to the extent constituting an Investment such Investment must be an Investment permitted pursuant to Section 6.07; provided, further, that if any Borrower is a party to any transaction effected pursuant to this Section 6.05(c), (1) a Borrower shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Borrower in a manner reasonably acceptable to the Administrative Agent, (2) the Jurisdictional Requirements shall be satisfied and (3) no Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.06Dispositions. Dispose of any property other than:
(a)Dispositions of (i) worn-out, obsolete or surplus Property, in each case in the ordinary course of business or (ii) property that is reasonably determined by the applicable Loan Party or Restricted Subsidiary to be no longer economically practicable to maintain or no longer useful in any material respect in the conduct of the business of the Loan Parties and their subsidiaries, taken as a whole;
(b)licenses and sublicenses granted by a Loan Party or any Restricted Subsidiary and leases and subleases (by a Loan Party or any Restricted Subsidiary as lessor or sub-lessor) to third parties in each case not interfering in any material respect with the business of the Loan Parties or the subsidiaries, taken as a whole;
(c)Disposition or abandonment of any Intellectual Property that either (i) is reasonably determined by the applicable Loan Party or Restricted Subsidiary to be no longer economically practicable to maintain or worth the cost of maintaining or no longer useful in any material respect in the conduct of the business of the Loan Parties and their subsidiaries, taken as a whole or (ii) is in accordance with historical business practices;
(d)sales of inventory in the ordinary course of business;
(e)Dispositions of Permitted Investments;
(f)transfers of property between and among the Company and its subsidiaries; provided that (i) if the transferor in such a transaction is a Loan Party, then (x) the transferee must be a Loan Party or (y) the portion of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for such Disposition shall in each case constitute an Investment in such subsidiary and must be otherwise permitted hereunder, and (ii) if the transferor in such transaction is a Restricted Subsidiary and the transferee is an Unrestricted Subsidiary, then the portion of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for such Disposition shall constitute an Investment in such Unrestricted Subsidiary and must be otherwise permitted hereunder; provided that the foregoing shall not prohibit transfers of Intellectual Property to a Restricted Subsidiary to the extent permitted by Section 6.16(i);
(g)Disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;
(h)Liens permitted by Section 6.02, Restricted Distributions permitted by Section 6.03, Investments permitted by Section 6.07 and transactions permitted by Section 6.05;
(i)(i) the discount or write-off of accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business and (ii) Dispositions of receivables in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;
(j)transfers of property (i) subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event, (ii) by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement or (iii) pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;
(k)the unwinding of any Swap Agreement pursuant to its terms;
(l)Dispositions not otherwise permitted hereunder which are made for fair market value; provided, that, (x) at the time of any such Disposition, (i) no Event of Default shall exist or shall result from such Disposition, and (ii) Dispositions of ABL Collateral and, prior to the Fixed Asset Release Event, Real Estate (including any Equipment or fixtures located thereon) and Equipment, in each case, under this subsection (l) shall only be permitted so long as the Borrower Representative shall deliver to the Administrative Agent a pro forma Borrowing Base Certificate dated as of the date of, and after giving effect to, such Disposition, which pro forma Borrowing Base Certificate shall reflect that as of the date of, and after giving effect to, such Disposition, the Borrowers had and have, respectively, Specified Availability in excess of 20% of the Line Cap and (y) not less than seventy-five percent (75%) of the aggregate sales price from such disposition shall be paid in cash or Permitted Investments; provided that each of the following items will be deemed to be cash for purposes of this Section 6.06(l):
(1)any liabilities of the Company or the Restricted Subsidiaries (as shown on the most recently delivered financial statements pursuant to Section 5.01(a) or (b) or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Company and the Restricted Subsidiaries have been validly released by all applicable creditors in writing; and
(2)any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value of all such Designated Non-Cash Consideration, as determined by a Responsible Officer of the Borrower Representative in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (2) that is then outstanding, does not exceed $90,000,000 as of the date any such Designated Non-Cash Consideration is received, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;
(m)Dispositions of property pursuant to Sale Leaseback Transactions; provided that (i) no Event of Default exists or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) and (ii) such Dispositions do not exceed $100,000,000;
(n)The termination or unwind of any Issuer Option;
(o)Dispositions required to be made to comply with the order of any Governmental Authority or applicable law;
(p)Dispositions of property acquired, constructed, renovated or improved after the Effective Date in connection with the financing of such acquisition, construction, renovation or improvement; provided, that (i) any such financing which is permitted under Section 6.01(c), and (ii) such Disposition occurs within 180 days after the applicable acquisition, construction, renovation or improvement; and
(q)any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.
Notwithstanding the foregoing, in the case of paragraphs (d), (e) and (g) above, such Dispositions shall only be permitted pursuant to this Section 6.06 if made for not less than fair market value at the time of such Disposition.
Section 6Investments. Make, acquire or own any Investment in any Person other than:
(a)Investments existing on, or made pursuant to binding commitments existing on, the Effective Date and set forth on Schedule 6.07 or an Investment consisting of any extension, modification, renewal, replacement or reinvestment of any such Investment (other than reimbursements of Investments in the Company or any of its subsidiaries); provided that the amount of any such Investments may not be increased unless as required by the terms of such Investment as in existence on the Effective Date and as otherwise permitted under this Agreement;
(b)Permitted Investments;

(c)Investments,
(i)by the Company or any Restricted Subsidiary in the Company or any Restricted Subsidiary; and
(ii)by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
provided, the aggregate amount of all such Investments pursuant to this clause (c) by any Loan Party in any Restricted Subsidiary that is not a Loan Party shall not exceed $12,500,000.
(d)Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;
(e)loans or advances to officers, directors, members of management, and employees of the Company or any of its subsidiaries (or any direct or indirect parent of the Company) in an aggregate amount not to exceed $10,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes (determined without regard to any write-downs or write-offs of such loans or advances);
(f)the purchase or other acquisition of all or substantially all of the assets or business of any Person, or of the assets constituting a business unit, a line of business or a division of any Person, or all of the Equity Interests in a Person that, upon consummation thereof, will be a Wholly Owned Subsidiary of the Company (including as a result of a merger or consolidation); provided, that, with respect to such purchase or other acquisition made pursuant to this paragraph (f) (a “Permitted Acquisition”):
(i)each applicable Loan Party and any such newly created or acquired Subsidiary shall have complied with the requirements of Section 5.13 to the extent required to do so or will comply with Section 5.13 within the time periods set out therein;
(ii)the aggregate amount of cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to sellers thereof, earnouts and other contingent payment obligations to such sellers and all assumptions of Debt in connection therewith) paid by or on behalf of the Company and its subsidiaries for such purchase or other acquisition of an entity that does not become a Guarantor (including by way of merger) or of assets that are not acquired by a Borrower or a Guarantor shall not exceed $150,000,000; and
(iii)as of the date of such purchase or other acquisition and after giving effect thereto, the Payment Conditions are satisfied;
(g)Investments consisting of transfers of Intellectual Property to a Restricted Subsidiary to the extent permitted by Section 6.16(i);
(h)accounts receivable owing to the Company or the Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;
(i)Investments in the form of Swap Agreements permitted pursuant to Section 6.01;
(j)Investments consisting of promissory notes or other non-cash consideration received in connection with a transaction permitted pursuant to Section 6.06(m);

(k)Investments in connection with any Issuer Option;
(l)Investments consisting of non-cash loans made by the Company to management, executives, officers, directors, consultants, professional advisors and/or employees of a Restricted Subsidiary which are used by such Persons to simultaneously purchase Equity Interests of the Company;
(m)Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;
(n)Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;
(o)loans and advances to the Company or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Distributions in respect thereof), Restricted Distributions permitted to be made to the Company or any direct or indirect parent thereof in accordance with Section 6.03;
(p)(i) advances of payroll payments to employees in the ordinary course of business and (ii) prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits and advance payments (including retainers) for goods or services paid or provided, in each case in the ordinary course of business;
(q)Investments held by a Person that becomes a Loan Party (or is merged, amalgamated or consolidated with or into a Loan Party) pursuant to this Section 6.07 (and, if applicable, Section 6.05) after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;
(r)Investments at any time outstanding not to exceed $37,500,000;
(s)to the extent constituting Investments, Restricted Distributions permitted by Sections 6.03 (other than Section 6.03(f) and Section 6.03(k)), Debt permitted by Section 6.01 (other than Section 6.01(d) and Section 6.01(p) (with respect to any Guarantee by a Loan Party of Debt of a subsidiary that is not a Loan Party)), transactions permitted by Section 6.05 and Dispositions permitted pursuant to Section 6.06 (other than Section 6.06(h)); and
(t)so long as no Event of Default shall have occurred or be continuing or would result therefrom and as of the date of any such Investment and after giving effect thereto, Investments by the Company and any of the Restricted Subsidiaries not otherwise permitted by this Section 6.07 in an aggregate amount not to exceed an amount so long as the Payment Conditions are satisfied immediately after giving effect to such Investment.
Section 6.08Transactions with Affiliates. Enter into any transaction with any Affiliate of the Company, except transactions between or among Loan Parties and except:
(a)Restricted Distributions permitted by Section 6.03;
(b)pursuant to the reasonable requirements of the business of the Company or such subsidiary upon fair and reasonable terms no less favorable to the Company or such subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Company or such subsidiary;
(c)entering into employment and severance arrangements between the Company (or any direct or indirect parent thereof), any subsidiary of the Company and any of their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person;

(d)the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, management, consultants and employees of the Company (or any direct or indirect parent thereof), Borrowers and its Subsidiaries in the ordinary course of business;
(e)the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to any agreements in existence on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not materially more disadvantageous to the Lenders than the original agreement in effect on the Effective Date;
(f)transactions between or among (i) Restricted Subsidiaries that are not Loan Parties or (ii) Dispositions between or among the Company and its Restricted Subsidiaries (on the one hand) and any Unrestricted Subsidiaries (on the other hand) provided, that, such Dispositions are permitted pursuant to Section 6.06;
(g)the issuance or transfer of Equity Interests in the Company (other than any Disqualified Equity Interests) to any current, former or future director, manager, employee or consultant (or any Affiliate of the foregoing) of the Company, any of its subsidiaries or any direct or indirect parent thereof or any Affiliate of the Company;
(h)transactions contemplated by customary shareholders’ agreements entered into with holders of the Equity Interests of the Company;
(i)the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholders’ agreement referred to in clause (h) above;
(j)payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner or any of the foregoing) of the Company, any direct or indirect parent companies or any of its subsidiaries and employment agreements, consulting arrangements, severance arrangements, stock option plans and other similar arrangements with such employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing);
(k)the entering into of any tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 6.06;
(l)transactions permitted under Section 6.04 and/or Section 6.05 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Company or any direct or indirect parent company (b) forming a holding company, or (c) reincorporating the Company or any other Borrower in a new jurisdiction;
(m)the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(n)transactions for cash management and other management services for Subsidiaries on customary terms; and
(o)the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors or manager of the Company or any direct or indirect parent company of the Company or a Subsidiary of the Company, as appropriate, in good faith.

Section 6.09Modification of Organizational Documents. Amend or otherwise modify any Organizational Documents of any Loan Party in a manner that would materially and adversely affect the Lenders, taken as a whole, hereunder or under any other Loan Document.
Section 6.10Fiscal Year. Change its Fiscal Year end date unless reasonably acceptable to the Administrative Agent; provided that Restricted Subsidiaries may change their Fiscal Years to align with the Fiscal Year of the Company.
Section 6.11Conduct of Business. Engage in any line of business substantially different from those lines of business carried on by it on the Effective Date, reasonable extensions or businesses reasonably related thereto and complimentary or ancillary businesses, or a reasonable extension, development or expansion thereof.
Section 6.12Prepayment and Amendment of Other Debt.
(a)Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest, principal, fees and expenses shall be permitted) any Permitted Convertible Note or Junior Financing or make any payment in violation of any subordination terms of any Junior Financing Documentation except:
(i)any Permitted Refinancing thereof;
(ii)the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests);
(iii)the prepayment, redemption, purchase, defeasance, exchange, acquisition or retirement of any Junior Financing out of the proceeds of the substantially concurrent sale of Equity Interests or contributions to the equity capital of the Company;
(iv)the Company may (and may permit its Subsidiaries to) make any payment or prepayment on, or redemption or repurchase or acquisition for value of, (A) any Permitted Convertible Notes upon any conversion thereof by the holders of such Permitted Convertible Notes, including any Satisfaction of Conversion Obligation, (B) any Permitted Convertible Notes through the exercise of any call option in respect thereof that is settled in Permitted Stock or, in respect of any fractional shares to be issued, in cash and (C) with respect to any payment, prepayment, redemption, repurchase or acquisition for value as a result of any change of control, “fundamental change”, “make-whole fundamental change” or similar event, asset sale, insurance or condemnation event, debt issuance, equity issuance, capital contribution or similar required “repurchase” event, any Permitted Convertible Note, as and to the extent required by the terms of the Permitted Convertible Notes Documents;
(v)the applicable Loan Party may (and may permit its Subsidiaries to) make payments or prepayments on, or redemptions or acquisitions for value of, any Permitted Convertible Notes (A) to the extent made with Permitted Stock (whether pursuant to any conversion thereof or otherwise), (B) to the extent made with the net cash proceeds from the incurrence or issuance of any Permitted Convertible Notes if at the time of issuance or incurrence thereof no Default or Event of Default then exists or would result therefrom, (C) to the extent constituting an exchange of such Permitted Convertible Notes (together with any accrued and unpaid interest thereon) for other Permitted Convertible Notes if at the time of such exchange no Default or Event of Default then exists or would result therefrom and (D) to the extent made with any combination of the consideration in clauses (A), (B) and (C);
(vi)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, for an aggregate purchase price, or in an aggregate prepayment amount not to exceed an amount so long as the Payment Conditions are satisfied immediately after giving effect to the making of such repayment, redemption, purchase, defeasance or other satisfaction of Permitted Convertible Note or Junior Financing; and
(vii)in an aggregate amount not to exceed $25,000,000.

(b)Amend or otherwise modify any term or condition of (i) any Permitted Convertible Notes Document or any Junior Financing Documentation in any manner materially adverse to the interests of the Lenders, taken as a whole, or having the effect of requiring a prepayment otherwise prohibited by paragraph (a) of this Section 6.12 or (ii) the Permitted Additional Secured Indebtedness Documents or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Debt other than in accordance with the terms of any applicable Acceptable Intercreditor Agreement.
Section 6.13Minimum Fixed Charge Coverage Ratio. Upon the occurrence and during the continuance of a Compliance Period, the Borrowers will not permit the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 when measured, on a trailing four fiscal quarter basis, as of the end of (a) the last quarter immediately preceding the occurrence of such Compliance Period for which financial statements have most recently been delivered pursuant to Section 5.01(a) or Section 5.01(b), and (b) each quarter for which financial statements are delivered pursuant to Section 5.01(a) or Section 5.01(b) during such Compliance Period.
Section 6.14Minimum Liquidity. Prior to the occurrence of the FCCR Covenant Trigger, the Borrowers will not permit Liquidity at any time to be less than $1,000,000,000.
Section 6.15Sale and Lease-Back Transactions. Enter into any Sale Leaseback Transaction unless (a) the sale or transfer of such property is permitted by Section 6.06 and (b) any Capital Lease Obligations or Liens arising in connection therewith that are permitted by Section 6.01 and Section 6.02, as the case may be.
Section 6.16Intellectual Property. Notwithstanding anything herein to the contrary, none of the Company nor any other Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, (i) sell, enter into a sale and leaseback arrangement, exclusively license (as licensor or sublicensor), exchange, transfer or otherwise dispose of any Material IP to any Person other than a Loan Party, other than transfers of Intellectual Property to any Restricted Subsidiary of the Company that is created solely for the purpose of holding Intellectual Property and does not own any assets (other than de minimis assets) that are not Intellectual Property, (ii) create, assume or suffer to exist any Lien on any Material IP securing Money Borrowed, other than Liens securing Permitted Additional Secured Indebtedness that are permitted in accordance with Section 6.01(s) and Section 6.02(p), or (iii) enter into or assume any written agreement prohibiting the creation or assumption of any Lien upon any Intellectual Property of the Loan Parties to secure the Obligations, whether now owned or hereafter acquired, other than (x) any such prohibitions in any Permitted Additional Secured Indebtedness Documents so long as such prohibitions are not materially more restrictive than the prohibitions contained in this Agreement or (y) prohibitions applicable to Intellectual Property that is jointly developed with a third party in the ordinary course of business and set forth in the applicable contract with such third party relating to such Intellectual Property.
Section 6.17Qualified Cash Equivalents Account. During a Springing Control Period, ~~N~~none of the Company nor any other Borrower shall, nor shall it permit any of its Subsidiaries to, cause on any date the aggregate amount in the Qualified Cash Equivalents Account to be less than the aggregate amount of Cash-Based Extensions of Credit outstanding on such date.
Article VII

Events of Default
Section 7.01Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)(i) Borrowers shall fail to pay when due any principal payment required hereunder or (ii) Borrowers shall fail to pay any interest, premium or fee under any Loan Document or any other amount payable under any Loan Document within 5 Business Days of when otherwise due;

(b)any Loan Party shall fail to observe or perform (i) Section 5.01(j) and such default is not remedied or waived within 5 Business Days (other than during the occurrence of a Cash Dominion Event, in which case such period shall be 2 Business Days) after the earlier of (x) receipt by the Borrower Representative of written notice from the Administrative Agent or Required Lenders of such default or (y) actual knowledge of a Responsible Officer of the Borrower Representative or any other Loan Party of such default or (ii) any covenant contained in Sections 2.10(h), 5.01(f)(i), 5.02 (with respect to the Borrowers), 5.07, 5.17 or Article VI of this Agreement or Section 4.04(b)(i), (ii) and (iii) of the Guarantee and Collateral Agreement;
(c)any Loan Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Loan Document (other than occurrences described in other provisions of this Section 7.01 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within 30 days after the earlier of (i) receipt by the Borrower Representative of written notice from the Administrative Agent or Required Lenders of such default or (ii) actual knowledge of a Responsible Officer of the Borrower Representative or any other Loan Party of such default;
(d)any representation, warranty or certification made by or on behalf of any Loan Party in any Loan Document or in any certificate, financial statement or other document required to be delivered pursuant to any Loan Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made) and, if such inaccuracy is curable, such representation, warranty or certification shall remain untrue for a period of 30 days after the earlier of (i) receipt by the Borrower Representative of written notice from the Administrative Agent or Required Lenders of such default or (ii) actual knowledge of a Responsible Officer of the Borrower Representative or any other Loan Party of such default;
(e)failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal, interest or other amount on any Material Debt (beyond the applicable grace period), or the occurrence of any breach, default, condition or event with respect to any Material Debt, if the effect of such failure or occurrence is to cause or to permit (with or without the giving of notice, lapse of time or both) the holder or holders thereof to cause, such Material Debt to become or be declared due prior to its stated maturity; provided that this Section 7.01(e) shall not apply to (i) any such Material Debt that becomes due as a result of the voluntary sale or transfer of any property securing such Material Debt (or the Equity Interests of the Subsidiary owning such property) if such sale or transfer is permitted hereunder and such Material Debt is paid at the time of such voluntary sale or other transfer, (ii) any Satisfaction of Conversion Obligation of any Permitted Convertible Notes, (iii) any refinancing of Debt permitted by this Agreement or (iv) any failure, breach, default, condition or event that (A) is remedied by the applicable Loan Party or Subsidiary or (B) waived (including in the form of an amendment) by the holders of the applicable item of Material Debt, in either case prior to the acceleration of the Loans pursuant to this Section 7.01;
(f)the Company, the Borrowers or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization (by way of voluntary arrangement, administration, scheme of arrangement or otherwise), dissolution or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian, administrative receiver, compulsory manager or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(g)an involuntary case or other proceeding shall be commenced against the Company, the Borrowers or any Material Subsidiary seeking liquidation, reorganization (by way of voluntary arrangement, administration, scheme of arrangement or otherwise), dissolution or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian, administrative receiver, compulsory manager or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed, unstayed or not fully bonded for a period of 60 consecutive days; or an order for relief shall be entered against any Loan Party under the federal bankruptcy laws as now or hereafter in effect;
(h)one or more ERISA Events have occurred that would reasonably be expected to result in a Material Adverse Effect;
(i)one or more judgments or orders for the payment of money aggregating in excess of $100,000,000 shall be rendered against the Company, the Borrowers or any Material Subsidiary and such judgments or orders shall continue unsatisfied, unstayed or not fully bonded for a period of 45 consecutive days, unless the Borrower Representative provides evidence reasonably acceptable to the Administrative Agent that such judgment(s) are fully insured;
(j)there shall have occurred a Change in Control;
(k)any Lien created by any of the Collateral Documents shall at any time fail to constitute a valid and perfected Lien on a material portion of the ABL Collateral and/or on a material portion of any other Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Loan Party shall so assert in writing, unless any such Lien (i) terminates or ceases to exist in accordance with and pursuant to the terms of the Loan Documents or (ii) ceases to exist, terminates or ceases to be a perfected security interest as a result of (A) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it pursuant to the Collateral Documents, (B) the Administrative Agent’s failure to file UCC filing statements or continuation statements, forms of which have been delivered to the Administrative Agent for filing by the Loan Parties, or (C) the Administrative Agent’s filing of a UCC amendment, termination or release statement or its recording or filing of any termination, release or transfer of any Collateral subject to a filing by the Administrative Agent with the United States Patent and Trademark Office or of any filing or recording therewith, in any case, not made in accordance with this Agreement; or
(l)any of the Loan Documents shall for any reason fail to constitute the valid and binding agreement of any Loan Party thereto (other than the termination or expiration of any such documents by their terms, or as a result of the Payment in Full or the discharge of obligations of such Loan Party in accordance with the terms of the Loan Documents, provided such termination does not result from the occurrence of the default of any Loan Party thereto thereunder), or any such Loan Party shall so assert in writing;
then, and in every such Event of Default (other than an Event of Default with respect to the Borrowers described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in the case of any event with respect to the Borrowers described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied in the order specified in the Loan Documents, subject in all respects to the terms of any applicable Acceptable Intercreditor Agreement.
Article VIII

The Administrative Agent.
Section 8.01Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions other than with respect to Sections 8.05 and 8.06. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 8.02Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 8.03Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.04Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents (other than a Disqualified Lender) appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Section 8.06Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative and with the consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Borrower Representative (unless a Specified Event of Default shall have occurred and be continuing), to appoint a successor, which, unless otherwise consented to by the Borrower Representative, shall be a commercial bank organized or licensed under the laws of the United States of America or any state thereof with an office in New York, New York and which serves as a trustee or agent bank in the ordinary course of business, but shall not be a Disqualified Lender. If no successor shall have been so appointed by the Required Lenders and consented to by the Borrower Representative (to the extent such consent is required) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which, unless otherwise consented to by the Borrower Representative, shall be a bank with an office in New York, New York, or an Affiliate of any such bank and which regularly serves as a trustee or agent bank in the ordinary course of business, but shall not be a Disqualified Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
Section 8.07Non-Reliance.
(a)Each Lender acknowledges and agrees that it is its intent that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(c)Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the

Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 8.08Titles. The Joint Lead Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Joint Lead Arrangers, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
Section 8.09Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
(b)In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
Section 8.10Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation. For purposes of this Agreement, “Flood Laws” shall mean, collectively, the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, and the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitution therefor, any regulations promulgated thereunder, and all other legal requirements relating to flood insurance. JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
Section 8.11Acknowledgements of Lenders, Issuing Banks and Borrowers.
(a)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.11 shall be conclusive, absent manifest error.
(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.
(d)Each party’s obligations under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 8.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the

Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
Section 8.13Banking Services and Swap Agreements. No arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph
Article IX

Miscellaneous.
Section 9.01Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)if to any Loan Party, to the Borrower Representative at:
Rivian Holdings, LLC
13250 N Haggerty Road
Plymouth, MI 48170
Attn: Chris Sanders
Email: csanders@rivian.com
Telephone: (216) 401-3946
with a copy to:

Latham & Watkins
555 Eleventh Street, NW
Washington, D.C. 20004
Attn: Jennifer S. Van Driesen

Email: jennifer.vandriesen@lw.com
Telephone: 202-637-2252
(ii)if to the Administrative Agent, to:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: 302-634-5581
Email: rocio.alvarez@jpmchase.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:

Email: covenant.compliance@jpmchase.com
Borrowing Base and Related Reporting:
Email: ib.cbc@jpmorgan.com
Collateral Matters:
JPMorgan Chase & Co.
CIB DMO WLO
Mail code NY1-C413
4 CMC, Brooklyn, NY, 11245-0001
United States
Email: ib.collateral.services@jpmchase.com
In each case, with a copy to:
JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, NY 10179
Attention: Gene R. Riego de Dios and ~~Alexandra Badescu~~ Austin Oeder
Email: gene.r.riegodedios@jpmorgan.com and ~~alexandra.badescu@jpmorgan~~austin.oeder@jpmchase.com
(iii)if to JPMorgan Chase Bank, N.A. in its capacity as Issuing Bank, to:
JPMorgan Chase Bank, N.A.
10420 Highland Manor Dr. 4th Floor
Tampa, FL 33610
Attention: Standby LC Unit
Telephone: 800-364-1969
Facsimile No: 856-294-5267
Email: GTS.Client.Services@jpmchase.com
With a copy to:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.

NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: 302-634-5581
Email: rocio.alvarez@jpmchase.com

(iv)if to any other Issuing Bank or Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)Electronic Systems.
(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
Section 9.02Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and in Section 2.14(c), (d) and (e) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any adjustment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any adjustment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iii)), (iv) change Section 2.09(d) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) amend or modify the definition of the term “Borrowing Base” or any component definition thereof (other than adding additional currencies for accounts receivables), or increase the percentage advance rates set forth in the definition of the term “Borrowing Base” or any component definition thereof, in each case if as a result thereof the amounts available to be borrowed by any Borrower would be increased, without the written consent of each Revolving Lender (other than any Defaulting Lender) (provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to adjust, establish or eliminate any eligibility criteria, in each case in accordance with the terms of this Agreement, without the prior written consent of any Lenders), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20 or the definition of “Applicable Percentage”, without the consent of each Lender (other than any Defaulting

Lender), (viii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral or all or substantially all Guarantees of the Secured Obligations, without the written consent of each Lender (other than any Defaulting Lender), (ix) subordinate the Obligations or the liens on all or substantially all of the Collateral that secure the Obligations to any other Money Borrowed (such other indebtedness, the “Subject Indebtedness”) without the written consent of each Lender directly and adversely affected thereby (provided that, with respect to Collateral other than ABL Collateral, only the consent of the Required Lenders (and no other Lenders) shall be required to permit such subordination if all of the Lenders are provided the opportunity to provide such Subject Indebtedness on a pro rata basis on substantially the same terms and conditions as all other providers of such Subject Indebtedness) or (x) amend or modify the definition of the term “Qualified Cash Equivalents Account” or any other provision of this Agreement in which such term is used without the written consent of each Revolving Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent and the Issuing Bank and any amendment to the definition of “Alternative Currencies” shall require the consent of each Issuing Bank); provided further that no such agreement shall amend or modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between the Borrower Representative and any Issuing Bank pursuant to clause (e) of the definition of Issuing Bank Sublimit or the respective rights and obligations between any Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, the Administrative Agent and the Loan Parties may amend the Security Documents (without the consent of any other Person) in order to (i) effectuate the release or subordination of the Fixed Assets upon the occurrence of the Fixed Asset Release Event and (ii) add assets as Collateral to the extent such assets secure any Permitted Additional Secured Indebtedness and did not previously secure the Secured Obligations.
(c)The Secured Parties hereby irrevocably authorize the Administrative Agent, and the Administrative Agent for the benefit of the Loan Parties hereby agrees:
(i)to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the Payment in Full of all Secured Obligations, (B) constituting property (x) being sold or disposed of to any Person other than a Loan Party if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement, which will be automatically released upon such sale or disposition, or (y) owned by any Subsidiary that is sold or disposed of in a transaction in which such Subsidiary ceases to be a Subsidiary or otherwise ceases to be a Guarantor, in each case, in a transaction permitted under the terms of the Loan Documents, (C) upon any asset (x) becoming an Excluded Asset or (y) constituting assets of a Subsidiary that has become an Excluded Subsidiary or Unrestricted Subsidiary which, in each case, is released in accordance with clause (ii) below, (D) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (E) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII and (F) constituting Fixed Assets upon the occurrence of a Fixed Asset Release Event; provided that no Fixed Asset Facility is then outstanding or will contemporaneously be outstanding (in which case clause (iv) below shall apply);
(ii)to the extent that any Subsidiary ceases to be a Subsidiary in a transaction permitted under the Loan Documents, or any Subsidiary becomes an Excluded Subsidiary or an Unrestricted Subsidiary, to release any Guarantee of the Secured Obligations provided by such Subsidiary, in each case, in a transaction permitted under the terms of the Loan Documents; provided that the release of any Subsidiary from its obligations under the Loan Documents if such Subsidiary becomes an Excluded Subsidiary of the type described in clause (i) of the definition thereof shall only be permitted if such Subsidiary is or becomes an Excluded Subsidiary for a bona fide legitimate business purpose of the Company and its Subsidiaries and not for the primary purpose of evading the collateral and guarantee requirements of the Loan Documents (as determined by the Company in good faith);
(iii)to subordinate any Lien on property granted to, or held by, the Administrative Agent to the holder of any Lien on such property that is permitted pursuant to Section 6.02(d); and
(iv)to the extent a Fixed Asset Release Event has occurred and a Fixed Asset Facility is then outstanding or will contemporaneously be outstanding, to subordinate any Lien on Fixed Assets to the holder of the Liens securing such Fixed Asset Facility pursuant to the terms of an Acceptable Intercreditor Agreement.
The Administrative Agent and the Secured Parties agree, and the Secured Parties irrevocably authorize and direct, that the Administrative Agent shall promptly take all actions and execute and deliver all documents, in each case, reasonably requested by any Loan Party to effect or otherwise evidence such release or subordination (and, if requested by the Administrative Agent in connection with such execution and delivery, the Loan Party disposing of such property shall certify to the Administrative Agent that the applicable sale or disposition is being made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry)). The Secured Parties agree not to give the Administrative Agent any instruction or direction inconsistent with the provisions of this Section 9.02(c). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
(d)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e)Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
Section 9.03Expenses; Limitation of Liability; Indemnity; Etc. (a) Expenses. The Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent (limited to one primary counsel, one local counsel in each reasonably necessary jurisdiction, one specialty counsel in each reasonably necessary specialty area, and one or more additional counsel if one or more actual conflicts of interest arise), in connection with the syndication and distribution (including, without limitation, via the internet or through an

Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender (limited to one primary counsel, one local counsel in each reasonably necessary jurisdiction, one specialty counsel in each reasonably necessary specialty area, and one or more additional counsel if one or more actual conflicts of interest arise), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:
(i)appraisals at the fees charged by a third party retained by the Administrative Agent or the reasonable and documented internally allocated fees for each Person employed by the Administrative Agent with respect to each appraisal (subject to the limitations set forth in Section 5.01(o)) and insurance reviews;
(ii)field examinations and the preparation of Reports at the fees charged by a third party retained by the Administrative Agent or the reasonable and documented internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination (subject to the limitation set forth in Section 5.01(o));
(iii)background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the reasonable discretion of the Administrative Agent;
(iv)Taxes, fees and other charges for (A) lien and, to the extent contemplated hereunder, title searches and title insurance and (B) recording the Mortgages to the extent such Mortgages are contemplated hereunder, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(v)sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(vi)forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
(b)Limitation of Liability. To the extent permitted by applicable law (i) no Borrower nor any Loan Party shall not assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)Indemnity. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Joint Lead Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of counsel (limited to, for each occurrence giving rise to such indemnification event, one primary counsel for Indemnitees taken as a whole, one local counsel in each reasonably necessary jurisdiction, one specialty counsel in each reasonably necessary specialty area, and one or more additional counsel if one or more actual conflicts of interest arise), incurred by or asserted against any Indemnitee by a third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (v) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a material breach of any Loan Document by such Indemnitee or (C) arise out of any dispute among Indemnitees that do not involve any acts or omissions of the Loan Parties or any of their Affiliates (it being acknowledged and agreed that the indemnification shall extend to JPMCB in its capacity as the Administrative Agent and any Joint Lead Arranger in its capacity as such (but not the Lenders) relative to disputes between or among the Administrative Agent or any Joint Lead Arranger on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, employees, stockholders or creditors, or an Indemnitee or any other Person.
(d)Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers or the Loan Parties and without limiting the obligation of the Borrowers and the Loan Parties to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)Payments. All amounts due under this Section shall be payable within 10 Business Days after written demand therefor.
Section 9.04Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) neither the Company nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i)    Subject to the conditions set forth in paragraph 9.04(b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice requesting its consent, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee;
(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund; and
(C)the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if a Specified Event of Default has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)No assignment shall be made to (x) any Disqualified Lender or any Lender that has become a Disqualified Lender, (y) any Defaulting Lender or any of its subsidiaries, or (z) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (iii). To the extent any assignment is purported to be made to a Person prohibited by this clause (iii), (A) such Person shall be required to immediately (and in any event within five Business Days) assign all Loans and Commitments then owned by such Person to another Lender (other than a Defaulting Lender) or a Person other than an Ineligible Institution and the Borrowers shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence, (B) no Disqualified Lender or Lender who has become a Disqualified Lender shall be permitted to (x) receive any information or reporting provided by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (C) for purposes of voting, any Loans, Commitments or participations held by such Disqualified Lender shall be deemed not to be outstanding and such Disqualified Lender shall have no voting or consent rights notwithstanding the provisions herein, (D) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Disqualified Lender shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Class so approves and (E) such Disqualified Lender shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Loan Document and such Disqualified Lender shall be treated in all other respects as a Defaulting Lender; provided, that if any Lender becomes a Disqualified Lender after the time such Lender initially became a Lender hereunder, and any assignment is made to such Lender after the time such Lender became a Disqualified Lender, the Commitments assigned to such Lender after the time such Lender became a Disqualified Lender (but no other Commitments of such Lender) shall be treated as an assignment to a Disqualified Lender other than with respect to clause (B) above.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) a Disqualified Lender, (d) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, or (e) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.
(iv)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(v)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(vi)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this subsection (b) and any written consent to such assignment required by this subsection (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)Any Lender may, without the consent of or notice to the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(d)Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. If the Borrower Representative reasonably believes that a participation has been sold by a Lender to a Disqualified Lender, the applicable Lender shall provide (upon receipt of written request from the Borrower Representative) written confirmation to the Borrower Representative either (1) confirming that no participations have been sold by such Lender to a Disqualified Lender or (2) if applicable, identifying the applicable Disqualified Lender to which it has sold a participation.
(e)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, or (ii) be permitted to be made to a Disqualified Lender.
(f)The Administrative Agent shall have the right, and the Borrower Representative hereby expressly authorizes the Administrative Agent, to provide to any requesting Lender, the Disqualified Institution List and any updates thereto. The Borrower Representative hereby agrees that any such requesting Lender may share the Disqualified Institution List with any potential assignee, transferee or participant. Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Disqualified Lender.
Section 9.05Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
Section 9.06Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.07Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE SECURED OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.
Section 9.09Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.
(b)Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant (other than a Disqualified Lender) in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations (other than a Disqualified Lender), (g) with the prior written consent of the Borrower Representative, (h) to holders of Equity Interests in the Company or any other Borrower, (i) to any Person providing a Guarantee of all or any portion of the Secured Obligations, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the disclosing party on a non-confidential basis from a source other than the Borrowers or (k) on a confidential basis to credit insurance providers, ratings agencies or the CUSIP Service Bureau. For the purposes of this Section, “Information” means all information received from the Borrowers, the Company or any of their subsidiaries relating to the Borrowers, the Company, any of their subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers, the Company or their subsidiaries and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry. For the avoidance of doubt, in no event will any disclosure of information be made to any Disqualified Lender. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
Section 9.14USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
Section 9.15Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
Section 9.16Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.18Marketing Consent. Subject to Section 9.12 with respect to Information, the Borrowers hereby authorize JPMCB and its affiliates, at JPMCB or its affiliates’ respective sole expense, to publish such tombstones and give such other publicity to this Agreement without the prior written approval of the Borrower Representative unless and until the Borrower Representative notifies JPMCB in writing that such authorization is revoked.
Section 9.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.20No Fiduciary Duty, etc. Each Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto. Each Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.
Section 9.21Intercreditor Agreement. Each Lender hereunder (and by its acceptance of the benefits of the Loan Documents, each other Secured Party) authorizes and instructs Administrative Agent to enter into any Acceptable Intercreditor Agreement and acknowledges (or is deemed to acknowledge) that the forms of an Acceptable Intercreditor Agreement attached hereto as Exhibits D-1 and D-2 were delivered, or made available, to such Lender. Each Lender hereby acknowledges that it has received and reviewed such forms of an Acceptable Intercreditor Agreement. Each of the Secured Parties agrees to be bound by any Acceptable Intercreditor Agreement. Any reference in this Agreement or any other Loan Document to “first priority lien” “or second priority” or words of similar effect in describing the Liens created hereunder or under any other Loan Document shall be understood to refer to such priority as set forth in any applicable Acceptable Intercreditor Agreement. Except to the extent set forth in any Acceptable Intercreditor Agreement, nothing in this Section 9.21 shall be construed to provide that any Loan Party is a third party beneficiary of the provisions of any Acceptable Intercreditor Agreement or may assert any rights, defenses or claims on account of any Acceptable Intercreditor Agreement or this Section 9.21 (other than as set forth in the last sentence hereof), and each Loan Party agrees that nothing in any Acceptable Intercreditor Agreement is intended or shall impair the obligation of any Loan Party to pay the obligations under this Agreement, or any other Loan Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors with respect to any Loan Party or except as expressly otherwise provided in any Acceptable Intercreditor Agreement as to a Loan Party’s obligations, such Loan Party’s properties. In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, prior to the payment in full of the Fixed Asset Facility Obligations to the extent that any Loan Party is required to (i) give physical possession over any Collateral constituting Fixed Assets to Administrative Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Fixed Assets are delivered to and held by the Fixed Asset Facility Collateral Agent pursuant to the applicable Acceptable Intercreditor Agreement and (ii) take any other action with respect to the Collateral constituting Fixed Assets or any proceeds thereof, including delivery of such Fixed Assets or proceeds thereof to Administrative Agent, such action shall be deemed satisfied to the extent undertaken with respect to the Fixed Asset Facility Collateral Agent.
Section 9.22Acknowledgement Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.23Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
Article X

[Reserved].
Article XI

The Borrower Representative.
Section 11.01Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

Section 11.02Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
Section 11.03Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
Section 11.04Notices. Each Borrower shall promptly notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall, to the extent required by Section 5.01, give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
Section 11.05Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
Section 11.06Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates and any incremental amendment. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
Section 11.07Reporting. To the extent requested by the Borrower Representative, each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.
(Signature Pages Follow)